As filed with the Securities and Exchange Commission on
                           Registration No.  333-87001
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                             -----------------------

                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                                  PIXTECH, INC.
             (Exact name of Registrant as specified in its charter)
             ------------------------------------------------------

          Delaware                     3679                       04-3214691
          --------                     ----                       ----------
(State or other jurisdiction   (Primary Standard Industrial    (I.R.S. Employer
      of incorporation)         Classification Code Number)  Identification No.)

     AVENUE OLIVIER PERROY, 13790 ROUSSET, FRANCE, 011 33 4-42-29-10-00 AND
             2700 AUGUSTINE DRIVE, SUITE 255, SANTA CLARA, CA 95054
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)
                    -----------------------------------------

                       MARIE BOEM, CHIEF FINANCIAL OFFICER
                                  PIXTECH, INC.
                  AVENUE OLIVIER PERROY, 13790 ROUSSET, FRANCE
                              011-33-4-42-29-10-00
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 with copies to:
                             RICHARD B. SMITH, ESQ.
                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108
                                 (617) 573-0100

Approximate date of commencement of proposed sale to the public: From time to time after this Post-Effective Amendment to the Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

The registrant hereby amends this Post-Effective Amendment No. 2 to Registration Statement on Form S-1, File No. 333-87001, on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this Post-Effective Amendment No. 2 shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Post-Effective Amendment No. 2 shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  PixTech, Inc.
                          (a development stage company)

                                   PROSPECTUS
                    Subject to Completion, dated May 23, 2001

                                16,100,000 Shares

                                  PIXTECH, INC.

                                  Common Stock


     This  prospectus  may  be  used  only  in  connection  with  the  resale:

     (i) by Kingsbridge Capital Limited, from time to time, of up to 15,100,000 shares of the common stock of PixTech as follows:

          - 15,000,000 shares of common stock which may be issued by us to Kingsbridge pursuant to an equity line agreement; and

          - 100,000 shares of common stock issuable upon exercise of a warrant held by Kingsbridge; and

     (ii) by Sumitomo Corporation, from time to time, of up to 1,000,000 shares of common stock to be issued upon conversion of a certain convertible note  issued  by  us  to  Sumitomo.

     To date, we have issued 2,628,104 shares of common stock to Kingsbridge under the equity line agreement and more than 1,000,000 shares of common stock to Sumitomo upon conversion of the convertible note.

     The price at which the common stock will be issued by us to Kingsbridge will be 88-90% of the market price of the stock on the date we issue shares, depending on certain factors described in the equity line agreement. The price at which the common stock was issued by us to Sumitomo was 80% of the market price of the stock on the date of conversion.

     Our common stock is listed on the Nasdaq National Market under the symbol "PIXT."

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5.

     The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  PixTech, Inc.
                          (a development stage company)

                                                             Page
PROSPECTUS SUMMARY. . . . . . . . . . . . . . . . . . . . .     4
RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . .     5
THE EQUITY LINE AGREEMENT . . . . . . . . . . . . . . . . .    11
SUMMARY CONSOLIDATED FINANCIAL INFORMATION. . . . . . . . .    12
PRICE RANGE OF OUR COMMON STOCK . . . . . . . . . . . . . .    13
DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . .    13
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . .    13
SELECTED CONSOLIDATED FINANCIAL DATA. . . . . . . . . . . .    14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS. . . . . . . . . . . . . . .    15
OUR BUSINESS. . . . . . . . . . . . . . . . . . . . . . . .    24
MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . .    31
EXECUTIVE COMPENSATION. . . . . . . . . . . . . . . . . . .    35
SHARE OWNERSHIP . . . . . . . . . . . . . . . . . . . . . .    38
SELLING STOCKHOLDERS. . . . . . . . . . . . . . . . . . . .    40
DESCRIPTION OF CAPITAL STOCK. . . . . . . . . . . . . . . .    41
PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . .    43
WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . .    45
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . .    45
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . .    45

                                  PixTech, Inc.
                          (a development stage company)

                               PROSPECTUS SUMMARY

     The  Offering

     PixTech and Kingsbridge entered into a private equity line agreement on August 9, 1999. This agreement entitles us to sell, from time to time, up to $15,000,000 (after deducting Kingsbridge's discount) worth of our common stock to Kingsbridge. Pursuant to the agreement, we have:

     - filed a registration statement for 15,000,000 shares of common stock which we may sell to Kingsbridge pursuant to the agreement, which Kingsbridge may offer to the public through this prospectus; and

     - issued a warrant to Kingsbridge to purchase 100,000 shares of our common stock at an exercise price of $2.30 per share. Shares issuable on exercise of the Kingsbridge warrant may also be offered to the public through this prospectus.

     On October 27, 1997, we issued a convertible note to Sumitomo. This note was fully converted into shares of our common stock in January and February 2000 at a price equal to 80% of the market price of our common stock at the time of conversion.

     Through this prospectus, Kingsbridge may offer to the public the common stock acquired under the equity line agreement and the warrant. Sumitomo has already completed its sales under this prospectus.


Shares Offered by the Selling      16,100,000 shares of common stock of PixTech,
Stockholders                       Inc.

Offering  Price                    Determined at the time of sale by the selling
                                   stockholders.

Common stock outstanding as of     56,045,198  shares
April 27, 2001

Use  of  Proceeds                  We  will  not  receive any of the proceeds of
                                   the  shares  offered  by  the  selling
                                   stockholders. Any proceeds we receive from the sale of common stock pursuant to the equity line agreement and the exercise of the warrant will be used primarily for general corporate purposes. See "Use of Proceeds."

Dividend  Policy                   We  currently  intend  to  retain  any future
                                   earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.
                                   See  "Dividend  Policy."

Nasdaq  National  Market  Symbol   PIXT

Addresses  and  Phone  Numbers     Avenue  Olivier  Perroy
                                   13790  Rousset,  France
                                   011-33-4-42-29-10-00

                                   2700  Augustine  Drive,  Suite  255
                                   Santa  Clara,  CA  95054
                                   408-986-8868

                                  PixTech, Inc.
                          (a development stage company)


                                  RISK FACTORS

     We are currently focused on the following activities, which we believe are necessary to the success of our business:

     - successfully implementing the manufacture of field emission displays by our Taiwanese contract manufacturer, Unipac;
     -    improving  our  manufacturing  processes  and  yields  at  Unipac;
     -    expanding  our  customer  base  and  product  offering,  and;
     - continuing the development of our field emission display technology, including the development of large and color field emission displays.

     You should carefully consider the following risks and issues, among others that are common among development stage companies such as ours. It is especially important to keep these risk factors in mind when reading forward-looking statements. These are statements that relate to future periods and include discussions relating to market opportunities, acquisition opportunities, revenues, stock price and our ability to compete. Generally, the words "anticipate," "believe," "expect," "intend" and similar expressions identify such forward-looking statements. Forward-looking statements involve risks and uncertainties, and our actual results could differ materially from the results discussed in the forward-looking statements because of these and other factors. We do not have any obligation to disclose if forward-looking statements, or the circumstances they are based on, change.

WE HAVE A HISTORY OF LOSSES AND ACCUMULATED DEFICIT THAT MAY CONTINUE IN THE FUTURE.

     We  have  a  history  of  losses  as  follows:

                              Operating Net Losses  Loss to Common Stockholders
                              --------------------  ---------------------------
Year Ended December 31, 2000  $       27.4 million  $              25.7 million
Year Ended December 31, 1999  $       26.5 million  $              28.9 million
Year Ended December 31, 1998  $       19.7 million  $              17.9 million
Year Ended December 31, 1997  $       15.8 million  $              14.7 million


     The losses were due in part to limited revenues and to various expenditures, including expenditures associated with:

     -    research  and  development  activities;
     -    pilot  production  activities;  and
     -    start-up  costs  for  volume  manufacturing  at  Unipac.

          We  expect  to  incur operating losses in the future due primarily to:

     - continuing research and development activities to develop field emission displays monochrome and color displays;
     -    manufacturing  ramp-up  costs  in  Taiwan;  and
     -    expansion  of  our  sales  and  marketing  activities.

     As a result of these losses, as of March 31, 2001, we had an accumulated deficit of $115.3 million. Our ability to achieve and maintain profitability is highly dependent upon the successful commercialization of our monochrome and color displays. We cannot assure you that we will ever be able to successfully commercialize our products or that we will ever achieve profitability.

                                  PixTech, Inc.
                          (a development stage company)

WE  WILL  NEED  ADDITIONAL  CAPITAL  IN  THE  FUTURE.

     We have incurred negative cash flows from operations since inception, and have expended, and will need to expend, substantial funds to complete our planned product development efforts, including:

     - continuous improvement of our manufacturing processes in order to achieve yields that will lead to an acceptable cost of products;
     - continuous product development activities in order to develop color displays that meet market requirements and to develop a range of products offered for sales;
     - continuous research and development activities in order to develop displays larger than 12-inch in diagonal; and
     -    expansion  of  our  marketing,  sales  and  distribution  activities.

     In addition to the above requirements, we expect that we will require additional capital either in the form of debt or equity, regardless of w hether and when we reach profitability, for the following activities:

     -    working  capital;
     - acquisition of manufacturing equipment to expand manufacturing capacity; and
     -    further  product  development.

     Our future capital requirements and the adequacy of our available funds depend on numerous factors, including:

     -    the  rate  of  increase  in  manufacturing  yields  by  Unipac;
     -    the  magnitude,  scope and results of our product development efforts;
     - the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;
     -    competing  technological  and  market  developments;  and
     - expansion of strategic alliances for the development, manufacturing, sale, marketing and distribution of our products.

IF WE FAIL TO CONTINUE TO MEET NASDAQ'S LISTING MAINTENANCE REQUIREMENTS, NASDAQ MAY DELIST OUR COMMON STOCK.

     There is a possibility that our common stock could be delisted from the Nasdaq National Market. While our common stock is currently quoted on the Nasdaq National Market, in order to remain quoted on the Nasdaq National Market, we must meet certain requirements with respect to:

     - market capitalization, the market value of all outstanding shares of our common stock;
     - public float, the number of outstanding shares of Common stock held by those not affiliated with us;
     -    market  value  of  our  public  float;
     -    market  price  of  our  common  stock;
     -    number  of  market  makers;
     -    number  of  shareholders;
     - net tangible assets, total assets minus total liabilities and intangible assets.

     If the price of our common stock were to remain below $1.00, Nasdaq may approach us regarding our continued listing on the Nasdaq National Market. If Nasdaq were to begin delisting proceedings against us, it could reduce the level of liquidity currently available to our stockholders.

     In order to continue to be listed on Nasdaq, the minimum bid price of our common stock must stay above $1.00. In addition to the fluctuations of the market in general and our common stock in particular, our stock price could be impacted from selling activities of our large corporate investors. This may drive the minimum bid price of our common stock below $1.00, thus violating a Nasdaq maintenance requirement. During the period from April 4, 2001 through April 10, 2001, on May 9, 2001 and from May 17, 2001 through May 18, 2001, the closing price for our stock was below $1.00.

                                  PixTech, Inc.
                          (a development stage company)

     If our common stock is delisted from the Nasdaq National Market, we could apply to have the common stock quoted on the Nasdaq SmallCap Market. The Nasdaq SmallCap Market has a similar set of criteria for initial and continued quotation. We may not, however, meet the requirements for initial or continued quotation on the Nasdaq SmallCap Market. If we were not able to meet the requirements of the Nasdaq SmallCap Market, trading of our common stock could be conducted on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements, in what is commonly referred to as the "pink sheets."

     In  addition,  if  our  common stock were delisted from the Nasdaq National
Market, we may not have the right to obtain funds under the equity line agreement and it could be more difficult for us to obtain future financing. In addition, if our common stock is delisted, investors' interest in our common stock would be reduced, which would materially and adversely affect trading in, and the price of, our common stock.

BECAUSE WE USE A SINGLE CONTRACT MANUFACTURER TO MANUFACTURE OUR FIELD EMISSION DISPLAYS WE MAY BE UNABLE TO OBTAIN AN ADEQUATE SUPPLY OF PRODUCTS AND WE MAY HAVE LESS CONTROL OVER COST.

     Unipac, a liquid crystal display manufacturer and an affiliate of United Microelectronics Corporation, is our only contract manufacturer. In the future, we expect that the products that will be manufactured at Unipac and sold to our customers will represent the majority of our revenues. If we are not able to implement our manufacturing plans with Unipac as we expect, we will not be able to ship medium to large volumes of field emission display products. Moreover, we will have less control over the cost of the finished products, the timeliness of their delivery and their reliability and quality. We are also dependent on Unipac's overall manufacturing strategy. Changes of these strategy could require the set-up of another manufacturing site. This situation would materially adversely affect our revenues and cost of producing products.

     Expectations about the final timing of this manufacturing plan with Unipac are forward-looking statements reflecting our risks and uncertainties, including the ease or difficulty of the transfer of the field emission display technology to Unipac, and Unipac's overall manufacturing strategy.

     Our failure to adequately manage this contract manufacturing relationship or any delays in the shipment of our products would adversely affect us.

OUR MANUFACTURING PROCESSES ARE STILL UNDER DEVELOPMENT AND WE STILL NEED TO OBTAIN COMMERCIALLY ACCEPTABLE YIELDS AND ACCEPTABLE COSTS OF PRODUCTS OR OUR COSTS TO PRODUCE OUR DISPLAYS WILL BE TOO HIGH FOR US TO BE PROFITABLE

     In order for us to succeed, we must continue to develop and produce a range of products incorporating our field emission display technology. At this time, we have successfully developed only one monochrome field emission display product that has been incorporated into a commercial end-user application and that is being targeted at various markets. We will need to complete the development of additional field emission display products to enlarge our market opportunity, and there is no guarantee that we will succeed in these development efforts. If we do not develop these new products, we will need to rely on sales of a single product to be successful.

     We have used our manufacturing facility in Montpellier, France to develop manufacturing processes but it has produced only a limited number of products suitable for sale. Additionally, to date, we have not completed testing of our manufacturing processes at Unipac. In order for us to be successful, we must improve our manufacturing yields in order to demonstrate the low cost potential of our field emission display technology. Even if we succeed in completing the development and testing of our manufacturing processes, we can not be sure that the favorable characteristics demonstrated by our current displays manufactured at our pilot manufacturing facility will be reproduced on a cost-effective basis in commercial production.

     We have, at this time, encountered a number of delays in the development of our products and processes, and it is possible that further delays will occur. Any significant delays could cause us to miss certain market opportunities and could reduce our product sales.

WE NEED TO FURTHER ENHANCE OUR DISPLAY PERFORMANCE OF OUR COLOR DISPLAYS OR OUR DISPLAYS MAY NEVER BE ACCEPTED BY A LARGE NUMBER OF POTENTIAL CUSTOMERS.

     We may never improve the performance characteristics of our color displays to a level that is commercially acceptable or we may fail to do so on a timely basis. Either case could result in potential customers not buying our products. Key elements of display performance are brightness, power efficiency and stability over time (lifetime and reliability). We are seeking to balance brightness with power efficiency to produce bright and low power-consumption displays. Display reliability depends on a large number of factors, including the manufacturing process used in assembling the displays as well as the characteristics of the materials, including phosphors, used in the display. In order to produce color displays that will provide the product life and other characteristics necessary for most applications, we need to make further advances in our manufacturing processes and in the selection of the materials we use.

WE MAY NEVER BE ABLE TO FUND THE RESEARCH AND DEVELOPMENT ACTIVITIES NEEDED TO DEVELOP LARGE DISPLAYS.

     We need to conduct a significant research and development effort for our current 12-inch field emission display prototype to be manufactured in volume at an acceptable cost. We may never be able to fund that effort. Even if we were able to develop a product that could be manufactured, we would have to locate or build a manufacturing facility to produce our displays. Currently, Unipac has a facility and equipment to build small displays only. We may not be able to fund the amount needed in order to acquire or build a manufacturing facility for our large displays. If we are unable to develop or manufacture large displays, we will miss large market opportunities for flat panel displays.
WE FACE INTENSE COMPETITION AND NEED TO COMPETE WITH CURRENT AND FUTURE COMPETING TECHNOLOGIES THAT MAY OUTPERFORM OUR DISPLAYS THUS MAKING OUR DISPLAY UNDESIRABLE.

     Our competitors may succeed in developing products that outperform our displays or that are more cost effective. If our competitors develop products that offer significant advantages over our products and we are unable to improve our technology, or develop or acquire alternative technology that is more competitive, we may not be able to sell our displays.

     Products utilizing liquid crystal display technology currently dominate the market for flat panel display products. Certain liquid crystal display manufacturers, such as Canon, Sharp, NEC, Hitachi, Samsung and Toshiba, have substantially greater name recognition and financial, technological, marketing and other resources than we do. Currently liquid crystal displays are in short demand and independent forecasts predict that this may continue over a certain period of time. However, liquid crystal display manufacturers have made, and continue to make, substantial investments in increasing capacity as well as product performance. We believe that, over time, these investments in capacity, combined with new competitors entering the flat panel displays market, may cause over-supply conditions and may have the effect of reducing average selling prices of flat panel displays. To effectively compete, we could be required to increase the performance of our products or reduce prices. In the event of price reductions, we will not be able to maintain gross margins unless we reduce our cost of sales.

     There are a number of domestic and international companies developing and marketing display devices using alternative technologies to liquid crystal display technology, such as vacuum fluorescent displays, electro-luminescent panels and plasma panels. Additionally, some of the basic field emission display technology is in the public domain and, as a result, we have a number of potential direct competitors developing field emission displays or developing fundamental field emission displays technology. These companies, including Canon, Futaba, Sony, Fujitsu, Samsung and Toshiba, as well as smaller companies, including Candescent and Silicon Diamond Technology. Although we own the rights to significant technological advances in field emission display technology, potential competitors may have developed or may soon develop comparable or superior field emission display technology. Many of the developers of alternative flat panel display and competing field emission display technologies have substantially greater name recognition and financial, research and development, manufacturing and marketing resources than we do, and have made and continue to make substantial investments in improving their technologies and manufacturing processes.

                                  PixTech, Inc.
                          (a development stage company)

BECAUSE POTENTIAL CUSTOMERS MAY NOT ACCEPT OUR PRODUCTS WE MAY NEVER SELL THE NUMBER OF DISPLAYS REQUIRED TO MAKE OUR BUSINESS PROFITABLE.

     We are uncertain about the potential size and timing of our target market opportunities. We anticipate marketing our displays to original equipment manufacturer customers, which are customers that will incorporate our product into their final product. It is possible that demand for any particular product by these customers will not last or that new markets will fail to develop as we expect, or at all. Our ability to have consumer products sold that incorporate our displays will depend, in part, on the following factors:

     - whether original equipment manufacturers select our products for incorporation into their products;
     - the successful introduction of such products by the original equipment manufacturers; and
     - the successful commercialization of products developed by parties incorporating our products.

It takes a long time for any product to achieve market success, and any success is never certain. The introduction of new products is often delayed by the need to have the products selected by an original equipment manufacturer and designed into the original equipment manufacturer's products. For certain products, the delay attributable to a manufacturer's design cycle may be a year or longer. Factors affecting the length of these delays include:

     -    the  size  of  the  manufacturer;
     -    the  type  of  application;  and
     - whether the displays are being designed into new products or fitted into existing applications.

     If volume production of such products is delayed for any reason, our competitors may introduce new technologies or refine existing technologies that could diminish the commercial acceptance of our products.

WE  HAVE  LIMITED  SALES,  MARKETING  AND  DISTRIBUTION  CAPABILITIES.

     We have limited internal sales, marketing and distribution experience and capabilities. We are a development stage company with small product sales.
Consequently, we had not established significant sales, marketing, or distribution operations within our company. Recently, however, we have begun selling our displays to customers. We will not be able to develop significant revenues from the sales of our products unless we can attract and retain highly qualified employees to market and oversee the distribution of our products. If we are unable to establish and maintain significant sales, marketing and distribution efforts, either internally or through arrangements with third parties, we may not be able to generate revenues.

WE MAY HAVE DIFFICULTY PROTECTING PATENTS AND OTHER PROPRIETARY RIGHTS TO OUR TECHNOLOGY AND MAY THEREFORE BE UNABLE TO PREVENT COMPETITORS FROM USING OUR TECHNOLOGY.

     We have been granted, have filed applications for, and have been licensed under a number of patents in the United States and other countries. We rely on these patents and licenses for an advantage in our industry and any infringement of these patents and licenses will lessen our advantage. However, rights granted under patents may not provide us with any competitive advantage over competitors with similar technology, and any issued patents may not contain claims sufficiently broad to protect against these competitors.

     We have not conducted an independent review of patents issued to other companies. We cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions because patent applications in the United States are maintained in secrecy until patents issue and the publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by several months. Competitors in both the United States and other countries may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with our ability to make and sell our products.

                                  PixTech, Inc.
                          (a development stage company)

     We also rely on unpatented, proprietary technology, which is significant to the development and manufacture of our displays. Others may independently develop the same or similar technology or obtain access to our unpatented technology. If we are unable to maintain the proprietary nature of our technologies, our competitors may develop products using our technology.

     Moreover, claims that our products infringe on the proprietary rights of others are more likely to be asserted after we begin commercial sales of products using our technology. It is possible that competitors will infringe our patents. Defending and prosecuting patent suits is costly and time consuming. The adverse outcome of a patent suit could subject us to significant liabilities to other parties.

BECAUSE A LARGE PERCENTAGE OF OUR NET ASSETS AND OUR COSTS IS EXPRESSED IN EUROS, CURRENCY FLUCTUATIONS MAY CAUSE GAINS OR LOSSES.

     A large percentage of our net assets and of our costs is expressed in Euros, but our financial statements are stated in U.S. dollars. In 1998, 50% of our assets and 60% of our costs, in 1999, 37% of our assets and 69% of our costs and in 2000, 46% of our assets, and 67% of our losses were expressed in Euros. Fluctuations of the value of the U.S. dollar versus the Euro may cause significant gains or losses. Most of our capital lease obligations are expressed in Taiwanese dollars and thus fluctuations of the value of the Taiwanese dollar versus the Euro may also cause significant foreign exchange gains or losses.

CERTAIN ANTI-TAKEOVER PROVISIONS THAT WE HAVE INSTITUTED MAY LIMIT OUR STOCK PRICE.

     Certain provisions of our restated certificate of incorporation and by-laws may discourage a third party from offering to purchase our company and may also adversely affect the market price of our common stock. These provisions, therefore, inhibit actions that would result in a change in control of our company, including an action that may give the holders of our common stock the opportunity to realize a premium over the then-prevailing market price of their stock.

     In addition, under our restated certificate of incorporation we can issue preferred stock with such designations, rights and preferences as our board of directors determines from time to time. We do not currently intend to issue any additional shares of preferred stock, but we retain the right to do so in the future.

     Furthermore, we are subject to Section 203 of the Delaware General Corporation Law, which may discourage takeover attempts.

OUR  BUSINESS  MAY  SUFFER  IF WE ARE UNABLE TO ATTRACT OR RETAIN KEY PERSONNEL.

     We are highly dependent on the principal members of our management and staff, the loss of whose services might significantly delay or prevent the achievement of research, development or strategic objectives. Our success depends on our ability to retain key employees and to attract additional qualified employees. Competition for such personnel is intense, and we may not be able to retain existing personnel and to attract, assimilate or retain additional highly qualified employees in the future.

                                  PixTech, Inc.
                          (a development stage company)

                            THE EQUITY LINE AGREEMENT

     On August 9, 1999, we entered into the equity line agreement with Kingsbridge, pursuant to which, subject to the satisfaction of certain conditions, we may issue and sell, from time to time, up to an aggregate of $15,000,000, after deducting discounts, of our common stock.

     Beginning on September 27, 1999, the date the registration statement, of which this prospectus forms a part, was declared effective by the SEC, and continuing for a period of 24 months thereafter, we may from time to time in our sole discretion sell, or put, shares of our common stock to Kingsbridge at a price equal to 90% of the then current average market price of our common stock, if the current average market price is greater than or equal to $3.00 per share, or 88% of the then current average market price if the current average market price is less than $3.00 per share. The current average market price of our common stock, for purposes of calculating the purchase price, is the average of the lowest trading prices of our common stock on the Nasdaq National Market for the five days beginning two days before and ending two days after we notify
Kingsbridge  of  our  intention  to  put  common  stock.

     To date, we have sold $6,000,000 worth of our common stock to Kingsbridge under the equity line agreement, a total of 2,628,104 shares.

     There are many conditions in the equity line agreement, and we may not be able to satisfy all conditions required under the equity line agreement to put additional shares to Kingsbridge. If we fail to maintain the quotation of our common stock on the Nasdaq National Market, we may not be able to sell additional common stock pursuant to the equity line agreement. See "Risk Factors
- If We Fail To Continue To Meet Nasdaq's Listing Maintenance Requirement, Nasdaq May Delist Our Common Stock." In addition, the amount of shares that we can put to Kingsbridge depends on our trading price and trading volume. Also, we cannot put shares to Kingsbridge at a time when we have not publicly disclosed material information about our company. Kingsbridge has agreed that it will not engage in short sales of our common stock except that it may engage in short sales or other hedging investments for three days after we notify Kingsbridge of a put, as long as the number of shares sold short or used for hedging does not exceed the number of shares being sold to Kingsbridge under the put.

     We have filed a registration statement, of which this prospectus forms a part, in order to permit Kingsbridge to resell to the public any common stock it buys pursuant to the equity line agreement. Kingsbridge may be entitled to indemnification by us for lawsuits based on language in this prospectus. We will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the Securities Act and the rules and regulations promulgated under it, in order to keep it effective as long as shares covered by the prospectus have not been sold by Kingsbridge. We have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement.

     In conjunction with the equity line agreement, on August 9, 1999, we issued to Kingsbridge a warrant to purchase 100,000 shares of our common stock at an exercise price of $2.30 per share. The Kingsbridge warrant is exercisable through February 6, 2003.

     The warrant contains provisions that protect Kingsbridge against dilution by adjustment of the exercise price and the number of shares issuable there under upon the occurrence of certain events, such as a merger, stock split or reverse stock split, stock dividend or recapitalization. The exercise price of the Kingsbridge warrant is payable either in cash or by cashless exercise. In a cashless exercise, the number of shares of common stock issuable pursuant to the warrant having a fair market value at the time of exercise equal to the aggregate exercise price are cancelled as payment of the exercise price.

                                  PixTech, Inc.
                          (a development stage company)

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following tables set forth our summary consolidated financial data. The summary consolidated financial data as of December 31, 1998, 1999 and 2000 and for the years then ended are derived from consolidated financial statements included elsewhere in this prospectus which have been audited by Ernst & Young, independent auditors. The summary consolidated financial data as of December 31, 1996 and 1997 and for the years then ended are derived from audited consolidated financial statements not included in this prospectus. The selected financial data for the three months period ended March 31, 2000 and 2001 has been derived from the unaudited consolidated financial statements of PixTech, Inc. that are included elsewhere in this prospectus. You should read this data in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                                          THREE MONTHS ENDED
                                                              FISCAL YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                 -------------------------------------------------------
                                                    1996        1997       1998       1999       2000       2000       2001
                                                 -----------  ---------  ---------  ---------  ---------  ---------  --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                                               (UNAUDITED)
OPERATIONS
Total revenues. . . . . . . . . . . . . . . . .  $    7,644   $  3,819   $  3,652   $  5,392   $  6,340   $  1,990   $ 1,149
Loss from operations  . . . . . . . . . . . . .     (12,041)   (15,774)   (19,686)   (26,487)   (27,415)    (7,075)   (7,010)
Net loss  . . . . . . . . . . . . . . . . . . .     (11,719)   (14,664)   (17,863)   (28,427)   (25,678)    (6,687)   (7,071)
Net loss to holders of common stock  .. . . . .     (11,719)   (14,664)   (17,875)   (28,940)   (25,794)    (6,776)   (7,074)
Net loss per share  . . . . . . . . . . . . . .       (1.44)     (1.12)     (1.23)     (1.26)     (0.51)     (0.16)    (0.13)

Shares used in computing net loss per share  ..       8,137     13,140     14,548     22,948     50,662     40,562    55,948

                                                                                                           THREE MONTHS ENDED
                                                                FISCAL YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                 -------------------------------------------------------  -------------------
                                                       1996       1997       1998       1999       2000       2000      2001
                                                 -----------  ---------  ---------  ---------  ---------  ---------  --------
                                                                         (IN THOUSANDS)
                                                                                                               (UNAUDITED)
BALANCE SHEET
Working deficit / capital  .. . . . . . . . . .        (859)     9,290        145    (17,740)    (8,259)   (10,554)   (6,356)
Total assets, less current assets  .. . . . . .      19,701     24,058     32,592     32,313     19,495     25,691    17,415
Long term liabilities, less current portion  ..       6,743     14,568     19,480     11,019      8,712      5,634     9,007
Stockholders' equity  . . . . . . . . . . . . .      12,099     18,780     13,257     19,884     20,204     22,672    13,337

                                  PixTech, Inc.
                          (a development stage company)

                         PRICE RANGE OF OUR COMMON STOCK

     Our common stock is currently quoted on the Nasdaq National Market under the symbol "PIXT." For each quarter since the beginning of 1999, the high and low trading prices for our common stock, as reported by Nasdaq, were as follows:



                               HIGH      LOW
                              -------  --------
YEAR ENDED DECEMBER 31, 1999
 First Quarter                $3 5/16  $  1 1/2
 Second Quarter               $ 2 5/8  $11 1/32
 Third Quarter                $ 2 1/4  $1 15/32
 Fourth Quarter               $ 2 5/8  $  1 1/2

YEAR ENDED DECEMBER 31, 2000
 First Quarter                $11 5/8  $  1 3/4
 Second Quarter               $ 5 1/8  $  1 7/8
 Third Quarter                $ 4 5/7  $ 1 8/15
 Fourth Quarter
                              $ 2 3/4  $0 15/16
YEAR ENDED DECEMBER 31, 2001
 First Quarter                      2        1



     The foregoing bid quotations reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions. As of May 1, 2001, there were approximately 79 holders of record of our common stock.

                                 DIVIDEND POLICY

     We have never paid or declared any cash dividends on our common stock. We currently intend to retain any future earnings for our business and, therefore, do not anticipate paying cash dividends in the foreseeable future. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements, restrictions in loan agreements and on other factors our board of directors, in their discretion, may consider relevant.

                                 USE OF PROCEEDS

     The proceeds from the sale of the common stock will be received by the selling stockholders. We will receive no proceeds from the sale of the common stock offered in this prospectus. However, we will receive the put price pursuant to the equity line agreement to the extent that our common stock is sold under the equity line agreement. The put price equals 88-90% of the then current average market price of our common stock, as determined by the equity line agreement. We may also receive proceeds relating to the exercise, if any, of the warrant. See "The Equity Line Agreement" on page 11. We intend to use the proceeds from puts and the exercise of the warrant to support general corporate purposes, including continuous support of our manufacturing plans at Unipac and development of our color and large field emission displays.

                                  PixTech, Inc.
                          (a development stage company)

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (in thousands except per share data)

     The following tables set forth our selected consolidated financial data. The selected consolidated financial data as of December 31, 1998, 1999 and 2000 and for the years then ended are derived from consolidated financial statements included elsewhere in this prospectus which have been audited by Ernst & Young, independent auditors. The selected consolidated financial data as of December 31, 1996 and 1997 and for the years then ended are derived from audited consolidated financial statements not included in this prospectus. The selected consolidated financial data for the three months ended March 31, 2000 and 2001 have been derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. You should read this data in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                               THREE  MONTHS  ENDED
                                                     FISCAL  YEAR  ENDED  DECEMBER  31,             MARCH  31,
OPERATIONS                                1996       1997       1998       1999       2000       2000       2001
                                        ---------  ---------  ---------  ---------  ---------  ---------  --------
                                                                                                   (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue
      Corporation and license
      revenues.                         $  5,440   $  1,932   $  1,239   $     --   $     --   $     --   $    --
      Product sales                          791        745        445        484        331         86        51
      Other revenues.                      1,413      1,142      1,968      4,908      6,009      1,904     1,098
                                        ---------  ---------  ---------  ---------  ---------  ---------  --------
Total revenues.                            7,644      3,819      3,652      5,392      6,340      1,990     1,149
Operating Expenses
   Research and development:
      Acquisition of intellectual
      property rights                         --         --       (125)       (75)       (57)       (57)       --
      Other research and
      development.                       (15,848)   (15,497)   (19,289)   (27,181)   (29,514)    (7,794)   (7,196)
                                        ---------  ---------  ---------  ---------  ---------  ---------  --------
                                         (15,848)   (15,497)   (19,414)   (27,256)   (29,571)    (7,851)   (7,196)
      Sales and marketing                 (1,089)    (1,496)    (1,433)    (1,279)    (1,105)      (313)     (200)
      General and administrative.         (2,703)    (2,419)    (2,515)    (2,983)    (2,769)      (813)     (760)
                                        =========  =========  =========  =========  =========  =========  ========
Total operating expenses.                (19,640)   (19,412)   (23,362)   (31,518)   (33,445)    (8,977)   (8,156)
Loss from operations                     (12,041)   (15,774)   (19,686)   (26,487)   (27,415)    (7,075)   (7,010)
Other income/(expenses)
      Interest income (expense), net.         66        470       (708)      (864)       692         29       103
      Foreign exchange gains (losses)        256         54        372     (1,076)       857        359      (190)
      Other                                   --         --         --         --        188         --        26
Loss before income tax benefit           (11,719)   (15,250)   (20,022)   (28,427)   (25,678)    (6,687)   (7,071)
Income tax benefit.                           --        586      2,159         --         --         --        --
Net loss                                 (11,719)   (14,664)   (17,863)   (28,427)   (25,678)    (6,687)   (7,071)

Net loss to holders of Common Stock      (11,719)   (14,664)   (17,875)   (28,940)   (25,794)    (6,776)   (7,074)
Net loss per share                         (1.44)     (1.12)     (1.23)     (1.26)      (.51)      (.16)     (.13)
Shares used in computing net loss
per share                                  8,137     13,140     14,548     22,948     50,662     40,562    55,948

                                                                                               THREE  MONTHS  ENDED
BALANCE SHEET                                        FISCAL  YEAR  ENDED  DECEMBER  31,             MARCH  31,
                                            1996       1997       1998       1999       2000       2000      2001
                                        ---------  ---------  ---------  ---------  ---------  ---------  --------
                                                                                                  (UNAUDITED)
                                                                      (IN THOUSANDS)

Working deficit / capital                   (859)     9,290        145    (17,740)    (8,259)   (10,554)   (6,356)
Total assets, less current assets         19,701     24,058     32,592     32,313     19,495     25,691    17,415
Total assets.                             29,565     41,648     47,394     51,169     39,716     41,523    31,563
Long term liabilities, less current
portion                                    6,743     14,568     19,480     11,019      8,712      5,634     9,007
Total long term debt(1)                    4,709     13,428     22,389     21,302      9,435      9,202     8,924
Stockholders' equity.                     12,099     18,780     13,257     19,884     20,204     22,672    13,337

(1)  Including  capital  leases  and  current  portion.

                                  PixTech, Inc.
                          (a development stage company)

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     This Management Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements reflecting management's current expectation regarding our future financial performance. Such expectations are based on certain assumptions and involve risks and uncertainties. These uncertainties include, but are not limited to, the risk associated with transitioning to high volume manufacturing of field emission display at Unipac, product demand and market acceptance risks, the commitment of Unipac and/or of our licensees, our ability to grant other licenses under field emission display technology, the validity and enforceability of our patent rights, possible infringement by us of patent rights of others, the impact of competitive products and prices, product development risks, commercialization difficulties and technological delays or difficulties. See also "Outlook: Issues and Risks" described more fully in our Annual Report on Form 10-K for year ended December 31, 2000 (pages 18 to 23) filed with the Securities and Exchange Commission on March 30, 2001.

OVERVIEW

     PixTech was founded in June 1992 to develop and commercialize field emission displays. Since inception, we have been a development stage company and our operating activities related primarily to raising capital, conducting research and development activities, concluding cooperation and license agreements with certain displays manufacturers, including Motorola, Inc. and Futaba Corporation, and establishing manufacturing capabilities for our field emission displays.

Pursuant to a contract manufacturing agreement signed with Unipac in May 1997, and after the adaptation of Unipac's plant, including addition of certain equipment and the transfer of our manufacturing processes, we are producing fully qualified displays at Unipac. While current shipments of field emission displays are still below our expectations, we expect to increase significantly the production volumes throughout the year 2001. However, we do not anticipate generating positive gross margins on our sales of products in the year 2001.

In March 1999, we acquired certain assets of Micron Technology, Inc. relating to field emission displays including equipment and other tangible assets, certain contract rights and cash. The accompanying financial statements reflect the acquisition of assets for a cost of $17,932,000 and the assumption of certain liabilities in the amount of $2,958,000 in consideration of the issuance of 7,133,562 shares of common stock and a warrant to purchase 310,000 shares of common stock.

     Our  revenues  from  2000  resulted  mainly  from  the  DARPA  contract.

Under a license agreement with the French Atomic Energy Commission, we are obligated to make royalty payments on our product sales and to pass-through a portion of royalties on sales of royalty-bearing products by our sublicenses. Under an amendment to the Laboratoire d'Electronique, de Technologie et d'Instrumentation license agreement signed in 1997, the royalty rates and minimum payments payable to French Atomic Energy Commission were temporarily increased for a period of three years.

     Royalty  amounts  accrued  under  this  agreement  were:

                            Year     Royalty Amount
                          --------  ----------------
                          1996   .  $        45,000
                          1997   .  $       109,000
                          1998   .  $       308,000
                          1999   .  $       364,000
                          2000   .  $       279,000
     (See notes to consolidated financial statements-note 16-related party transactions).

                                  PixTech, Inc.
                          (a development stage company)

     All of our expenses to date, except royalties and pass-through expenses payable to French Atomic Energy Commission and tax expenses directly associated with revenues from cooperation and license agreements, have been recorded as operating expenses, since we have not shipped enough products to determine a meaningful cost of products sold category.

     We have incurred cumulative losses of $115.332 million from inception to March 31, 2001. We have recorded operating losses every quarter since 1996, and we expect to incur additional operating losses. The magnitude and duration of our future losses will depend on a number of factors within and outside of our control, including the rate at which we can successfully manufacture and commercialize our field emission displays, if at all, and the related costs of such efforts. Successful commercialization of our displays will in turn depend on a number of factors, including the successful development of sufficient market demand for our products.

RESULTS OF OPERATIONS: THE THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2000

     Product  Sales
     --------------
     We recognized product sales of $51,000 in the three-month period ended March 31, 2001 as compared to $86,000 in the three-month period ended March 31, 2000. In the three-month period ended March 31, 2001 and 2000, product revenues primarily consisted of shipments of displays sold at volume prices to Zoll Medical. Since the last quarter of 1998, we have been shipping field emission displays manufactured by our contract manufacturer, Unipac, to our customers in limited quantities.

     Other  Revenues
     ---------------
     Other revenues consist of funding under various public development contracts and other miscellaneous revenues. We recognized other revenues of $1,098,000 for the three-month period ended March 31, 2001, as compared to $1,904,000 in the same period of 2000. Of these revenues, in the three-month period ending March 31, 2001, $1,083,000 was related to a development contract awarded to us by DARPA (Defense Advanced Research Projects Agency) in August 1999 and for which we had received additional funding in April 2000 and January 2001. Under the terms of this DARPA contract, we recognized and received a total amount of $4.7 million, which represented the entire amount of this initial DARPA funding. In April 2000, we began development efforts on a 12.1-inch color field emission display under the same DARPA contract of which we have received $4,965,000 as of March 31, 2001. We announced the successful delivery of the 12.1-inch full color field emission displays to U.S. Army on August 14, 2000. Then, in January 2001, we were awarded for an additional funding for the continued development of the 12.1-inch color, high voltage field emission display technology. As of March 31, 2001, the remaining DARPA funding that we are entitled to receive is approximately $4.5 million.


     Other  Research  and  Development  Expenses
     -------------------------------------------
     We have spent $7.2 million for research and development during the three-month period ended March 31, 2001 as compared to $7.8 million in the same period of 2000. This decrease is mainly due to lower depreciation costs as major equipment in our pilot plant in Montpellier have been acquired in 1994 and 1995 and are now fully amortized, as well as a decrease in rental costs and property tax.

     Sales  and  Marketing  Expenses
     -------------------------------
     Sales and marketing expenses decreased 37% from $313,000 in the three-month period ended March 31, 2000 to $200,000 in the three-month period ended March 31, 2001. In 2000 we reported our investors relation expenses in sales and marketing, while this year investor relations expenses are included in the general and administration expenses. However, we believe sales and marketing expenses may increase in the future, reflecting the expansion of our sales and marketing organization both in the United States and in Europe.

                                  PixTech, Inc.
                          (a development stage company)

     General  and  Administrative  Expenses
     --------------------------------------
     We spent $760,000 in general and administrative during the three-month period ended March 31, 2001, compared to $813,000 during the same period in 2000. This decrease reflects a decrease in consulting and legal fees from the previous year.

     Interest  Income  (Expense),  Net
     ---------------------------------
     Interest income is comprised of interest on available and restricted cash. Interest expense is comprised of interest payable on long-term obligations. Net interest income was $103,000 in the three-month period ended March 31, 2001, compared to a net interest income of $29,000 in the same period of 2000 due to higher cash balances invested in money market instruments.

     Currency  Fluctuations
     ----------------------
     Although a significant portion of our revenues is denominated in U.S. dollars, a substantial portion of our operating expenses is denominated in Euros. Gains and losses on the conversion to U.S. dollars of assets and liabilities denominated in Euros may contribute to fluctuations in our results of operations, which are reported in U.S. dollars. Most of our capital lease obligations are expressed in Taiwanese dollars. In the past, fluctuations of the parity of the Taiwanese dollar versus the Euro caused significant foreign exchange gains or losses and may continue to do so in the future. We recorded a net foreign exchange loss of $190,000 in the first quarter of 2001 compared to a net foreign exchange gain of $359,000 during the same period last year. We cannot predict the effect of exchange rate fluctuations on future operating results. To date, we have not undertaken hedging transactions to cover our currency exposure, but we may do so in the future.


LIQUIDITY AND CAPITAL RESOURCES: THE THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2000


     Cash used in operations was $5.0 million during the three-month period ended March 31, 2001, compared to $3.9 million in the three-month period ended March 31, 2000.

     Capital expenditures were $334,000 during the three-month period ended March 31, 2001, compared to $761,000 during the same period in 2000. These capital expenditures exclude assets acquired under capital lease obligations. During the three-month period ended March 31, 2001, capital expenditures were focused on our virtual private worldwide network, and research and development equipment to improve our new projects. Implementing volume production at Unipac's manufacturing plant required significant capital expenditure. Pursuant to the Foundry Agreement, Unipac funded $14.7 million in capital expenditures for equipment. A portion of that equipment is leased to us and the gross amount of this equipment is $10.1 million as of March 31, 2001. We expect that additional capital expenditures will be required by the end of 2001 and in 2002, and that we will increase capacity at Unipac and complete implementation of manufacturing processes for both monochrome and color products.

     During the three-month period ended March 31, 2001, restricted cash was reclassified as cash available in the amount of $208,000. Restricted cash was related to the security interest corresponding to the guaranty granted to Unipac in connection with the purchase and funding by Unipac of volume field emission displays production equipment. In March 2000, pursuant to an agreement dated December 17, 1999 signed with Unipac, the guaranty was reduced by $5.0 million in consideration of a payment in cash of the same amount to Unipac. Pursuant to the terms of this agreement, this $5.0 million payment will be considered as a prepayment against our future payments to Unipac related to the equipment leased by Unipac to us. Consequently, the amount of the security interest to the banks was reduced by the same amount and amounted to $1,041,000 at March 31, 2001.

     Cash used in financing activities was $312,000 in the three-month period ended March 31, 2001, compared to $2.5 million used in the three-month period ended March 31, 2000. In the three-month period ended March 31, 2001, we used cash for repayment of long-term borrowing. In the same period last year, cash generated from financing activities included sales of shares of Common Stock, resulting in net proceeds of $3.3 million while repayment of long term liabilities amounted to $5.8 million, including the $5.0 million prepayment made to Unipac.

                                  PixTech, Inc.
                          (a development stage company)

RESULTS OF OPERATIONS: THE YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEARS ENDED DECEMBER 31, 1999 AND 1998.

     Cooperation  and  License  Revenues:
     ------------------------------------
     We recognized revenues under our cooperation and license agreements of $1.2 million in 1998; we recognized no cooperation and license agreement revenues in 1999 and 2000. The significant decrease in cooperation and license revenues in 1999 and 2000 over 1998 reflects the achievement at the end of 1996 of most of our contractual milestones. The cooperation phase of these agreements, which had generated milestone revenues for us, expired in June 1998. In the future, we may derive royalty revenues only under existing cooperation and license agreements. These royalty revenues will be based on licensees' sales, if any, of royalty-bearing products.

     We may grant royalty-bearing licenses to third parties to the field emission display technology cross-licensed to us from our licensees, subject to certain restrictions. Royalties payable to us under these third-party licenses would be shared with the existing licensees.

     In 1997, we entered into a cooperation agreement with a major Japanese cathode ray tube manufacturer to demonstrate a 15-inch field emission display. Revenues generated under this agreement in 1997 and 1998 were included in cooperation and license revenues. In February 1999, we entered into a subsequent cooperation agreement with our cathode ray tube partner. We will not record any significant revenues under this agreement.

Product  Sales:
---------------
     We recognized product sales of $445,000 in 1998, $484,000 in 1999 and $331,000 in 2000. In 1998, these product sales primarily represented the shipment of a few high-priced field emission display displays and cathodes to customers for evaluation and product development purposes. In 1999, product revenues remained relatively constant compared to 1998, and primarily reflected the shipment of displays to our first volume customer, Zoll Medical. In 2000, our product revenues reflected our shipments to Zoll Medical in lower volume, as well as shipments to new customers.

Other  Revenues:
----------------
     Other revenues consisted of funding under European development contracts, our DARPA contract and other miscellaneous revenues. Other revenues were $1.9 million in 1998, $4.9 million in 1999 and $6.0 million in 2000. Of these revenues, $1.2 million in 1998 related to a development contract granted in December 1994 from the French Ministry of Industry to support manufacturing of field emission displays. There were no revenues under this contract in 1999 and 2000. We successfully completed this development contract in 1998 and will not derive any additional revenue from it. We received $2.0 million from DARPA in 1999 and $5.9 million in 2000. In addition, we expect to earn development-contract related revenues in 2001, primarily from expected recognition as income of certain amounts which we collected before December 31, 2000, and previously recorded as deferred revenues (see notes to consolidated financial statements-note 12-other and deferred revenues).

     Research  and  Development  Expenses-Acquisition  of  Intellectual Property
     ---------------------------------------------------------------------------
Rights:
-------
     Since inception, we have expensed $5.0 million for the acquisition of intellectual property rights from our licensees and other third parties. In 2000, we expensed $57,000 in connection with a license agreement with Coloray Display Corporation, a California corporation, providing us with a worldwide, non-exclusive royalty-free license on certain technologies related to field emission displays.

                                  PixTech, Inc.
                          (a development stage company)

     Other  Research  and  Development  Expenses:
     --------------------------------------------
     These expenses include salaries and associated expenses for in-house research and development activities conducted both in our pilot plant and our research and development facility in Boise, Idaho, the cost of staffing and operating our pilot manufacturing facility and the cost of supporting the transfer and adaptation of our field emission display technology to Unipac, as well as obligations to Commissariat a l'Energie Atomique under the Laboratoire d'Electronique, de Technologie et d'Instrumentation research agreement, and miscellaneous contract consulting fees. As part of the acquisition of Micron's display assets in May 1999, we hired 44 employees to continue research and development work in the Boise facility, thus reinforcing our field emission display technology development efforts. In addition, the development team located in Santa Clara was moved to Boise to focus our efforts on the expansion of the large display effort.

     As a result, other research and development expenses increased from $19.2 million in 1998 and $27.2 million in 1999 to $29.5 million in 2000. The increase primarily reflected the costs associated with the research and development activities conducted in Boise following the acquisition of assets from Micron which was signed at the end of May 1999 and the cost of supporting the manufacturing start-up at Unipac.

     Sales  and  Marketing  Expenses:
     --------------------------------
     We incurred sales and marketing expenses of $1.4 million in 1998, $1.2 million in 1999 and $1.1 million in 2000. Sales and marketing expenses may increase in the future, reflecting the expansion of our sales and marketing organization both in the United States and in Europe, in order to achieve a successful commercialization phase for our products.

     General  and  Administrative  Expenses:
     ---------------------------------------
     General and administrative expenses amounted to $2.7 million in 2000, a decrease of 6.9% over the expenses incurred in 1999, which amounted to $2.9 million. This decrease was mainly due to a reduction in consulting expenses. General and administrative expenses amounted to $2.5 million in 1998.

     Interest  Income  (Expense),  Net:
     ----------------------------------
     Interest income consists of interest on available and restricted cash. Interest expense consists of interest payable on long-term obligations. Net interest expense was $692,000 in 2000, compared to $864,000 in 1999 and $708,000 in 1998, reflecting the decrease in long-term liabilities in connection with the conversion into shares of our common stock of the entire Sumitomo debt (see notes to consolidated financial statements - note 7 - long term debt).

     Currency  Fluctuations:
     -----------------------
     Although a significant portion of our revenues is denominated in U.S. dollars, a substantial portion of our operating expenses is denominated in Euros. Gains and losses on the conversion to U.S. dollars of assets and liabilities denominated in Euros may contribute to fluctuations in our results of operations, which are reported in U.S. dollars. Most of our capital lease obligations are expressed in Taiwanese dollars. Since 1998, fluctuations of the Taiwanese dollar versus the Euro caused significant foreign exchange gains or losses. We incurred net foreign exchange gains of $372,000 in 1998, a net foreign exchange loss of $1,076,000 in 1999 and a net foreign exchange gain of $857,000 in 2000. We cannot predict the effect of exchange rate fluctuations on future operating results. To date, we have not yet undertaken hedging transactions to cover our currency exposure.

     Income  tax:
     ------------
     We have recognized French income tax benefits of $7.8 million since our inception, including $758,000 in 1998 and $43,000 in 1999. These income tax benefits represent tax credits for research and development activities we conducted in France and the benefit of net operating loss carry forward, net of valuation allowance. As of December 31, 2000, we provided for a valuation allowance of $1.5 million against a net deferred tax asset of $1.5 million. We will collect the tax credits for research and development in cash if we are not able to credit them against future income tax liabilities within three fiscal years. We collected $2.8 million in 1998 for our 1993 and 1994 income tax benefits, $2.8 million in 1999 for our 1995 income tax benefits and $1.1 million in 2000 for our 1996 income tax benefits.

                                  PixTech, Inc.
                          (a development stage company)

     In the future, we may not record significant additional tax credit for research and development activities in France, as the benefit is based on increases in eligible research and development expenses in a given year over the two previous fiscal years.

     As of December 31, 2000, our net operating losses carried forward in France were approximately $56.6 million, of which $4.7 million will expire in 2001, $8.5 million in 2002, $12.3 million in 2003, $13.3 million in 2004 and $17.1 million  in  2005,  if  they  are  not  utilized.


QUARTERLY  RESULTS  OF  OPERATIONS

     The following table presents certain unaudited quarterly financial information for each quarter in 1999 and 2000 and for the first quarter of 2001. In the opinion of our management, this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this report and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results set forth herein. Our quarterly results are subject to fluctuations and thus, the operating results for any quarter are not necessarily indicative for any future period.

(AMOUNTS IN THOUSANDS)                                            THREE MONTHS ENDED
                                                                  ------------------
                                      MAR. 31,     JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,
                                    ------------  ----------  -----------  ----------  ----------  ----------  -----------
                                        1999         1999        1999         1999        2000        2000        2000
                                    ------------  ----------  -----------  ----------  ----------  ----------  -----------
Revenues:                           (Unaudited)
 Cooperation and license
   revenues  .                      $         -   $       -   $        -   $       -   $       -   $       -   $        -
 Product sales  .                           161         178           71          74          86         131            -
 Other revenues  .                        2,000         314          877       1,717       1,904       2,009          854
                                    ------------  ----------  -----------  ----------  ----------  ----------  -----------
                                          2,161         492          948       1,791       1,990       2,140          854
Cost of revenues:
 License fees and royalties  .              (87)        (85)         (82)       (107)        (88)        (94)         (73)
                                    ------------  ----------  -----------  ----------  ----------  ----------  -----------
Gross margin:                             2,074         407          866       1,684       1,902       2,046          781
 Operating expenses:
 Research and development                 5,587       6,616        7,210       7,843       7,851       7,920        7,013
 Sales and marketing  .                     351         329          338         261         313         258          269
 General and administrative                 730         772          787         694         813         684          645
                                    ------------  ----------  -----------  ----------  ----------  ----------  -----------
   Total operating expenses               6,668       7,717        8,335       8,798       8,977       8,862        7,928
                                    ------------  ----------  -----------  ----------  ----------  ----------  -----------
Loss from operations  .                  (4,594)     (7,310)      (7,469)     (7,114)     (7,075)     (6,816)      (7,147)
Interest income (expense), net             (266)        (98)        (244)       (256)         29         140          288
Foreign exchange gain (loss)               (516)       (621)         112         (51)        359         (27)          (5)
Other revenues (expenses)                     -           -            -           -           -          17           57
                                    ------------  ----------  -----------  ----------  ----------  ----------  -----------

Loss before income tax benefit  .        (5,376)     (8,029)      (7,601)     (7,421)     (6,687)     (6,686)      (6,807)
Income tax benefit  .                         -           -            -           -           -           -            -
                                    ------------  ----------  -----------  ----------  ----------  ----------  -----------
Net income (loss)  .                $    (5,376)  $  (8,029)  $   (7,601)  $  (7,421)  $  (6,687)  $  (6,686)  $   (6,807)
                                    ============  ==========  ===========  ==========  ==========  ==========  ===========


                                     DEC. 31,    MAR. 31,
                                    ----------  ----------
                                       2000        2001
                                    ----------  ----------
Revenues:
 Cooperation and license
   revenues  .                      $       -   $       -
 Product sales  .                         114          51
 Other revenues  .                      1,242       1,098
                                    ----------  ----------
                                        1,356       1,149
Cost of revenues:
 License fees and royalties  .            (55)         (3)
                                    ----------  ----------
Gross margin:                           1,301       1,146
 Operating expenses:
 Research and development               6,787       7,196
 Sales and marketing  .                   265         200
 General and administrative               626         760
                                    ----------  ----------
   Total operating expenses             7,678       8,156
                                    ----------  ----------
Loss from operations  .                (6,377)     (7,010)
Interest income (expense), net            235         103
Foreign exchange gain (loss)              530        (190)
Other revenues (expenses)                 114          26
                                    ----------  ----------

Loss before income tax benefit  .      (5,498)     (7,071)
Income tax benefit  .                       -           -
                                    ----------  ----------
Net income (loss)  .                $  (5,498)  $  (7,071)
                                    ==========  ==========

                                  PixTech, Inc.
                          (a development stage company)

LIQUIDITY  AND  CAPITAL  RESOURCES

     From our inception through March 31, 2001, we have used $70.3 million in cash to fund our operations and $24.0 million in capital expenditures and investments. Through March 31, 2001, we have funded our operations and capital expenditures primarily from sales of $112.3 million of equity securities and $21.7 million of proceeds from borrowings and sale-leaseback transactions.

     We have used $70.3 million in cash to fund our operations since inception through March 31, 2001 and have incurred $24.0 million in capital expenditures. In 2000, we used $15.3 million in cash and generated $4.4 million from investing activities to fund our operations. In March 2000, restricted cash was reclassified as cash available in the amount of $5.6 million. Restricted cash was related to the security interest corresponding to the guaranty granted to Unipac in relation to the purchase and funding by Unipac of volume field emission displays production equipment. In March 2000, pursuant to an agreement with Unipac dated December 17, 1999, the guaranty to Unipac was reduced by $5.0 million in consideration of a payment in cash of same amount to Unipac. Pursuant to the terms of this agreement, this $5.0 million payment will be considered as a prepayment against our future payments to Unipac concerning the equipment leased by Unipac to us. Consequently, the amount of the security interest to the banks was reduced by the same amount and amounted to $1.0 million at March 31, 2001 (see notes to consolidated financial statements - note 6 - short-term and long-term restricted cash).

     As of March 31, 2001, we had commitments for capital expenditures of approximately $390,000. Capital expenditures were $1.8 million in 1998, $1.2 million in 1999 and $1.8 million in 2000. Capital expenditures exclude the assets acquired from Micron in 1999 as those assets were acquired in exchange for our common stock. Capital expenditures also exclude assets acquired under capital lease obligations.

     Implementing volume production at Unipac's manufacturing plant required significant capital expenditures. Under the foundry agreement with Unipac, Unipac acquired and funded $14.9 million of capital expenditures for equipment. Unipac leases a portion of that equipment to us, which amounted to $10.079 million as of March 31, 2001.

     Restricted cash amounted to $7.5 million in 1999 and $1.2 million in 2000. Restricted cash is related to the security interest that we granted to Unipac pursuant to the foundry agreement, in connection with the purchase and funding by Unipac of volume field emission displays production equipment. Both the amounts of this bank guaranty and the corresponding security interest to the banks are expected to continue decreasing in the future.

     We had existing contracts with French authorities providing for the payment of grants totaling approximately $4.0 million, which were fully paid to us as of December 31, 1998. In 1997 and January 1999, we entered into two research and development agreements with French authorities. Under these agreements, we expect to benefit from zero-interest loans totaling approximately $3.0 million, of which we received $2.0 million during 1999, $722,000 in 2000 and of which we expect to receive $199,000 in 2001.

     In November 1998, we entered into a research and development agreement with French authorities. Under this agreement, we expect to benefit from a grant totaling approximately $857,000, of which we collected $248,000 in 1999, $351,000 in 2000 and expect to collect $214,000 in 2001.

     In January 2000, we entered into an agreement with Audi and other partners to jointly design, develop, test and deliver a 7-inch color field emission display for automotive applications. This agreement is part of the European Commission IST program. Under the terms of the agreement, PixTech will receive funding from the European Commission of approximately $1.7 million to design and develop the field emission displays, of which we received $521,000 in January 2001. Audi will perform the testing and evaluation. The development program began in January 2000. PixTech expects to deliver qualified field emission displays for testing in 2001. These field emission displays will be 7-inch diagonally, full color, have a 16:9 aspect ratio with 480 x 234 resolution and will be true video rate capable. Upon successful completion of testing, these displays will be used for navigation, entertainment, and as a multi-functional display in the A8 automobile with other models to follow. Partners of the 3 million Euro European Commission IST funded project include PixTech, Audi, XSYS, Laboratoire d'Electronique and SAES Getters. PixTech will be responsible for the development and manufacturing of the field emission displays. Audi, a subsidiary

                                  PixTech, Inc.
                          (a development stage company)

of Volkswagen AG will be responsible for testing and evaluation. XSYS, a subsidiary of Harman International, will be responsible for systems integration. Laboratoire d'Electronique de Technologie et d'Instrumentation, the research arm of Commissariat a l'Energie Atomique, will be responsible for special tasks and SAES Getter, a world leader in getters, will optimize getter materials for field emission displays.

     Since inception, we have recognized French income tax benefits of $7.9 million. These income tax benefits represent tax credits for research and development activities conducted in France, which are paid in cash if we are not able to credit them against future income tax liabilities within three fiscal years. In 1998, we collected $2.5 million, representing research and development tax credits recorded in 1993 and 1994. In April 1999, we collected $2.7 million from research and development tax credits recorded in 1995. In April 2000, we received $1.1 million corresponding to 1996 tax benefit.

     On August 5, 1999, DARPA awarded a development contract to us amounting to $4.7 million, of which we received $1.5 million in 1999 and $3.2 million in 2000. On April 3, 2000, in addition to and as a continuation of the existing development contract, we were awarded an additional $6.3 million funding. Under this funding, we received $2.4 million in 2000 and expect to collect $3.9 million in 2001. On January 22, 2001 we were awarded an additional $3.1 million funding further supplementing the August 1999 and April 2000 contracts. The remaining amounts are expected to be received in 2001 and 2002.

     We generated $14.5 million in cash flows from financing activities in 2000, as compared to $21.0 million in 1999. This financing consisted primarily of sales of shares of common stock, resulting in net proceeds of $19.7 million (net of issuance costs). Cash flow generated from financing activities exclude non-cash transactions related to (i) the issuance of 16,000 shares of our common stock to Coloray Display Corporation with a value of $57,000 (See notes to consolidated financial statements - note 11 - stockholders' equity) (ii) the reversal of dividends attached to the shares of convertible preferred stock in the amount of $450,000 and the conversion into 4,195,254 shares of our common stock (See notes to consolidated financial statements - note 11 - stockholders' equity) and (iii) issuance of 2,511,795 shares of our common stock to Sumitomo with a value of $ 6,412,000 (See notes to consolidated financial statements - note 7 - long term debt).

     On August 9, 1999, we entered into a private equity line agreement with Kingsbridge Capital Ltd. Under the terms of the equity line agreement, we have the irrevocable right, subject to certain conditions, to draw up to $15 million cash in exchange for our common stock, in increments over a two-year period. We began to draw off the equity line agreement in 1999, resulting in net proceeds of $824,000 in 1999 and $4.8 million in 2000. Through March 31, 2001, we have drawn a total amount of $6.0 million under the equity line. In April 2000, pursuant to an amendment, signed in February 2000, to the common stock purchase agreement dated October 6, 1999 with Unipac Optoelectronics Corporation, we completed a $15 million equity private placement with United Microelectronics Corporation. Under the term of this agreement, United Microelectronics Corporation received 9.3 million shares of common stock.

     Long-term liabilities increased by $727,000 in 2000, representing two zero-interest loans granted to PixTech by French local authorities and by a French public agency, Anvar. Long term liabilities were $8.9 million at March 31, 2001.

     Repayment of long term liabilities were $1.1 million in 2000, of which $1.0 million have been paid to Bank of Boston, a loan we took over following the Micron transaction (see notes to consolidated financial statements - note 20 - Micron transaction).

     We believe that cash available at March 31, 2001, which amounted to $10.4 million, together with the anticipated proceeds during the remainder of 2001 from research and development tax credits and from the various grants and loans described above, will be sufficient to meet our cash requirements for the upcoming year.

                                  PixTech, Inc.
                          (a development stage company)

     We will require substantial funds to conduct research, development and testing, to develop and expand commercial-scale-manufacturing systems and to market any resulting products. Changes in technology or a growth of sales beyond levels we currently anticipate will also require further investment. Our capital requirements will depend on many factors, including the rate at which we can develop our products, the market acceptance of our products, the levels of promotion and advertising required to launch our products and attain a competitive position in the marketplace and the response of competitors to our products. Funds for these purposes, whether from equity or debt financing, or other sources, may not be available when needed or on terms acceptable to us.





           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The market risk exposure inherent to our international operations creates potential for losses arising from adverse changes in foreign currency exchange rates. We are exposed to such foreign currency exchange rate risk in two main areas: (i) a substantial portion of our operating expenses are and are expected to be denominated in Euros, (ii) most of our capital lease obligation is expressed in Taiwanese dollars. Fluctuations of the parity of the Taiwanese dollar versus the Euro or the U.S. dollar may cause significant foreign exchange gains or losses. In addition, gains and losses arising from the conversion to U.S. dollars of assets and liabilities denominated in Euros or in Taiwanese dollars may contribute to fluctuations in our results of operations, which are reported in U.S. dollars. To date, we have not undertaken hedging transactions to cover our currency exposure. We are also exposed to interest rate risks in connection with certain long-term debt. We do not, however, enter into market sensitive instruments for trading purposes.

                                  PixTech, Inc.
                          (a development stage company)

                                  OUR BUSINESS

     PixTech, Inc. was incorporated in Delaware in November 1993 as the parent company of PixTech S.A., a French corporation formed in June 1992. Our principal executive offices are located at Avenue Olivier Perroy, 13790, Rousset, France and at 2700 Augustine Drive, Suite 255, Santa Clara, California 95054, USA. Our main telephone number in Rousset is 33-4-4229-1000 and our main telephone number in Santa Clara is (408) 986-8868.

     We are dedicated to commercializing our field emission displays, a type of flat panel displays. We expect that field emission displays will provide higher viewing quality, lower manufacturing costs and more efficient power consumption than current flat panel display technologies. In 1992, we exclusively licensed key patents from an electronics research institute, Laboratoire d'Electronique, de Technologie et d'Instrumentation, and since then, have focused on advancing field emission display technology towards high volume manufacturing and wide market acceptance.

     Since our inception, our strategy has been to collaborate with third parties in order to accelerate the development of field emission display technology and to optimize financial and human resources to achieve our objective. Initially, we applied this strategy to fundamental research and product development by licensing our technology to certain display manufacturers, including Futaba Corporation and Motorola, Inc. After completing the development and initial commercialization of our first product, we applied our collaboration strategy to our manufacturing efforts. We have established a manufacturing relationship with Unipac, a Taiwanese liquid crystal display manufacturer. Having this relationship has reduced investment costs for volume manufacturing of field emission displays. During 2000, we concentrated our efforts on establishing a volume manufacturing process at Unipac's Taiwanese facility.

     Our research and development team was instrumental in successfully transferring the technology from the pilot facility in Montpellier to the production facility in Taiwan by providing experienced individuals and the basic "know-how". Extensive collaboration between the two facilities was critical to enable the Unipac facility to produce fully qualified products. During 2000 the assembly activity has been reduced to only research and the Montpellier organization has been refocused on cathode research and development. Since the fourth quarter of 2000, we have been shipping fully qualified products to our customers, 100 % of which are in Taiwan. To date, no other company has been able to reach this level of commercialization of field emission technology.

     In 1999, we acquired the display division from Micron in Boise, Idaho. This facility is dedicated to research and development of FED anodes, spacer technology and assembly. It is also the design center of our 12.1-inch color display development Defense Advanced Research Projects Agency, known as DARPA. In August 1999, Micron's development contract with DARPA was transferred to PixTech. We subsequently received additional funding in April 2000 and in January 2001.

     In 1999, we delivered two 12.1-inch monochrome displays and in 2000, we delivered six 12.1-inch color displays to DARPA. The displays were cooperatively manufactured from our Montpellier (cathodes) and Boise (anodes, assembly, and electronics) facilities.

     We  are  currently  focused  on:

     -    increasing  production  yields  at  the  Unipac  facility;
     -    expanding  our  customer  base  and;
     -    development  of  our  color  products.

                                  PixTech, Inc.
                          (a development stage company)

THE  FLAT  PANEL  DISPLAY  MARKET

     According to Stanford Resources, Inc., a display market research organization, the market for flat panel displays is expanding rapidly and projected to grow from $22 billion in 2000 to $46 billion in 2005. This represents a compounded growth rate of 16% per year.

     -    Driving  forces  for  this  growth  include:
     - existing applications, such as laptop computers, handheld computers, handheld organizer products, and industrial equipment;
     - new applications, such as flat televisions, automotive applications and desktop computer terminals;
     -    new  emerging  applications  such  as  wireless  web  appliances.

     The "information age" is not only driving computer and communication technology, but also the human interface to those technologies.

     As viewing quality improves and costs decrease, we expect flat panel displays to capture more and more of the total display market. Field emission technology has the potential to successfully penetrate major parts of this market.

     Currently, cathode ray tubes have the majority of the total display market, with 52% of the total display market in dollar terms according to Stanford Resources, Inc. Despite that cathode ray tubes offer the lowest cost per display today, limitation on weight, size and power dissipation are expected to reduce the market position to 36% by 2005 according to Stanford Resources, Inc. Today, active matrix liquid crystal displays are the technology of choice for the applications where we believe field emission displays will have a successful entry. After many years of continuous development with hundreds of million of dollars research and development expenses, active matrix liquid crystal displays still have viewing quality deficiencies compared to cathode ray tubes and field emission displays.

     The following table summarizes some of the differentiating characteristics of cathode ray tube, active matrix liquid crystal display and field emission display technologies (1):

CHARACTERISTICS                          CRT*                       AMLCD**                       FED***
Viewing angle                Very wide horizontal and      Wide horizontal            Very wide horizontal
                             vertical                      limited vertical           and vertical

Video speed                  High speed over full          Adequate speed over        High speed over full
                             temperature range             limited temperature range  temperature range

Brightness range             From low to very high, easy   From low to medium,        From low to very high,
                             to dim                        limited dimming            easy to dim
                                                           capabilities

Dynamic range                High                          Limited                    High

Operating temperature        Wide range                    Limited range due to       Wide range and instant-on at
                                                           liquid crystal behavior    low temperature

Power consumption            High                          Current industry standard  Comparable to current
                                                                                      industry standard

Manufacturability            Mature process                Complex process            Early stage of manufacturing
                             offering lowest cost                                     development, fewer process
                                                                                      steps than AMLCD

-     Dynamic  range results from a combination of contrast and peak brightness.
*     CRT  =  cathode  ray  tubes
**     AMLCD  =  active  matrix  liquid  crystal  displays
***     FED  =  field  emission  displays
--------------------------------
(1) The information set forth in this table is based upon our assessment of existing cathode ray tube and active matrix liquid crystal display products when compared to field emission display products and prototypes manufactured at our pilot plant. We cannot assure you that field emission displays, if manufactured in commercial quantities, will achieve such performance characteristics on a cost-effective basis.

                                  PixTech, Inc.
                          (a development stage company)

TECHNOLOGY

     The  cathodoluminescent  effect
     The smooth, soft, bright, naturally colored and video-rated images we have enjoyed for so long, and still enjoy when watching television, comes from the light emitted by "phosphors" when stricken by electrons. It is the "cathodoluminescent effect".

     Field Emission Displays are Cathode Ray Tubes; both are cathodoluminescent devices
     Negatively charged electrons are extracted from a source known as the ''cathode'' and collected by a phosphor-coated screen known as the ''anode'', which is held at a positive voltage to accelerate electrons. Electrons travel in a vacuum between cathode and anode plates. The phosphor coating is a cathodoluminescent material that emits light when hit by electrons. Color shades are created, using three fundamental colors generated by three different phosphors. Therefore, each picture element or pixel consists of three sub-elements or sub-pixel each covered with one of the different phosphors.

     Field  Emission  Displays  are  Flat  Panel  Displays
     While cathode ray tubes or CRTs have only three electron emitters to provide electrons all over the surface of the image, in field emission displays, each individual picture has electrons provided by hundreds of tiny electron sources built on a large and flat cathode plate. The cathode surface, organized into a matrix of rows and columns, is held close to the receiving anode. Selection of cathode row and column voltages determines which pixel will be illuminated.

     PixTech  believes  that  it  has  a  robust  cathode  technology
     The manufacturing process of the field emitters used in our displays was first developed in our prototype line in Montpellier, France. Today cathodes are manufactured in volume in the Unipac production facility in Taiwan. Our cathodes use the so-called "resistive layer" concept invented by Laboratoire d'Electronique and for which we believe we hold a strong patent position.

     Low,  Medium  and  High  Anode  Voltage
     We originally developed a low anode voltage technology, which we still use for our monochrome FE 524 display products. In 1996, we started to develop higher anode voltage displays when we acquired the assets of PanoCorp, a small research and development company. With this acquisition we demonstrated a 15-inch display featuring 5,000-volt anodes. This development was then enhanced in 1999 when we acquired the display division of Micron Technology and took over the development of a 12.1-inch color display for military applications.

STRATEGY

     Our strategy is to develop, manufacture and market flat panel displays using field emission technology as the key product attribute to distinguish us from our competitors.

MARKET  ENTRY

     Our market entry strategy is to focus on niche applications where the unique performance of our field emission displays, such as wide viewing angles, high contrast ratio and low power consumption, are highly valued by the customer and have not yet been equaled by other display technologies. Applications such as portable medical devices and industrial equipment have display costs that represent a small percentage of the total equipment cost. In addition, these applications generally have small to medium volume requirements that we will be able to serve with our manufacturing partner in Taiwan. A second step will be penetrating consumer monochrome applications with different form factors. We expect that 2 to 8-inch diagonal, monochrome field emission displays for industrial usage will provide the majority of product revenues for the next two years.

                                  PixTech, Inc.
                          (a development stage company)

INCREASE  MARKET  PENETRATION

     To increase market penetration, product revenues and profitability, we intend to launch color products with larger volumes, and capture consumer oriented market segments. We have targeted the various applications in the automobile market sector, which are currently using a variety of display technologies. This market is expected to grow very fast with major car manufacturers adopting an aggressive strategy to incorporate flat panel displays in their applications. Field emission displays' wide operating temperature range, wide viewing angle and environmental friendly technology will play a major role in penetrating this large market segment. We are currently participating with a large automotive manufacturer and several other companies in a European supported development program to develop a specific 7-inch color field emission display for an automotive application. If successful during the development phase, we will have a system integrator and automotive manufacturer with high volume needs.

RESEARCH  AND  DEVELOPMENT  EFFORT

     The development of field emission display manufacturing processes and products require a significant ongoing effort. Since inception, we have leveraged the development activities of Laboratoire d'Electronique de Technologie et d'Instrumentation, where we have obtained an exclusive license of many key patents. With increased development efforts and a shift of our priorities to volume manufacturing, our relationship with Laboratoire d'Electronique de Technologie et d'Instrumentation remains vital.

     Our Montpellier team will concentrate on cathode development, process architecture, process flow and product development. Our Boise team will focus on its strengths: anode development, sealing and spacer technology, and will concentrate on the back-end part of the color and large display process development programs.

OUR  LICENSING  PROGRAM

     Between 1993 and 1995, we entered into a bilateral cooperation and license agreements with Futaba, Texas Instruments, Raytheon and Motorola to advance field emission displays technology. These agreements gave us a royalty-free license to any field emission displays technology held by these companies at the term of the agreements, with certain rights to sublicense. In addition, we received milestone revenues during the cooperation phase. Although the cooperation phases of these agreements have all ended, we were granted royalty-free licenses to all field emission display technology held by each party at the end of each cooperation period, with certain rights to sublicense. We are also entitled to royalties on future sales by any of these licensees of any field emission display products, which are based on our technology. These agreements provided each of these companies other than Texas Instruments, which cooperation agreement did not reach its three-year term, with a license subject to certain limitations, to all field emission displays technology owned by its Laboratoire d'Electronique de Technologie et d'Instrumentation and the other parties.

MICRON

     In May 1999, we purchased certain assets and liabilities of Micron Technology's display division in Boise, Idaho. At the same time, we hired 44 Micron employees who have continued to work in the Boise facility. Since that time, additional development personnel from Santa Clara have been relocated to Boise, and the integrated team will continue to focus on color products and large displays.

     In connection with our acquisition, Micron granted us a ten-year, worldwide royalty-free license to Micron's field emission display-related patents and patent applications. In addition, we now lease Micron's facility, which had been used by Micron's display division.

                                  PixTech, Inc.
                          (a development stage company)

MANUFACTURING

     Our present strategy is to outsource volume manufacturing. In 1997, we entered into a contract manufacturing agreement with Unipac, a Taiwanese liquid crystal display manufacturer and an affiliate of United Microelectronics Corporation, Taiwan's second largest semiconductor manufacturer. We determined that the fastest way to volume manufacturing with the lowest equipment investment costs was to enter into this relationship, which allowed us to use existing clean room facilities, existing infrastructures and some of the equipment commonly used in liquid crystal displays and the field emission displays process. Under this agreement, we will purchase displays from Unipac on a cost plus basis after the field emission display process is installed and certain production criteria are met. During the start-up phase, PixTech will bear all costs associated with this activity. After the production phase is reached, Unipac has the responsibility to take care of volume expansion investments to meet PixTech's demand of field emission display products.

     In 1998, we installed all of the field emission display specific equipment at the Unipac facility and started to transfer the process from the pilot line in Montpellier. This task was more complicated than originally expected due to key equipment being different and they each required specific process calibration programs. During 1999 and 2000, we needed to change key pieces of equipment. After completion of this activity, the quality of the manufactured displays improved to a level comparable to the quality of the products manufactured in our pilot line in Montpellier.

     In 2001, we will concentrate on yield improvements, cycle time reduction and increased production line loading. At the present time, we do not expect to meet our manufacturing cost objectives on a per unit base before end of 2001. Presently, we intend to produce our 7-inch color product at Unipac as soon as the development is completed and the market demand supports this activity.

LARGE  DISPLAY  DEVELOPMENT  ACTIVITY

     In 1998, we were able to demonstrate the world's first 15-inch color field emission display under a program to understand the technology requirements for a large field emission display. Since that time, we have started a development program with a major Japanese cathode ray tube manufacturer with the goal to develop a 17.0-inch extended graphic adapter (XGA) display for the desktop computing market.

     After the transfer of the DARPA contract from Micron to PixTech, we developed a 12.1-inch monochrome display and continued with the color displays delivering six units in the year 2000. We believe that the requirements for future desktop computing, including full motion video, wide viewing angle and fast response for computer games, can be met with field emission technology. We also believe that the emerging market of wireless web applications requires the same kind of display performance characteristics.

PRODUCTS

     Our current available product is a 5.2-inch monochrome display. This display has 320 lines and 240 columns, 1/4 video graphic adapter (VGA) format, a pixel pitch of 0.33 millimeters, and a viewing angle or more than 160 degrees both horizontally and vertically. Its brightness varies over a range from 120 to 240 candelas per square meter (cd/m2). Its power consumption is approximately
2.4 watts, depending on the content of the image, and its weight is less than 200 grams.

     We expect to sell the first samples of our full color 7-inch display, which is currently under development, during the later half of 2001 to customers in the automotive industry. In addition, we intend to expand our product range within the 2 to 8-inch display market segment.

                                  PixTech, Inc.
                          (a development stage company)

MARKETING  AND  SALES

     Target Segments We are currently marketing our 5.2-inch monochrome displays directly to original equipment manufacturers in the instrumentation medical and military market segments where the benefits of our products are highly valued. We have not targeted high volume consumer application market segments yet, which are large but extremely price competitive. Furthermore, these market segments require volume commitments, which are beyond our present capabilities.

     Pricing     We  believe  that  field  emission  displays  will  provide significant quality and operational advantages compared with competing flat panel displays. Therefore, we believe that we can achieve premium pricing for the near future. This allows us to reach more economical production levels at a time we have to compete on both pricing and features.

     Distribution  and  Sales     We  intend to achieve sales coverage through a
combination  of:

     - Direct sales and marketing force which will address major original equipment manufacturing customers in the United States and Europe;
     - a network of sales representatives to expand coverage mainly in the United States;
     - a network of distributors to address specific areas of the worldwide market and to offer technical and commercial customer support.

We have granted exclusive distribution rights to Sumitomo in Japan to cover the Japanese market.

     Customers          To  date,  we  have sold samples of our displays to more
than one hundred customers, mostly based in the United States and in Europe. Since early 1998, we shipped a large percentage of our products to Zoll Medical Corporation, an U.S. medical equipment manufacturer, which markets a portable defibrillator incorporating our field emission displays. In 1996, we received a purchase order to deliver 50,000 displays to Zoll Medical over a 5 year period. Zoll Medical uses the displays as a key differentiator against competing products using liquid crystal display screens, emphasizing some of the key characteristics of field emission displays, including brightness and viewing angle. We are negotiating with potential new customers, and we believe that we can book new orders.

     Our marketing strategy for our color and large screen products will initially differ from the above described strategy. We believe that the uniqueness of the field emission display requires close cooperation with potential customers at the development phase. Therefore, our initial products aimed for volume manufacturing will be developed with a leading customer in the target market such as major cathode ray tubes manufacturer in Japan for the 17-inch XGA product and with Audi in Germany for the initial 7-inch automotive product. We have not yet selected a potential partner for the emerging 10 to 12-inch web application market.

COMPETITION

     The flat panel display market is intensely competitive in all product sizes and applications. It is currently dominated by liquid crystal technology. Liquid crystal display manufacturers, such as Sharp, NEC and Hitachi, have greater brand and name recognition than we have and they have substantially more financial, technological and marketing resources. Substantial investments are still being made by these companies to improve liquid crystal display technologies. Liquid crystal displays manufacturers have focused on enhancing their manufacturing processes, built more manufacturing facilities and developed new equipment for larger size substrates, ultimately increasing their display outputs resulting in an overall increase in flat panel display manufacturing capacities. This, coupled with the entrance of new competitors and other flat panel display technologies, can cause an 'over-supply' situation leading to reductions in the average selling price of flat panel displays. To effectively compete, we may be required to continuously increase the performance of our products and reduce prices. In the event of price reductions, our ability to maintain gross margins would depend on our ability to effectively reduce our cost of sales.

                                  PixTech, Inc.
                          (a development stage company)

     There are a number of domestic and international companies developing and marketing display devices using alternative technologies. These technologies include:

     -     Passive  matrix  liquid  crystal  displays;
     -     Active  matrix  liquid  crystal  displays;
     -     Vacuum  fluorescent  displays;
     -     Electro  luminescent  panels;
     -     Plasma  panels;
     -     Organic  electro  luminescent.

     Our cooperation phase with Futaba concluded in January 1997 and our cooperation phase with Motorola ended in June 1998. However, Futaba continues development and investments in field emission display technology and we expect to face competition from them in the future. In addition, some of the basic field emission display technology is now in the public domain and, as a result, we have a number of additional potential direct competitors developing field emission displays.

     We are aware of several other companies developing field emission display technologies similar to ours, including but not limited to:

     -     Sony;
     -     Fujitsu;
     -     Samsung;
     -     Candescent;
     -     FED  Corporation;  and
     -     SI  Diamond  Technology  Incorporated.

     Many of these companies have made, and may continue to make, significant advancements to their field emission display technologies.

PATENTS  AND  TRADE  SECRETS

     Laboratoire d'Electronique de Technologie et d'Instrumentation develops our fundamental technology and licensed the technology to us in 1992. Under this license agreement, which has a term of twenty years, Commissariat a l'Energie Atomique granted us an exclusive, worldwide, royalty-bearing license, with right to sublicense all of field emission display technologies developed by Commissariat a l'Energie Atomique, including Laboratoire d'Electronique, de Technologie et d'Instrumentation.

     Taking into account our own patent portfolio and license agreements signed with Commissariat a l'Energie Atomique, Motorola, Texas Instruments, Futaba, Raytheon, Coloray and Micron Technology, we hold or have licensed 1583 patents and pending patent applications as of March 31, 2001. This represents a total of 822 original patents and pending patent applications, of which 450 are U.S. patents, 258 are U.S. pending patent applications and 114 are foreign patents or pending patent applications. As further development continues, we expect to file additional patent applications as appropriate.

PROPERTIES

     Montpellier, France: We rent a facility including a clean room, office area, and engineering laboratories in Montpellier, France, having 31,100 square feet (2,900 square meters) of space. The Montpellier lease terminates in 2003, with an option to renew. The lease is renewable for several additional one-year terms.

     Boise, Idaho: We lease a total of approximately 73,000 square feet (6,500 square meters) of space in Boise, Idaho, including a clean room, devoted to our research and development activities, under a three-year lease from Micron expiring in May 2002. The lease is renewable for an additional three-year term.

                                  PixTech, Inc.
                          (a development stage company)

     Santa Clara, California: We lease a total of approximately 2,570 square feet (250 square meters) of space in Santa Clara, California for our head management and sales offices under a lease, which terminates in July 2001.

     Rousset, France: Our corporate offices are located in an approximately 11,000 square foot (1,000 square meters) facility located in Rousset, France. We own the facility and occupy approximately 5,500 square feet (500 square meters) of floor space. A third party rents the rest of the area under a lease which terminates in June 2002.

LEGAL  PROCEEDINGS

     We received correspondence from Futaba Corporation and its legal counsel beginning in February 1998 alleging that (i) we are infringing one or more patents owned by Futaba relating to the construction and manufacture of our displays that are not expressly included under the license agreement between us and Futaba, (ii) our use of terms such as "alliance" and "partners" in describing the nature of our contractual relationships with Motorola, Raytheon and Futaba in reports filed with the SEC is misleading; and (iii) certain provisions in our agreement with Unipac constitute an impermissible sublicense of Futaba technology. Futaba also claimed that we improperly supplied certain Futaba proprietary information to Unipac, and that Unipac has, in turn, disclosed such information to a third party vendor.

     On December 19, 2000 PixTech and Futaba executed a settlement agreement resolving the allegations discussed above.

EMPLOYEES

     As of March 31, 2001, we had approximately 211 employees worldwide, of whom 47 were in research and development, 131 in process development and production, 5 in marketing and sales, and 28 in administrative positions.

     In addition, as of March 31, 2001, Laboratoire d'Electronique de Technologie et d'Instrumentation had 10 full-time employees working exclusively for our research and development program. Unipac had 79 full-time employees working exclusively on the start-up of our field emission display manufacturing process while relying on other manufacturing employees to perform a significant portion of the manufacture of field emission displays.

     We believe that our future success will depend, in part, on our ability to attract and retain highly skilled technical, marketing and management personnel. Management believes that its employee relations are good.

MANAGEMENT

     As of March 31, 2001, our directors and executive officers were as follows:

NAME                     AGE                POSITION HELD WITH US
-----------------------  ---  --------------------------------------------------

Jean-Luc Grand-Clement    61  Chairman of the Board of Directors
Dieter Mezger             57  President, Chief Executive Officer and Director
Marie Boem                50  Chief Financial Officer
James J. Cathey           36  Vice President, Marketing and Business Development
Donald E. Crim            58  Vice President, Manufacturing, Taiwan
Michel Garcia             51  Vice President, Chief Technology Officer
Jean-Jacques Louart       53  Vice President, Operations
Andre Borrel              64  Director
Bruce Gnade (1)           45  Director
Ronald J. Ritchie         59  Director
John A. Hawkins (2)       40  Director

(1)     Mr.  Gnade  was  elected  Director  on  May  22,  2001
(2)     Mr.  John  A.  Hawkins  resigned  from  our  Board  on  May  18,  2001

     Each officer's term of office extends until the first meeting of the Board of Directors following the next annual meeting of stockholders and until a successor is elected and qualified.

                                  PixTech, Inc.
                          (a development stage company)

     Jean-Luc Grand-Clement, a founder of PixTech, has been our Chairman of the Board of Directors since our inception in 1992. Mr. Grand-Clement was our President through March 1998 and our Chief Executive Officer through January 1999. Prior to founding PixTech, Mr. Grand-Clement co-founded European Silicon Structures, a European applications specific integrated circuit supplier for cell based and full custom semiconductor products, and served as Chief Executive Officer and then as Chairman of the Board of Directors of European Silicon Structures from its founding in 1985 until 1991. From 1967 to 1978 and from 1982 to 1985, Mr. Grand-Clement held various positions with Motorola, Inc., most recently as Vice-President and Assistant General Manager of the Motorola
European Semiconductor Group from 1983 to 1985. From 1978 to 1982, Mr. Grand-Clement was the Managing Director of Eurotechnique, a metal-oxide semiconductor design and fabrication joint venture between National Semiconductor and Saint-Gobain. Mr. Grand-Clement graduated from Ecole Nationale Superieure des Telecommunications in Paris.

     Dieter Mezger joined PixTech in March 1998 as President and was elected Chief Executive Officer in January 1999. Between 1996 and 1998, Mr. Mezger worked as a marketing consultant in California. Between 1990 and 1996, Mr. Mezger was President of Compass Design Automation, a wholly owned subsidiary of VLSI Technology, Inc. which develops and markets computer assisted design software tools for integrated circuits designs. From 1984 to 1990, Mr. Mezger established VLSI's European presence in Munich, building the European marketing and sales organizations, design centers, research and development operations, as well as its finance and human resources departments. Mr. Mezger simultaneously built VLSI's wireless and Global System for mobile communication businesses. Prior to joining VLSI, Mr. Mezger career included fifteen years with Texas Instruments, where he rose to the position of Manager, Sales and Marketing, Europe. He holds a BS in engineering from the University of Stuttgart.

     Marie Boem was appointed Chief Financial Officer in February 2000. Prior to joining PixTech, Mrs. Boem served as Director of Finance of Compass Design Automation, a wholly owned subsidiary of VLSI Technology, Inc. which develops and markets computer assisted design software tools for IC designs from 1991 to 1998. She has also held the positions of International and European Controller for Compass. Mrs. Boem joined Compass from VLSI Technology, Inc. where she was the Financial Controller for the Western Europe organization and for the European Research and Development Center from 1987 to 1991. Prior to joining VLSI, Mrs. Boem was Finance Controller with National Semiconductor, from 1984 to 1987. Mrs. Boem holds a Master of Professional Accountancy and a Bachelor Degree in Business Administration from Toulouse University.

     James J. Cathey has been our Vice President, Marketing and Business Development since May 1999. Mr. Cathey served as Vice President Sales and Marketing for the Display Division of Micron Technology, Inc., from 1994 to 1999. From 1991 to 1994 Mr. Cathey was Vice President Sales and Marketing for G2, Inc., a software development company. From 1989 to 1991 he was key accounts manager for Micron Technology's Memory applications group. Mr. Cathey holds a BA in Marketing from Boise State University.

     Donald E. Crim has been our Vice President, Manufacturing, Taiwan since April 1999. From June 1988 to December 1995, Mr. Crim was senior vice president wafer fabrication and technology at Silicon Systems, Inc. Over that period, he grew the manufacturing activities to support sales growth from $100 million to $400 million. His responsibilities included overseeing all semiconductor wafer manufacturing, technology development and wafer foundry services. Additional responsibilities included establishing outside foundry suppliers in Taiwan, Japan, Korea, Singapore and USA. Since June 1998 and in 1996, Mr. Crim was a consultant for several companies. His customers included IBM, Dallas
Semiconductor,  Tower  Semiconductor  and  others.

     Michel Garcia, a founder of PixTech, is our Vice President, Chief Technology Officer since July 2000. From August 1995 to June 2000, he had served as our Vice President, Industrial Partners. From inception to August 1995, he had served as Vice-President of Equipment Engineering. In 1986, Mr. Garcia founded Microsolve, a semiconductor processing equipment company, which he managed for five years. From 1981 to 1985, he served as operations manager at Eurotechnique; from 1979 to 1981, he served as fab process manager at Eurotechnique, and from 1977 to 1979 he served as a process engineer at Motorola. In 1970, Mr. Garcia graduated from Ecole Nationale Superieure d'Electronique et de Radioelectricite de Grenoble, and he received a degree of Doctor of Microelectronics from Grenoble University.

                                  PixTech, Inc.
                          (a development stage company)

     Jean-Jacques Louart joined PixTech in May 1997 as Vice-President of Operations. Mr. Louart served as Quality Director of LX Management, a consultant agency, from 1995 to 1997. From 1993 to 1995, he was president of SIP, an equipment engineering company. Prior to that, Mr. Louart spent 18 years with IBM, holding process and manufacturing management positions. Mr. Louart graduated from Ecole de l'Air and holds a management degree from CPA, Paris.

     Andre Borrel was elected to our board of directors effective February 2, 2000. Mr. Borrel is a 33-year veteran of the semiconductor industry. He retired in 1994 from Motorola as senior vice president and general manager of the Communications, Power and Signal Technology Group, a $1.5 billion operation with 13,000 employees. Prior to that, Mr. Borrel held a number of management positions with Motorola, including vice president of International Operations of Motorola Semiconductor Sector from 1986 to 1990. Mr. Borrel currently serves on the boards of directors of Mitel, a Canadian telecom and semiconductor company, Chartered Semiconductor Manufacturing in Singapore and MiCS, Microchemical Systems, a chemical sensor company in Switzerland.

     Bruce Gnade was elected to our board of directors effective May 22, 2001. Mr. Gnade served as a program manager at the Defense Advanced Research Projects Agency, known as DARPA, from 1996 to 1999. Prior to DARPA, Mr. Gnade held several positions with Texas Instruments including manager of the FED Technology Development division. Mr. Gnade has served as the Chairman of the Department of Materials Science at the University of North Texas in Denton, Texas since 1998. He served as co-chair of the SPIE Conference on Liquid Crystal Materials, Devices and Flat Panel Displays in January of 1999 and 2000 and participates on the proposal review panel of the United States Civilian Research and Development Foundation. From 1996 to 1998 he was a visiting scientist in the Department of Materials and Nuclear Engineering at the University of Maryland. His areas of expertise include electronic materials, display technology, materials characterization and nuclear chemistry. Mr. Gnade holds a Ph.D. in Nuclear Chemistry from Georgia Institute of Technology and a BA in Chemistry from St. Louis University.

     Ronald J. Ritchie was elected to our board of directors effective October 27, 1999. From 1998 to 1999 until its recent acquisition, Mr. Ritchie was chairman of the board of VXI electronics, Inc., a private power conversion company based in Oregon. From 1996 to 1998, Mr. Ritchie was president and chief executive officer of Akashic Memories Corporation, a private manufacturer of thin film, hard disk media used in disk drives. From 1994 to 1996, Mr. Ritchie was a consultant for start-up or high-tech companies. Prior to that, Mr. Ritchie held various senior executive positions with various multinational firms, including Texas Instruments, from 1965 to 1992, where he begun his career and rose to the position of vice president, Worldwide S/C Marketing. Mr. Ritchie holds degrees from the Southern Methodist University and Stanford University. Mr. Ritchie serves as a director of SBE, Inc., a company that provides communications connectivity and application solutions for servers and other communications systems.

     John A. Hawkins served as one of our directors since 1994 through May 18, 2001, on which date he resigned from our board. Since August 1995, Mr. Hawkins has been a managing partner of Generation Capital Partners, L.P., a private equity firm. From 1992 until August 1995, Mr. Hawkins was a general partner of various funds affiliated with Burr, Egan, Deleage & Co. He is currently a limited partner of various funds associated with Burr, Egan, Deleage & Co. He was an associate at Burr, Egan, Deleage & Co. from 1987 to 1992, prior to which he was an associate with Alex Brown & Sons Incorporated. Mr. Hawkins is a director of P-Com, Inc., a telecommunications company, and HotJobs.com, Ltd., an internet recruiter. Mr. Hawkins holds degrees from Harvard College and Harvard Business School.

                                  PixTech, Inc.
                          (a development stage company)

COMMITTEES  OF  THE  BOARD

     The audit committee, which met 4 times during the fiscal year ended December 31, 2000, is currently composed of two directors, Mr. Ritchie and Mr. Borrel, both of whom are independent as defined by applicable NASDAQ listing standards. The board of directors intends to appoint a third independent director to the audit committee prior to June 14, 2001. The audit committee selects and evaluates PixTech's independent auditors, reviews the audited financial statements and discusses the adequacy of PixTech's internal controls with management and the auditors. The audit committee operates under a written charter adopted by the board, a copy of which was filed with the SEC along with the definitive proxy statement for our 2001 annual meeting of stockholders.

     The compensation committee, whose members in 2000 were Messrs. Hawkins and Ritchie, acts for the board of directors with respect to our compensation practices and their implementation. It sets and implements the compensation of our officers and administers the amended and restated 1993 stock option plan and the 1995 employee stock purchase plan. The compensation committee held 2 meetings in 2000. After Mr. Hawkins resignation, on May 18, 2001, the compensation committee currently consists of Messrs. Borrel and Ritchie.

     The entire board of directors functions as a nominating committee, considering nominations submitted by the chairman of the board.

     The board of directors held 4 meetings during 2000, and each director attended at least 75% of the meetings of the board and of all committees of the board on which he served.


DIRECTOR  COMPENSATION

Director  Fees

     Non-employee directors are reimbursed for expenses incurred in attending meetings, and they also receive $1,500 for each meeting of the board of directors that they attend, plus an additional $4,000 if they attend at least four meetings in a year. Such payments may not exceed a total of $10,000 in any one-year. Messrs. Mezger and Grand-Clement are the only directors who are our employees and they will not receive additional compensation for their services as directors.

1995  Director  Stock  Option  Plan

     The 1995 director stock option plan provides that each director who is not our employee and who is elected or re-elected into office following the annual meeting of stockholders receives an automatic grant of options to purchase 6,000 shares of common stock. The options become exercisable in increments of 2,000 shares as follows: 2,000 shares on the grant date, and an additional 2,000 shares at each of the following two annual meetings of stockholders so long as the director remains in office. The options expire ten years from the grant date. The exercise price of each option is the fair market value of our common stock on the day immediately preceding the grant date. In 2000, Andre Borrel received a grant under the Director Plan of an option to purchase 6,000 shares of our common stock.

     The director plan authorizes the grant of stock options to purchase up to a maximum of 50,000 shares, (subject to adjustment in the event of a stock split or other recapitalization) of our common stock. Messrs. Hawkins, Ritchie and Borrel are currently eligible to participate under the director plan. As of March 31, 2001, options to purchase 26,000 shares of our common stock were outstanding pursuant to the director plan.

     Options granted under the director plan are not intended to qualify as incentive stock options under the Internal Revenue Code. The exercise of an option under the director plan results in ordinary income to the director and a corresponding deduction for us, in each case equal to the difference between the option price and the fair market value of the shares on the date of exercise.

                                  PixTech, Inc.
                          (a development stage company)

                             EXECUTIVE COMPENSATION

SUMMARY  COMPENSATION  TABLE  (1)

     The following table provides summary information on the cash compensation and certain other compensation paid, awarded, or accrued by us and our subsidiaries to or for our chief executive officer and each of our other four most highly compensated executive officers for 2000.

                                                                                              Long-Term
                                                                                             Compensation
Name and Principal Position                               Annual Compensation (1)               Awards
-----------------------------------------  ------------------------------------------------  ------------
                                           Year                     Salary ($)   Other ($)
                                           -----------------------  ----------  -----------  Securities
                                                                                             Underlying
                                                                                             Options (#)
Dieter Mezger                                                 2000     177,288    5,400 (2)     600,000
President and Chief Executive Officer                         1999     180,000                 300,000
                                                              1998     156,000                 300,000

Donald Crim (3)                                               2000     161,827   76,860 (4)     250,000
Vice President, Taiwan Operations                             1999     165,000   37,460 (4)     160,000

James J. Cathey (5)                                           2000     140,000   44,413 (6)     220,000
Vice President, Marketing and                                 1999      84,541  165,333 (6)     154,000
 Business Development

Michel Garcia                                                 2000      92,462   35,858 (7)     200,000
Vice President, Chief Technology Officer                      1999      91,891   44,714 (7)     100,000
                                                              1998     101,728   53,808 (7)

Jean-Luc Grand-Clement                                        2000     112,141
Former President, Former Chief Executive                      1999     133,329                 100,000
Officer, Current Chairman of the Board
                                                              1998     192,246

     _________________________________
(1) Some dollar amounts shown for Messrs. Garcia and Grand-Clement reflect the conversion of Euros to U.S. dollars at an average conversion rate for Euros to U.S. dollars of 0.8992 in 1998, 0.9954 in 1999 and 1.075 in 2000.
(2)  Automobile  expenses.
(3)  Mr.  Crim  joined  PixTech  in  June  1999.
(4) In 2000, consisted in $76,860 daily expenses. In 1999, consisted in $32,460 daily expenses and $5,000 relocation expenses.
(5)  Mr.  Cathey  joined  PixTech  in  May  1999.
(6) In 2000, bonus in connection with the DARPA program contract. In 1999, bonus in connection with the acquisition of Micron Technology, Inc.'s field emission display division.
(7) In 2000, consisted of $31,787 daily expenses, $3,498 in rent and $573 in automobile expenses. In 1999, consisted of $36,500 in daily expenses, $6,500 in rent, and $1,714 in automobile expenses.

                                  PixTech, Inc.
                          (a development stage company)

STOCK  OPTION  GRANTS  IN  LAST  FISCAL  YEAR

     The following table provides information on stock options granted during 2000 to the executive officers named in the summary compensation table.




                         Number of   % of Total
                        Securities    Options                                  Potential Realized Value at
                        Underlying   Granted to                               Assumed Annual Rates of Stock
                          Options    Employees   Exercise Price   Expiration  Price Appreciation for Option
                                                                              -----------------------------
Name                    Granted (#)   in 2000       ($/share)        Date              Term ($) (1)
----------------------  -----------              ---------------  ----------  -----------------------------

Dieter Mezger           400,000 (2)       22.45            2.083    01/18/10         554,618      1,376,669
                        200,000 (3)                        2.250    10/30/10         283,003        717,184
Donald Crim             150,000 (4)        9.36            2.083    01/18/10         207,982        516,251
                        100,000 (5)                        2.250    10/30/10         141,501        358,592
James J. Cathey         120,000 (6)        8.23            2.083    01/18/10         166,385        413,001
                        100,000 (7)                        2.250    10/30/10         141,501        358,592
Michel Garcia           100,000 (8)        7.49            2.083    01/18/10         138,655        344,167
                        100,000 (9)                        2.250    10/30/10         141,501        358,592
Jean-Luc Grand-Clement          --           --               --          --              --             --

______________________________
(1)  The  dollar  amounts  under these columns are the result of calculations at the 5% and 10% appreciation rate  set by the Securities and Exchange Commission of a value for the common stock equal to the market price  of  the  common  stock  on  the  date  of grant of the option. These amounts are not intended to forecast  possible  future  appreciation,  if  any, in  the  price  of  the  common  stock.
(2)  This  option  vests  as  to 400,000 shares on January 18, 2005.  The exercisability of 133,334 of these shares shall be  accelerated  at  any  time  after  the  price  of  the  stock  has  been  at $6.00 for three consecutive months; the exercisability  of  133,333  of  the  shares  shall be accelerated at any time  after  the  production  output  at  Unipac  has  reached  2,500  displays  in  one month, and the exercisability  of  the  133,333  remaining  shares  shall be accelerated at any time  after the date a cumulative net product billing of $5 million has been reached, starting from January 1, 2000.
(3)  This  option  vests  as  to  200,000  shares  on October 30, 2005. The exercisability of 80,000 of such shares  will  be accelerated  upon  the  achievement  of  the  2001  product revenue goal for first six months  for  January-June  2001.  The exercisability  of  80,000  additional shares will be accelerated upon  the  achievement of the 2001 product revenue goal for  second  six months for July-December 2001.
     The  exercisability of 40,000 remaining shares shall be accelerated upon the  occurrence  of an average closing  price  of  our common stock of at least $6 for any three consecutive months.
(4)  This  option  vests  as  to  150,000 shares on January 18, 2005.  The exercisability of 75,000 of these shares  shall  be  accelerated  at  any  time after  the achievement of a 3 months production output at
     Unipac  of  1,000 units per month, and  the  exercisability  of  the  remaining  75,000 shares shall be accelerated  at  any time after a 3 months production output  at  Unipac  of  2,500  units  per  month.
(5)  This  option  vests  as to 100,000 shares on October 30, 2005. The exercisability  of  33,334  of  such shares  shall  be  accelerated  upon  the  achievement  of  a  45%  overall  yield  for  4  weeks.  The exercisability  of 33,333 shares will be accelerated  upon the achievement of a 60% overall yield for 4 weeks.  The exercisability of the 33,333 remaining shares shall  be  accelerated upon the occurrence of an average closing price of our common stock of at least $6 for any three consecutive  months.
(6)  This  option  vests  as  to  120,000  shares on January 18, 2005. The exercisability of 40,000 of these shares  shall  be accelerated at  any  time  after  completion  of  invoicing of the DARPA 2000 program with  minimum $6 million; the exercisability  of  40,000 of the shares shall be accelerated at any time after entering orders representing cumulative  $5  million revenue, starting January 1, 2000, with firm delivery dates, and the exercisability of the remaining 40,000 shares  shall be accelerated at any time after entering orders representing cumulative $20 million revenue, starting January  1, 2000, with firm delivery  dates.
(7)  This option vests as to 100,000 shares on October 30, 2005. The exercisability of 33,334 of such shares shall  be  accelerated  upon  the  occurrence  of a $5 million 5.2 inch monochrome display revenue. The exercisability of 33,333 additional  shares  shall be accelerated  upon the occurrence of a $20 million
     5.2  inch  monochrome  display  and  7  inch color display revenue. The exercisability of the remaining
     33,333 shares shall be accelerated upon the occurrence of an average closing price of our common  stock of  at  least  $6  for  any  three  consecutive  months.
(8)  This  option  vests  in four equal installments on July 18, 2001, July 18, 2002, July 18, 2003 and July
     18, 2004.
(9)  This option vests as to 100,000 shares on October 30, 2005. The exercisability of 33,334 of such shares shall  be  accelerated  upon  the  achievement  of  5,000 hours lifetime of monochrome 5.2 inch display with  less  than  5%  differential  aging.  The  exercisability  of  33,333  additional shares shall be accelerated  upon the achievement of the same  results  on the 7-inch color display. The exercisability of the remaining 33,333 shares shall be accelerated upon the  occurrence  of  an  average closing price of  our common stock of at least $6 for any three consecutive months.

                                  PixTech, Inc.
                          (a development stage company)

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END STOCK OPTION VALUES

     The following table sets forth certain information concerning the exercisable and unexercisable stock options as of December 31, 2000, held by executive officers named in the summary compensation table.




                           Shares
                          Acquired                                Number of Securities           Value of Unexercised
                        On Exercise      Value Realized      Underlying Unexercised Options      In-The Money Options
   Name                     (#)                ($)                   at 12/31/00 (#)              at 12/31/00 ($) (1)
----------------------  ------------  ---------------------  -------------------------------  --------------------------
                                                              Exercisable     Unexercisable   Exercisable  Unexercisable
                        ------------  ---------------------  --------------  ---------------  -----------  -------------

Dieter Mezger                100,000                682,380         462,500          637,500            0             0
Donald Crim                   20,000                147,919          40,000          350,000            0             0
James J. Cathey                   --                     --          77,000          297,000            0             0
Michel Garcia                 50,000                432,405         108,605          308,500            0             0
Jean-Luc Grand-Clement            --                     --         637,711          173,750            0             0

_________________________________
(1)     Based  on  the  difference  between the respective option exercise price and the closing market price of our common stock  on  December  31,  2000,  which  was  $1.094.



EXECUTIVE  EMPLOYMENT  AGREEMENTS

     Each of Messrs. Grand-Clement, Garcia and Louart have entered into employment agreements in substantially the same form as most of the Company's other employees. The material terms of the employment agreements provide for employment by each individual for an indefinite period. Pursuant to the employment agreements, each individual agrees to non-competition and non-solicitation provisions, which survive for a one-year period following termination of employment. The employment agreements also contain obligations of each employee concerning confidentiality and assignment of inventions and intellectual property to PixTech. Messrs. Mezger, Crim and Cathey have entered into employment agreements providing for employment for an indefinite period, non-competition and non-solicitation for one year following termination, and confidentiality provisions. However, Mr. Mezger's employment agreement includes the following provisions: (i) upon a change of control all of Mr. Mezger's options accelerate and vest, (ii) upon termination of Mr. Mezger's employment by PixTech without cause, Mr. Mezger's options accelerate and vest and PixTech is obligated to pay Mr. Mezger a lump sum equal to two years base salary, and (iii) upon termination of Mr. Mezger's employment by Mr. Mezger due to a demotion or a decrease in base salary, PixTech is obligated to pay Mr. Mezger a lump sum equal to two years base salary. Mr. Cathey's employment agreement includes the following provisions: (i) upon a change of control all of Mr. Cathey's options accelerate and vest, (ii) upon termination of Mr. Cathey's employment by PixTech without cause, PixTech is obligated to pay Mr. Cathey a lump sum equal to six month base salary plus any benefits to which he is entitled to. Mr. Crim's employment agreement includes the following provisions (i) all options will vest in case of change of majority ownership of PixTech, (ii) upon termination of Mr. Crim's employment by Pixtech without cause, Mr. Crim will be entitled to a one time payment equal to six month salary and his stock options will continue to vest for 12 months.

                                  PixTech, Inc.
                          (a development stage company)

                                 SHARE OWNERSHIP

     The following tables set forth certain information regarding the ownership of our common stock and series E preferred stock as of March 28, 2001 by (i) persons known by us to be beneficial owners of more than 5% of our common stock and series E preferred stock, (ii) our executive officers, (iii) our directors, and (iv) all of our current executive officers and directors as a group:

COMMON  STOCK



BENEFICIAL OWNER
----------------                         SHARES OF
                                        COMMON STOCK
                                        BENEFICIALLY
                                         OWNED (1)      PERCENT OF
                                           SHARES         CLASS
                                       --------------  ------------

Unipac Optoelectronics Corporation     12,427,146 (1)         22.1%
No. 5 Hsin Road VI
Science Based Industrial Park
Hsin Chu City, Taiwan, R.O.C.

United Microelectronics Corporation     9,883,470 (2)         17.6%
2F, NO. 76 SEC 2,
Tunhwa S. RD.,
Taipei, Taiwan, R.O.C.

Micron Technology, Inc.                 7,443,562 (3)         13.2%
8000 South Federal Way
Boise, Idaho 83716-9632

Jean-Luc Grand-Clement                    653,428 (4)          1.2%
Dieter Mezger                             550,000 (5)          1.0%
Michel Garcia                             148,366 (6)            *
Marie Boem                                 71,667 (7)            *
James Cathey                               82,000 (8)            *
Don Crim                                   40,000 (9)            *
John A. Hawkins                            6,000 (10)            *
Ronald J. Ritchie                          4,000 (11)            *
Andre Borrel                               4,000 (12)            *
All directors and executive officers       1,559,461           2.7%
As a group (10 persons)

________________________________________
*    Less  than  one  percent

(1) Except as otherwise indicated in these footnotes, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Share ownership information includes shares of common stock issuable pursuant to outstanding options, which may be exercised within 60 days after March 28, 2001.
(2) Excludes 12,427,146 shares held by Unipac. In a Schedule 13D/A filed with the Securities and Exchange Commission on November 22, 1999, United Microelectronics stated its view that Unipac's shares need not be aggregated with its shares.
(3) Consists of 7,133,562 shares of common stock and a warrant to purchase 310,000 shares of common stock exercisable until May 19, 2001.
(4) Consists of shares of common stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter, 6,967 are subject to options held by Mr. Grand-Clement's wife.
(5) Consists of 50,000 shares of common stock and of 500,000 shares of common stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter.
(6) Consists of 12,261 shares of Common Stock and of 136,105 shares of Common Stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter.
(7) Consists of 5,000 shares of common stock and 66,667 shares of Common Stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter.
(8) Consists of 5,000 shares of common stock and 77,000 shares of Common Stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter.
(9) Consists of 40,000 shares of Common Stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter.
(10) Consists of 6,000 shares of common stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter.
(11) Consists of 4,000 shares of common stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter.
(12) Consists of 4,000 shares of common stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter.


SERIES  E  PREFERRED  STOCK

                               SHARES OF SERIES E PREFERRED STOCK BENEFICIALLY OWNED
                               -----------------------------------------------------
BENEFICIAL OWNER                           SHARES           PERCENT OF CLASS
-----------------------------  ------------------------  ---------------------------
Banque Generale du Luxembourg                3,329  (1)                          100

(1) As of March 28, 2001, these shares of series E stock would have been convertible into 80,626 shares of common stock.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We lease a total of approximately 73,000 square feet (7,300 square meters) of space from Micron Technology, Inc. in Boise, Idaho, under a three-year lease expiring in May 2002 at a monthly rent of $25,000 per month. The lease is renewable for an additional term of three years. This rented space includes a clean room devoted to our research and development activities. Micron is a greater than ten percent shareholder of PixTech.

     In May 1997, we entered into a Foundry Agreement with Unipac, a Taiwanese liquid crystal display manufacturer, in order to accelerate the time to manufacturing and to reduce the huge investment costs needed for a volume production of our field emission displays. This agreement will terminate on December 31, 2005. We have granted Unipac a non-exclusive right and license, without the right to grant sublicenses, under all of PixTech's intellectual property rights, to make and sell FED devices only to PixTech and its industrial partners and their respective affiliates. Unipac has acquired at its own expense the key equipment for use in connection with FED devices and PixTech may use equipment belonging to Unipac. In addition to and independently of the charges for FED components and devices under the agreement, PixTech pays Unipac a monthly service fee of approximately NTD 20 million. Unipac is a greater than ten percent shareholder of PixTech.

                                  PixTech, Inc.
                          (a development stage company)

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our common stock by Kingsbridge and Sumitomo as of April 30, 2001:



Name and Address of              Number of Shares of Common     Remaining Number of     Number of Shares of
Stockholder                       Stock Beneficially Owned    Shares of Common Stock        Common Stock
                                    Prior to the Offering         Offered Hereby         Beneficially Owned
                                                                                       Following the Offering
                                     Number       Per Cent                              Number     Per Cent
                                 -------------  -----------                            ----------  -----------
Sumitomo Corporation                      0              --                      0          0               --
1-2-2 Hitotsubashi, Chiyoda-Ku
Tokyo, 100 Japan (1)

Kingsbridge Capital Limited         240,084 (3)          (4)            12,371,896          0 (5)            0
Dawson Building
Main Street
Road Town
Tortola,
British Virgin Islands(2)


(1)    Sumitomo  has  completed  its  sales  under  this  prospectus.
(2)    The  natural  person  controlling  Kingsbridge  Capital  Limited  is  Valentine  O'Donoghue.
(3)    Includes  100,000  shares  of  common  stock  issuable  pursuant  to  the  Kingsbridge  warrant.
(4)    Less  than  1%.
(5)    Assumes  that  all shares acquired pursuant to the equity line agreement and the warrant are sold pursuant to this prospectus.  Kingsbridge  has  not  had any material relationship with us or our affiliates other than as a result of the ownership of common stock or as a result of the negotiation and the execution of the equity line agreement.
       The shares offered hereby are to be acquired by Kingsbridge pursuant to the equity line agreement or upon exercise of the warrant.

                                  PixTech, Inc.
                          (a development stage company)

                          DESCRIPTION OF CAPITAL STOCK
     Our authorized capital stock of consists of 100,000,000 shares of common stock, and 1,000,000 shares of preferred stock.

     The following summary of certain provisions of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated certificate of incorporation and our amended and restated by-laws and by the provisions of applicable law.

COMMON  STOCK

     Holders of common stock are entitled to one vote per share on matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of common stock are entitled to receive ratable dividends when declared by our board of directors. Upon the liquidation, dissolution or winding up of PixTech, holders of common stock share ratably in PixTech's assets available for distribution to our stockholders, subject to the preferential rights of any preferred stock. The common stock outstanding upon the effective date of this prospectus is fully paid and nonassessable. As of April 27, 2001, 56,045,198 shares of our common stock are issued and outstanding, and 520,000 were reserved for issuance upon the exercise of certain outstanding warrants and approximately 5,336,045 were reserved for issuance pursuant to stock option plans and employee stock purchase plans.

     We have issued a warrant to Micron to purchase an aggregate of 310,000 shares of our common stock at $2.25313 per share.

     We are obligated to issue a warrant to purchase 35,000 shares of our common stock to Needham & Company, Inc., in connection with an agreement for financial advisory services, which is exercisable at a price of $2.26 per share and expires on May 10, 2004.

     We are obligated to issue a warrant to purchase 75,000 shares of our common stock to Josephthal and Co, in connection with an agreement for financial advisory services, which is exercisable at a price of $2.26 per share and expires on June 17, 2004.

     In addition, we have issued a warrant to Kingsbridge to purchase 100,000 shares of our common stock at $2.30 per share, which expires on February 6, 2003.

PREFERRED  STOCK

     In December 1998, we issued 367,269 shares of series E stock, at a price of $22.5313 per share, to certain institutional investors. The series E stock is generally convertible into our common stock at a rate equal to the lesser of (a) $1.60938, and (b) the average closing price of our common stock over the ten trading day ending period ending on the day immediately preceding the day upon conversion.

     There currently are 500,000 shares of preferred stock designated as series E stock, 3,329 shares of which are currently outstanding. The holders of series E stock will receive cumulative compounding dividends, if declared, at the rate of six percent per year which we may pay with additional shares of common stock upon conversion of the series E stock. In addition, we are required to pay an additional dividend equal to the higher of (a) two percent per year, pro rated on the basis of twelve 30-day months and a 360-day year, for the number of days that our common stock has a closing bid price that is less than $2.25313 and (b) four percent per year, pro rated on the basis of twelve 30-day months and a 360-day year, for the number of days that our common stock has a closing bid price that is less than $1.12657.

     Our board of directors has the authority to issue 500,000 shares of additional preferred stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Our board of directors could, without the approval of the stockholders, issue preferred stock having voting or conversion rights that could adversely affect the voting power of the holders of common stock, and the issuance of preferred stock could be used, under certain circumstances, to render more difficult or discourage a hostile takeover of PixTech. We have no present plans to issue any additional shares of preferred stock.

                                  PixTech, Inc.
                          (a development stage company)

ANTI-TAKEOVER  MEASURES

     In addition to the directors' ability to issue shares of preferred stock in one or more series, our restated certificate of incorporation and by-laws contain several other provisions that are commonly considered to have an anti-takeover effect. Our restated certificate includes a provision classifying our board of directors into three classes with staggered three-year terms, a provision prohibiting stockholder action by written consent except as otherwise provided by law and a provision requiring 70% stockholder approval for certain acquisitions, including a merger consolidation, sale or other disposition of all or substantially all of our assets, which has not been approved by a majority of the independent members of our board of directors. Under our restated certificate and by-laws, the directors may enlarge the size of our board and fill any vacancies on the board. Our by-laws provide that nominations for directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies us of its intention a specified period in advance and furnishes certain information. Our by-laws also provide that special meetings of our stockholders may be called only by the President or the directors and require advance notice of business to be brought by a stockholder before the annual meeting.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, a law regulating corporate takeovers. In certain circumstances, the Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging in a "business combination" with an "interested stockholder" for three years following the date on which this stockholder became an "interested stockholder" subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder. Engaging in a business combination includes a merger or sale of more than ten percent of the corporation's assets, and an interested stockholder is a stockholder who owns 15% or more of the corporation's outstanding voting stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation, excluding shares held by persons who are both directors and officers or by certain employee stock plans. A Delaware corporation subject to the Anti-Takeover Law may "opt out" of the Anti-Takeover Law with an express provision either in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares; such an amendment is effective following expiration of twelve months from adoption. We have not "opted out" of the Anti-Takeover Law.

     The provisions of the restated certificate of incorporation and by-laws and Delaware law described above could have the effect of discouraging others from attempting hostile takeovers of PixTech and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that might result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions, which stockholders may otherwise deem to be in their best interests.

TRANSFER  AGENT

     The  transfer  agent  and  registrar for our common stock is American Stock
Transfer  &  Trust  Company.

                                  PixTech, Inc.
                          (a development stage company)

                              PLAN OF DISTRIBUTION

     To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any broker-dealers; (b) the number of shares of common stock involved; (c) the price at which this common stock is to be sold; (d) the commissions paid or discounts or concessions allowed to these broker-dealers, where applicable; (e) that these broker- dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and (f) other facts material to the transaction.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common stock may not simultaneously engage in market making activities with respect to the securities for a period beginning when the person becomes a distribution participant and ending upon the person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition and without limiting the foregoing, in connection with transactions in the common stock, PixTech and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as PixTech and the selling stockholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the common stock.

KINGSBRIDGE

     We have been advised by Kingsbridge that it may sell the common stock from time to time in transactions on the Nasdaq National Market (or any exchange where the common stock is then listed) in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. Kingsbridge may effect these transactions by selling the common stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from Kingsbridge or the purchasers of the common stock for whom the broker-dealer may act as an agent or to whom it may sell the common stock as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

     Kingsbridge is an "underwriter" within the meaning of the Securities Act in connection with the sale of the common stock offered hereby. Assuming that we are in compliance with the conditions of the equity line agreement, Kingsbridge must accept puts of shares from us, subject to minimum and maximum aggregate dollar amounts, during the term of the equity line agreement. Broker-dealers who act in connection with the sale of the common stock may also be deemed to be underwriters. Profits on any resale of the common stock as a principal by these broker-dealers and any commissions received by these broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. Any broker-dealer participating in these transactions as agent may receive commissions from Kingsbridge (and, if they act as agent for the purchaser of this common stock, from this purchaser). Broker-dealers may agree with Kingsbridge to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent the a broker- dealer is unable to do so acting as agent for Kingsbridge, to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to Kingsbridge. Broker-dealers who acquire common stock as principal may thereafter resell the common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with these resales may pay to or receive from the purchasers of the common stock commissions computed as described above.

     Kingsbridge has agreed that it will not engage in short sales of our common stock except for three days after it receives notice of the company's intent to put common stock.

     Any short sales by Kingsbridge may be covered only with shares of common stock issued to Kingsbridge pursuant to the equity line agreement.

                                  PixTech, Inc.
                          (a development stage company)

     Kingsbridge will pay all commissions and certain other expenses associated with the sale of the common stock. The common stock offered hereby is being registered pursuant to our contractual obligations, and we have agreed to pay the costs of registering the shares hereunder, including legal fees up to a maximum of $5,000, commissions, transfer taxes and certain other expenses for resale of the common stock. We have also agreed to indemnify Kingsbridge with respect to the common stock offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if this indemnity is unavailable, to contribute toward amounts required to be paid in respect of these liabilities.

     We have also agreed to reimburse Kingsbridge for costs and expenses incurred in connection with this offering. These may include the fees, expenses and disbursements of counsel for Kingsbridge for the preparation of the equity line agreement and associated documentation and the registration statement of which this prospectus forms a part, up to a maximum of $5,000. In addition, we have agreed to reimburse Kingsbridge for expenses incurred in obtaining insurance against liability under the Securities Act of 1933 and Securities Exchange Act of 1934, as amended, in an amount initially equal to 3% of each put amount.

     The price at which the common stock will be issued by us to Kingsbridge will be 88-90% of the market price, as defined in the equity line agreement, on the date we issue shares. Assuming an offering price of $1.135 per share (based on the average of the high and low bid prices of the common stock as reported by the Nasdaq National Market on April 30, 2001), underwriting compensation is as follows:

     -    discount  to  Kingsbridge,  $0.1362  per  share;
     - warrant to purchase 100,000 shares of common stock exercisable by Kingsbridge at $2.30 per share;
     - costs associated with the preparation of this prospectus, approximately $80,000; and
     - reimbursement for securities liability insurance equal to 3% of each put amount.

SUMITOMO

     Sumitomo held a note in the principal amount of $5,000,000, the entire amount of which has been converted into our common stock and sold. Therefore, Sumitomo will not sell additional shares under this prospectus.

                                  PixTech, Inc.
                          (a development stage company)

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, two post-effective amendments to the registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to PixTech and the common stock offered by this prospectus, refer to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance you should refer to the copy of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement may be inspected without charge at the offices of the SEC in Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549 upon the payment of the fees prescribed by the SEC. The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the Commission. We also maintain a web site
(http://www.pixtech.com),  which  is  not  a  part  of  this  prospectus.


                                  LEGAL MATTERS

     Palmer & Dodge LLP, Boston, Massachusetts, counsel to PixTech, is giving PixTech an opinion on the validity of the shares covered by this prospectus.
Richard  B.  Smith,  a  partner  at  Palmer  &  Dodge  LLP,  is  our  secretary.


                                     EXPERTS

     Ernst & Young Audit, independent auditors, have audited our consolidated financial statements at December 31, 2000 and 1999, and for the three years in the period ended December 31, 2000, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young Audit's report, given on their authority as experts in accounting and auditing.

                                  PixTech, Inc.
                          (a development stage company)

INDEX  TO  FINANCIAL  STATEMENTS

                                                                                                         PAGE
                                                                                                         ----
Report of Independent Auditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47

Consolidated Balance Sheets at December 31, 2000, 1999 and March 31, 2001(unaudited)  . . . . . . . . .    48

Consolidated Statements of Comprehensive Operations for the years ended December 31, 2000, 1999, 1998, for the three months ended March 31, 2001 and 2000 (unaudited) and the period from June 18, 1992 (date
of inception) through March 31, 2001 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . .    49

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 2000, 1999,
1998, for the three months ended March 31, 2001 and 2000 (unaudited) and the period from June 18, 1992
(date of inception) through March 31, 2001 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . .    50

Consolidated Statements of Cash Flows for the years ended December 31, 2000, 1999, 1998, for the three months ended March 31, 2001 and 2000 (unaudited) and the period from June 18, 1992 (date of inception)
through March 31, 2001 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52

                                  PixTech, Inc.
                          (a development stage company)


REPORT  OF  INDEPENDENT  AUDITORS

The  Board  of  Directors  and  Shareholders
PixTech,  Inc.

     We have audited the accompanying consolidated balance sheets of PixTech, Inc. (a development stage company) as of December 31, 1999 and 2000 and the related consolidated statements of operations, shareholders' equity, and cash flows for the period from June 18, 1992 (date of inception) through December 31, 2000, and for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of PixTech's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PixTech, Inc. (a development stage company) as of December 31, 1999 and 2000 and the consolidated results of its operations and its cash flows for the period June 18, 1992 (date of inception) through December 31, 2000 and for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.



Ernst  &  Young  AUDIT
Represented  by:  Christine  Blanc-Patin


Marseille
March  05,  2001

                                  PixTech, Inc.
                          (a development stage company)


                                    CONSOLIDATED BALANCE SHEETS
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                       DECEMBER 31,    DECEMBER 31,    MARCH 31,
                                                                           1999            2000           2001
                                                                      --------------  --------------  ------------
                                                                                                      (UNAUDITED)
                                                                      --------------  --------------  ------------
ASSETS
Current assets:
    Cash & cash equivalents available . . . . . . . . . . . . . . .   $      14,663   $      16,847   $    10,446
    Restricted cash - short term. . . . . . . . . . . . . . . . . .           1,667             833           833
    Accounts receivable:
      Trade . . . . . . . . . . . . . . . . . . . . . . . . . . . .              57             148            94
      Other   . . . . . . . . . . . . . . . . . . . . . . . . . . .             709             596           794
    Inventories
        Raw Materials . . . . . . . . . . . . . . . . . . . . . . .           1,109           1,019         1,236
        Finished Goods. . . . . . . . . . . . . . . . . . . . . . .              --              41            37
    Other  . . . . . . . . . . . . . . . . . . . . . . . . .  . . .             651             737           708
                                                                      --------------  --------------  ------------
        Total current assets. . . . . . . . . . . . . . . . . . . .          18,856          20,221        14,148
Restricted cash - long term . . . . . . . . . . . . . . . . . . . .           5,833             417           208
Property, plant and equipment, net  . . . . . . . . . . . . . . . .          24,933          19,014        17,152
Goodwill, net     . . . . . . . . . . . . . . . . . . . . . . . . .              78               6            --
Deferred tax assets . . . . . . . . . . . . . . . . . . . . . . . .           1,255              --            --
Other assets - long term. . . . . . . . . . . . . . . . . . . . . .             214              58            55
                                                                      --------------  --------------  ------------
        Total assets. . . . . . . . . . . . . . . . . . . . . . . .   $      51,169   $      39,716   $    31,563
                                                                      ==============  ==============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of long term debt . . . . . . . . . . . . . . .   $       8,128   $       1,146   $       894
    Current portion of capital lease obligations  . . . . . . . . .           2,455             157           101
    Accounts payable  . . . . . . . . . . . . . . . . . . . . . . .           7,548           7,885         6,586
    Accrued expenses. . . . . . . . . . . . . . . . . . . . . . . .           2,135           1,612         1,638
                                                                      --------------  --------------  ------------
        Total current liabilities . . . . . . . . . . . . . . . . .          20,266          10,800         9,219
Deferred revenue. . . . . . . . . . . . . . . . . . . . . . . . . .             248             580         1,078
Long term debt, less current portion. . . . . . . . . . . . . . . .           3,075           2,962         2,725
Capital lease obligation, less current portion. . . . . . . . . . .           7,644           5,133         5,169
Other long term liabilities, less current portion . . . . . . . . .              52              37            35
                                                                      --------------  --------------  ------------
        Total liabilities . . . . . . . . . . . . . . . . . . . . .          31,285          19,512        18,226
                                                                      ==============  ==============  ============
STOCKHOLDERS' EQUITY
   Convertible preferred stock Series E, $0.01 par value, authorized shares-1,000,000; issued and outstanding shares-297,269 ; 22,095 and
3,029 respectively . . . . . . . . . . . . . . . . . . . . . . . . .              3               1             1
   Common stock, $0.01 par value, authorized shares-60,000,000 and
100,000,000 respectively; issued and outstanding shares-37,351,283;
55,682,464 and 56,045,198 respectively  .. . . . . . . . . . . . . .            373             557           560
   Additional paid-in capital  . . . . . . . . . . . . . . . . . . .        105,081         131,983       132,037
   Cumulative translation adjustment  .. . . . . . . . . . . . . . .         (2,988)         (4,076)       (3,929)
   Deficit accumulated during development stage  . . . . . . . . . .        (82,585)       (108,261)     (115,332)
                                                                      --------------  --------------  ------------
       Total stockholders' equity  . . . . . . . . . . . . . . . . .         19,884          20,204        13,337
                                                                      --------------  --------------  ------------
       Total liabilities and stockholders' equity  . . . . . . . . .  $      51,169   $      39,716   $    31,563
                                                                      ==============  ==============  ============


                             See accompanying notes.

                                  PixTech, Inc.
                          (a development stage company)


                                      CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                                                   Period from
                                                                                                                    June 18,
                                                                                                                    1992 (date
                                                                                                                  of inception)
                                                               Year Ended                 Three Months Ended        through
                                                               December 31,                    March 31,            March 31,
                                                      -------------------------------  --------------------------  ------------
                                                        1998       1999       2000         2000          2001          2001
                                                      ---------  ---------  ---------  ------------  ------------  ------------
                                                                                       (unaudited)   (unaudited)   (unaudited)
Revenues
    Cooperation & license revenues  . . . . . . . . . $  1,239   $     --   $     --   $        --   $        --   $    26,449
    Product sales   . . . . . . . . . . . . . . . . .      445        484        331            86            51         3,692
    Other revenues  . . . . . . . . . . . . . . . . .    1,968      4,908      6,009         1,904         1,098        17,921
                                                      ---------  ---------  ---------  ------------  ------------  ------------
        Total revenues  . . . . . . . . . . . . . . .    3,652      5,392      6,340         1,990         1,149        48,062
                                                      ---------  ---------  ---------  ------------  ------------  ------------
Cost of revenues
    License fees and royalties  . . . . . . . . . . .       24       (361)      (310)          (88)           (3)       (2,190)
                                                      ---------  ---------  ---------  ------------  ------------  ------------
Gross margin. . . . . . . . . . . . . . . . . . . . .    3,676      5,031      6,030         1,902         1,146        45,872
                                                      ---------  ---------  ---------  ------------  ------------  ------------

Operating expenses
    Research and development:
        Acquisition of intellectual property rights       (125)       (75)       (57)          (57)           --        (5,022)
        Other.  . . . . . . . . . . . . . . . . . . .  (19,289)   (27,181)   (29,514)       (7,794)       (7,196)     (136,419)
                                                      ---------  ---------  ---------  ------------  ------------  ------------
                                                       (19,414)   (27,256)   (29,571)       (7,851)       (7,196)     (141,441)
    Marketing & sales . . . . . . . . . . . . . . . .   (1,433)    (1,279)    (1,105)         (313)         (200)       (9,191)
    Administrative & general expenses . . . . . . . .   (2,515)    (2,983)    (2,769)         (813)         (760)      (19,328)
                                                      ---------  ---------  ---------  ------------  ------------  ------------
                                                       (23,362)   (31,518)   (33,445)       (8,977)       (8,156)     (169,960)
                                                      ---------  ---------  ---------  ------------  ------------  ------------

Loss  from  operations. . . . . . . . . . . . . . . .  (19,686)   (26,487)   (27,415)       (7,075)       (7,010)     (124,088)

Other income / (expense)
    Interest income . . . . . . . . . . . . . . . . .      828        800      1,297           338           190         5,135
    Interest expense. . . . . . . . . . . . . . . . .   (1,536)    (1,664)      (605)         (309)          (87)       (5,103)
    Foreign exchange gains / (losses) . . . . . . . .      372     (1,076)       857           359          (190)          617
    Other revenues / (expenses) . . . . . . . . . . .       --         --        188            --            26           214
                                                      ---------  ---------  ---------  ------------  ------------  ------------
                                                          (336)    (1,940)     1,737           388           (61)          863
Loss before income tax benefit. . . . . . . . . . . .  (20,022)   (28,427)   (25,678)       (6,687)       (7,071)     (123,225)
Income tax benefit. . . . . . . . . . . . . . . . . .    2,159         --         --            --            --         7,893
                                                      ---------  ---------  ---------  ------------  ------------  ------------
Net loss. . . . . . . . . . . . . . . . . . . . . . . $(17,863)  $(28,427)  $(25,678)  $    (6,687)  $    (7,071)  $  (115,332)
                                                      =========  =========  =========  ============  ============  ============
Dividend accrued to holders of Preferred Stock  . . .      (12)      (513)      (116)          (89)           (3)         (644)
                                                      ---------  ---------  ---------  ------------  ------------  ------------
Net loss to holders of Common stock . . . . . . . . . $(17,875)  $(28,940)  $(25,794)  $    (6,776)  $    (7,074)  $  (115,976)
                                                      =========  =========  =========  ============  ============  ============

    Net loss per share of Common stock . . . . . . . .$  (1.23)  $  (1.26)  $   (.51)  $      (.16)  $      (.13)
                                                      =========  =========  =========  ============  ============

    Shares of Common stock used in computing net
    loss per share . . . . . . . . . . . . . . . . . .  14,548     22,948     50,662        40,562        55,948

Net loss . . . . . . . . . . . . . . . . . . . . . . .$(17,863)  $(28,427)  $(25,678)  $    (6,687)  $    (7,071)  $  (115,976)
Change in cumulative translation adjustment. . . . . .     392     (1,249)    (1,087)         (748)          147        (3,929)
Comprehensive net loss . . . . . . . . . . . . . . . .$(17,471)  $(29,676)  $(26,765)  $    (7,435)  $    (6,924)  $  (119,105)


                                                     See accompanying notes.

                                  PixTech, Inc.
                          (a development stage company)


                      CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                          CONVERTIBLE PREFERRED    COMMON STOCK
                                                           -------------------  -------------------
                                                                  STOCK
                                                           -------------------
                                                                                                                    DIVIDENDS
                                                                                                                   ------------
                                                                                                                    ACCRUED TO
                                                                                                                   ------------
                                                                                                      ADDITIONAL    HOLDERS OF
                                                                                                     ------------  ------------
                                                            SHARES                SHARES               PAID-IN      PREFERRED
                                                           ---------            ----------           ------------  ------------
                                                            ISSUED     AMOUNT     ISSUED    AMOUNT     CAPITAL        STOCK
                                                           ---------  --------  ----------  -------  ------------  ------------
  BALANCE AT DECEMBER 31, 1997                                                  13,762,732  $   138  $    57,067

  Common stock issued in private placements, net
of issuance costs -- $44                                                         1,236,222       12        4,493
  Issuance of Series E convertible preferred stock,
net of issuance costs -- $822                               367,269   $     4                              7,449           (12)

  Issuance of common stock under stock option plan                                   1,375                     1
  Translation adjustment
  Net loss-Year ended December 31, 1998
                                                           ---------  --------  ----------  -------  ------------  ------------
  BALANCE AT DECEMBER 31, 1998                              367,269   $     4   15,000,329  $   151  $    69,012   $       (12)

  Common stock issued in private placements                                        150,000        2          350
  Issuance costs and dividends accrued in relation
to Series E convertible preferred stock issued in
December 1998                                                                                                (36)         (512)
  Conversion of Series E preferred stock                    (70,000)  $    (1)   1,114,220       11          (10)
  Issuance of common stock in connection with the
acquisition of certain assets of Micron Display, net of
issuance costs -- $511                                                           7,133,562       71       14,134
  Issuance of warrants                                                                                       297
  Issuance of common stock following conversion of
Sumitomo  convertible loan                                                         750,000        8        1,081

  Issuance of common stock under stock option plan                                 137,217        1           72
  Issuance of common stock in connection with
Equity Line   Kingsbridge, net of issuance costs --
$176                                                                               624,809        6          818
  Issuance of common stock in connection with
private placement, net of issuance Costs -- $36                                 12,427,146      124       19,839
  Issuance of common stock in connection with
Coloray                                                                             14,000        1           50
  Translation adjustment
  Net loss-Year ended December 31, 1999
                                                           ---------  --------  ----------  -------  ------------  ------------
  BALANCE AT DECEMBER 31, 1999                              297,269   $     3   37,351,283  $   376  $   105,606   $      (525)

  Dividends accrued in relation to Series E
convertible Preferred Stock issued in December 98                                                                          450
    Conversion of Series E Preferred Stock                 (275,174)       (3)   4,195,254       42          (38)
  Issuance of common stock following conversion of
Sumitomo convertible loan                                                        2,126,246       21        3,890
  Issuance of common stock following conversion of
Sumitomo straight loan                                                             385,549        4        2,496
  Issuance of common stock in connection with
Kingsbridge Equity Line, net of issuance costs of
$195                                                                             2,003,295       20        4,785
  Issuance of common stock in connection with
Coloray                                                                             16,000       --           57
  Issuance of common stock in connection with
private placement, net of issuance costs -- $13                                  9,320,359       93       14,893

  Issuance of common stock under stock option plan                                 284,478        3          368
  Translation adjustment
  Net loss-Year ended December 31, 2000
                                                           ---------  --------  ----------  -------  ------------  ------------
  BALANCE AT DECEMBER 31, 2000                               22,095   $     1   55,682,464  $   557  $   132,058   $       (75)
  Dividends accrued in relation to Series E
convertible Preferred Stock issued in December 98
(unaudited)                                                                                                                 (3)

Conversion of Series E Preferred Stock (unaudited)          (18,766)       (0)     362,734        3           (8)           65
Translation adjustment (unaudited)
Net loss-Three months ended March 31, 2001
(unaudited)
                                                           ---------  --------  ----------  -------  ------------  ------------
BALANCE AT MARCH 31, 2001 (UNAUDITED)                         3,329   $     1   56,045,198  $   560  $   132,050   $       (13)
---------------------------------------------------------






                                                             OTHER       DEFICIT
                                                           ---------  -------------
                                                             OTHER     ACCUMULATED
                                                           ---------  -------------
                                                            COMPRE       DURING
                                                           ---------  -------------
                                                            HENSIVE    DEVELOPMENT
                                                           ---------  -------------
                                                            INCOME        STAGE        TOTAL
                                                           ---------  -------------  ---------
  BALANCE AT DECEMBER 31, 1997                             $ (2,132)  $    (36,293)  $ 18,780

  Common stock issued in private placements, net
of issuance costs -- $44                                                                4,506
  Issuance of Series E convertible preferred stock,
net of issuance costs -- $822                                                           7,440

  Issuance of common stock under stock option plan                                          1
  Translation adjustment                                        392                       392
  Net loss-Year ended December 31, 1998                                    (17,863)   (17,863)
  BALANCE AT DECEMBER 31, 1998                             $ (1,740)  $    (54,156)  $ 13,257

  Common stock issued in private placements                                               352
  Issuance costs and dividends accrued in relation
to Series E convertible preferred stock issued in
December 1998                                                                            (548)
  Conversion of Series E preferred stock
  Issuance of common stock in connection with the
acquisition of certain assets of Micron Display, net of
issuance costs -- $511                                                                 14,205
  Issuance of warrants                                                                    297
  Issuance of common stock following conversion of
Sumitomo  convertible loan                                                              1,088

  Issuance of common stock under stock option plan                                         73
  Issuance of common stock in connection with
Equity Line   Kingsbridge, net of issuance costs --
$176                                                                                      824
  Issuance of common stock in connection with
private placement, net of issuance Costs -- $36                                        19,963
  Issuance of common stock in connection with
Coloray                                                                                    51
  Translation adjustment                                     (1,249)                   (1,249)
  Net loss-Year ended December 31, 1999                                    (28,428)   (28,428)
                                                           ---------  -------------  ---------
  BALANCE AT DECEMBER 31, 1999                             $ (2,989)  $    (82,584)  $ 19,885

  Dividends accrued in relation to Series E
convertible Preferred Stock issued in December 98                                         450
    Conversion of Series E Preferred Stock                                                  1
  Issuance of common stock following conversion of
Sumitomo convertible loan                                                               3,912
  Issuance of common stock following conversion of
Sumitomo straight loan                                                                  2,500
  Issuance of common stock in connection with
Kingsbridge Equity Line, net of issuance costs of
$195                                                                                    4,805
  Issuance of common stock in connection with
Coloray                                                                                    57
  Issuance of common stock in connection with
private placement, net of issuance costs -- $13                                        14,987

  Issuance of common stock under stock option plan                                        370
  Translation adjustment                                     (1,087)                   (1,087)
  Net loss-Year ended December 31, 2000                                    (25,678)   (25,678)
                                                           ---------  -------------  ---------
  BALANCE AT DECEMBER 31, 2000                             $ (4,076)  $   (108,261)  $ 20,204
  Dividends accrued in relation to Series E
convertible Preferred Stock issued in December 98
(unaudited)                                                                                (3)

Conversion of Series E Preferred Stock (unaudited)                                         60
Translation adjustment (unaudited)                              147                       147
Net loss-Three months ended March 31, 2001
(unaudited)                                                                 (7,071)    (7,071)
BALANCE AT MARCH 31, 2001 (UNAUDITED)                      $ (3,929)  $   (115,332)  $ 13,337
---------------------------------------------------------  ---------  -------------  ---------

                                    See accompanying notes.

                                  PixTech, Inc.
                          (a development stage company)


                                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                                    PERIOD FROM
                                                                                                                   JUNE 18, 1992
                                                                                                                     (DATE OF
                                                                                                                     INCEPTION)
                                                                 YEAR ENDED                 THREE MONTHS ENDED        THROUGH
                                                               DECEMBER  31ST,                  MARCH  31ST,        MARCH.  31ST,
                                                         1998       1999       2000         2000          2001          2001
                                                       ---------  ---------  ---------  ------------  ------------  ------------
                                                                                        (unaudited)   (unaudited)   (unaudited)
OPERATING ACTIVITIES
  Net loss  . . . . . . . . . . . . . . . . . . . . .  $(17,863)  $(28,427)  $(25,678)  $    (6,687)  $    (7,071)  $  (115,332)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
  Depreciation and amortization  .. . . . . . . . . .     4,359      6,999      7,063         1,860         1,728        31,715
  Gain on disposal of fixed assets  . . . . . . . . .       (12)         -          -             -             -           (43)
  Deferred taxes  . . . . . . . . . . . . . . . . . .       680      2,854      1,165             -             -          (464)
  ''In kind'' transactions. . . . . . . . . . . . . .         -          -          -             -             -         1,420
  Change in assets and liabilities
    Accounts receivable-Trade  .. . . . . . . . . . .       337        398        (92)          (23)           60            22
    Accounts receivable-Other  .. . . . . . . . . . .       (75)      (574)       610          (105)         (199)          157
    Inventory  .. . . . . . . . . . . . . . . . . . .      (223)       (19)       (41)         (166)         (264)       (1,342)
    Other assets  . . . . . . . . . . . . . . . . . .       996        841        (69)          203           173           377
    Accounts payable, accrued expenses and
    other assets and liabilities  . . . . . . . . . .     2,948      1,797      1,370           781           (39)       11,776
    Deferred revenue  . . . . . . . . . . . . . . . .      (490)    (1,814)       355           167           545         1,376
                                                       ---------  ---------  ---------  ------------  ------------  ------------
  NET CASH USED IN OPERATING ACTIVITIES  .. . . . . .    (9,343)   (17,945)   (15,317)       (3,970)       (5,067)      (70,339)
                                                       ---------  ---------  ---------  ------------  ------------  ------------

INVESTING ACTIVITIES
  Additions to property, plant, and equipment  .. . .    (1,860)    (1,235)    (1,848)         (761)         (334)      (22,737)
  Reclassification of cash equivalents as restricted
  cash. . . . . . . . . . . . . . . . . . . . . . . .       (32)     2,464      6,249         5,625           208        (1,191)
  Additions to patents  . . . . . . . . . . . . . . .         -          -          -             -             -          (130)
                                                       ---------  ---------  ---------  ------------  ------------  ------------
  NET CASH USED IN INVESTING ACTIVITIES  .. . . . . .    (1,892)     1,229      4,401         4,864          (126)      (24,058)

FINANCING ACTIVITIES
  Stock issued  . . . . . . . . . . . . . . . . . . .    11,906     25,105     19,724         3,296             -       112,333
  Proceeds from long-term borrowings  . . . . . . . .         -      2,014        727             -             -        19,028
  Proceeds from sale leaseback transactions  .. . . .         -          -          -             -             -         2,731
  Payments for equipment purchases financed by
  accounts payable  . . . . . . . . . . . . . . . . .         -          -          -             -             -        (3,706)
  Repayment of long-term borrowings  .. . . . . . . .      (739)    (4,038)    (1,180)         (396)         (296)       (9,329)
  Repayment of capital lease obligations  . . . . . .    (1,695)    (1,987)    (4,707)       (5,436)          (16)      (10,712)
                                                       ---------  ---------  ---------  ------------  ------------  ------------
  NET CASH PROVIDED BY FINANCING ACTIVITIES  .. . . .     9,472     21,094     14,564        (2,536)         (312)      110,345

  Effect of exchange rates on cash  . . . . . . . . .      (499)       119     (1,464)         (685)         (896)       (5,502)
                                                       ---------  ---------  ---------  ------------  ------------  ------------
  Net increase / (decrease) in cash equivalents  .. .    (2,262)     4,497      2,184        (2,327)       (6,401)       10,446

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD  .. . .    12,428     10,166     14,663        14,663        16,847             -
                                                       ---------  ---------  ---------  ------------  ------------  ------------
CASH AND CASH EQUIVALENTS END OF PERIOD  .. . . . . .  $ 10,166   $ 14,663   $ 16,847   $    12,336   $    10,446   $    10,446
                                                       =========  =========  =========  ============  ============  ============

SUPPLEMENTAL DISCLOSURES OF NON CASH ACTIVITIES:
Equipment acquired under capitalized leases . . . . .  $ 12,048   $    688   $    168             -             -   $    14,113
Equipment purchases financed by accounts payable. . .         -          -          -             -             -   $       920
Repayment of long-term borrowings by issuance of
Common stock. . . . . . . . . . . . . . . . . . . . .         -          -   $  6,412             -             -   $     6,412
Long term debt assumed following Micron Transaction .         -   $  2,875          -             -             -   $     2 875
Property, plant and equipment acquired by issuance of
Common stock. . . . . . . . . . . . . . . . . . . . .         -   $ 13,375          -             -             -   $    13,375
Licenses acquired payable over two or three years  ..         -          -          -             -             -   $     3,765
Acquisitions of intangible by issuance of warrants  .         -          -          -             -             -   $       230
Fixed assets disposed of in like-kind exchange  . . .         -          -          -             -             -   $       468
Fixed assets acquired through like-kind exchange  . .         -          -          -             -             -   $       499
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid  .. . . . . . . . . . . . . . . . . . .  $    729   $    994   $    258   $       190   $         4   $     2,181


                             See accompanying notes.

                                  PixTech, Inc.
                          (a development stage company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (ALL AMOUNTS IN THOUSANDS EXCEPT SHARE AMOUNTS)

           (INFORMATION AS OF MARCH 31, 2001 AND FOR THE THREE MONTHS
               PERIODS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)

1.     ORGANIZATION  AND  BUSINESS  ACTIVITY

     PixTech, Inc. was incorporated under the laws of Delaware on October 27, 1993. On November 30, 1993, PixTech, Inc. acquired 100% beneficial ownership of PixTech S.A., through a share exchange agreement. PixTech S.A. was incorporated under the laws of France on June 18, 1992. For accounting purposes, the acquisition has been treated as a recapitalization of PixTech S.A. As used herein, ''we'' refers to PixTech, Inc. and PixTech S.A.

     We are dedicated to improving, utilizing and licensing certain background technology developed by Laboratoire Electronique de Technologie et d'Instrumentation, a French government-owned research and development laboratory in the field of flat panel displays using electron emitters.

     We have devoted substantially all our efforts to raising capital, conducting research and development activities, concluding cooperation and license agreements with certain displays manufacturers, and establishing manufacturing capabilities for our field emission displays. Revenues from principal planned operations will mainly consist of product sales. As these revenues have not been significant and therefore, we are still in a development stage and fall under the provisions of FAS No. 7, ''Accounting and Reporting by Development Stage Enterprises''.

2.     SUMMARY  OF  THE  SIGNIFICANT  ACCOUNTING  POLICIES

BASIS  OF  PRESENTATION

     The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES  OF  CONSOLIDATION

     The consolidated financial statements include the accounts of PixTech, Inc. and its wholly owned subsidiary PixTech S.A. Inter-company accounts and transactions have been eliminated in consolidation.

FISCAL  YEAR

     We  end  our  fiscal  year  on  December  31.

REVENUE  RECOGNITION-COOPERATION  AND  LICENSE  AGREEMENTS

     We have entered into cooperation and license agreements with certain display manufacturers. Under these contracts, we share technology with such members through cross licensing provisions. Each contract provides for certain fees and royalties to be paid to us. We believe that each of the cooperation and license agreements are long-term construction/production contracts pursuant to SOP 81-1 and that the criteria have been satisfied to entitle us to partially recognize the revenue under those contracts. Certain fees payable to us under these agreements were milestone-related and were due upon the achievement of milestones. In accordance with the terms of the agreements, such fees are irrevocable when paid. We recognized this milestone-related revenue only when each milestone had been fully performed, as agreed by the parties. Costs incurred under these contracts were considered costs in the period incurred, regardless of when related revenue is recognized.

                                  PixTech, Inc.
                          (a development stage company)


     TEXAS INSTRUMENTS: We entered into a cooperation and license agreement with Texas Instruments Incorporated on June 29, 1993. This agreement was terminated on July 15, 1996. In 1996, we recognized cooperation and license revenues under this terminated agreement in the amount of $1,336.


     FUTABA CORPORATION: We entered into a cooperation and license agreement with Futaba Corporation ("Futaba") on November 27, 1993 (the ''Futaba agreement''). Pursuant to the Futaba agreement, Futaba agreed to pay us a license fee upon signing the agreement, which was recognized upon execution of the agreement. Futaba also agreed to a technology transfer fee, payable to us in three installments upon the achievement of certain milestones, and an additional fee payable annually upon the achievement of further product development milestones. Finally, to the extent that Futaba successfully incorporates the cross-licensed technology into its own products, Futaba must make royalty payments in connection with the sale of products incorporating the technology we licensed. At that time, we will recognize royalty revenues.

     In order to reach certain specified milestones under the Futaba agreement, we performed certain services in the field of technology development. In accordance with the terms of the Futaba agreement, the milestone-related revenues were recognized when certain milestones were achieved. The cooperation period with Futaba expired in January 1997 and we will not record any additional milestone based revenues in the future.

     RAYTHEON COMPANY: We entered into a cooperation and license agreement with Raytheon Company ("Raytheon") on June 1, 1994 (the ''Raytheon agreement'').
Pursuant to the Raytheon agreement, Raytheon agreed to pay us a license fee payable in part upon the signing of the agreement and for a specified number of months thereafter. Such license fee was recognized when due. Raytheon also agreed to make two additional payments based on the achievement of certain milestones. Raytheon also must make royalty payments in connection with the sale of products incorporating technology we licensed.

     In June 1997, the cooperation period with Raytheon was extended for a period of two years but no revenue was associated with such extension. To the extent that Raytheon successfully incorporates the cross-licensed technology into its own products, we will recognize royalty revenues as Raytheon sells the products. We believe that Raytheon Company may have suspended its internal program to develop field emission displays.

     MOTOROLA, INC.: We entered into a cooperation and license agreement with Motorola, Inc. ("Motorola") on June 13, 1995 (the ''Motorola agreement''). Pursuant to the Motorola agreement, Motorola agreed to pay us a license fee upon signing the agreement, which was recognized upon execution of the agreement. Motorola also agreed to a technology transfer fee, payable to us upon the occurrence of certain milestones, and an additional technology update fee payable annually over a period of three years. Finally, Motorola must make royalty payments in connection with the sale of its own products incorporating the technology we licensed.

     In order to reach certain of the specified milestones under the Motorola agreement, we performed services in the field of technology development. In accordance with the Motorola agreement, the milestone-related payments were irrevocable when paid. Cash milestone-related revenues were recognized when certain milestones were achieved. The cooperation period with Motorola expired in June 1998 and we will not record any additional milestone based revenues in the future. To the extent that Motorola successfully incorporates the cross-licensed technology into its own products, we will recognize royalty revenues as Motorola sells the products.

     REVENUE  RECOGNITION-PRODUCT  REVENUE

     Product revenue is recognized upon shipment in the case of standard deliveries and upon acceptance by the customer in the case of first delivery of a specified product.

                                  PixTech, Inc.
                          (a development stage company)

     REVENUE  RECOGNITION-GRANTS

          We recognize revenue from unconditional grants received from governmental agencies in the period granted. Revenue from conditional grants received is recognized when all conditions outlined in the grant have been met.

FOREIGN  CURRENCY  TRANSLATION

     Assets and liabilities of PixTech S.A. are translated into U.S. dollars equivalent at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rates of exchange prevailing during the period. The related translation adjustments are reflected in stockholders' equity. Foreign currency gains or losses resulting from transactions are included in results of operations, except for transaction gains and losses attributable to inter-company transactions. For foreign currency transactions or cash balances that hedge foreign currency commitments, such transactions and cash balances are recorded in the same manner as translation adjustments, as required by the Statement of Financial Accounting Standards No 52, ''Foreign currency translation'' ("SFAS 52").

NET  INCOME  (LOSS)  PER  SHARE

     On December 31, 1997, we adopted Statement of Financial Accounting Standards No 128, ''Earnings per Share", ("SFAS 128").

     Prior to the adoption of SFAS 128, net income (loss) per share had been calculated in accordance with the provisions of Accounting Principles Board Opinion No 15, ''Earnings per Share" "APB 15", using the weighted average number of shares, convertible preferred shares assuming conversion at date of issuance, and dilutive equivalent shares from stock options and warrants using the treasury stock method. Net income (loss) per share also reflects, for all periods presented, a 2 for 3 reverse stock split, which was effective at the closing of our initial public offering.

     Pursuant to SFAS 128, we were required to change the method formerly used to compute earnings per share and to restate all prior periods. SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effects of options, warrants and convertible securities.

     There is no impact of Statement 128 on the previous calculation of loss per share for the financial years ended December 31, 1998, 1999 or 2000. As net losses have been reported in these periods, the dilutive effects of stock options, preferred stock and warrants were excluded from the calculation of net loss per share under APB 15.

COMPREHENSIVE  INCOME

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", requires that items defined as other comprehensive income, such as foreign currency translation adjustments, be separately classified in the financial statements and that the accumulated balance of other comprehensive income be reported separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The components of comprehensive income for the years ended December 31, 1998, 1999 and 2000 consist solely of foreign currency translation adjustments.

CASH  AND  CASH  EQUIVALENTS

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                                  PixTech, Inc.
                          (a development stage company)

INVESTMENTS

     We account for investments in accordance with Statement of Financial Accounting Standards No 115, ''Accounting for Certain Investments in Debt and Equity Securities''. We had no investments at December 31, 1999 or December 31, 2000, other than pledged cash (see note to consolidated financial statements - note 6 - short term and long term restricted cash). There were no realized gains or losses on sales of investments in 1998, 1999 or 2000.

INVENTORIES

          Inventory of raw materials and spare parts is valued at the lower of cost (first-in, first-out basis) or market. Inventory of finished goods is valued at product standard costs.

PROPERTY,  PLANT  AND  EQUIPMENT

     Property, plant and equipment are recorded at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets, generally five years for pilot production equipment and six years for Unipac volume production equipment, ten years for building improvements and twenty years for buildings. Equipment financed under capital leases are depreciated over the shorter of the estimated useful life or the lease term. Amortization expense is included within depreciation expense.

IMPAIRMENT  OF  LONG-LIVED  ASSETS

     Long Lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset's carrying amount and fair value of the asset and long lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

PATENTS  AND  OTHER  INTANGIBLE  ASSETS

     Patent  application  and  establishment  costs  are  expensed  as incurred.

     Other intangible assets include primarily goodwill. The carrying value of goodwill is reviewed on an ongoing basis to assess if facts or circumstances suggest that our goodwill may be impaired. If this review indicates that goodwill will not be recoverable, based on the expected future cash flows to be generated by these assets over their remaining amortization period, our carrying value of the goodwill is reduced by the estimated shortfall of discounted cash flows.

EMPLOYEE  STOCK  OPTION  PLANS

     In 1996, we adopted the disclosure provisions of Statement of Financial Accounting Standards No 123 ("SFAS 123"), "Accounting for Stock Based Compensation". As permitted by SFAS 123, we have elected to continue to account for our employee stock option plan and the Employee Stock Purchase Plan in accordance with the provisions of the Accounting Principles Board Opinion No 25 "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, when the exercise price of our employee stock options is less than the market price of the underlying shares of the date of grant, compensation expense is recognized.

ACCOUNTING  FOR  INCOME  TAXES

     We use the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                                  PixTech, Inc.
                          (a development stage company)

PENSION  COSTS

     In France, legislation requires that lump sum retirement indemnities be paid to employees based upon their years of services and compensation at retirement. The actuarial liability of this unfunded obligation was $76 as of December 31, 1999 and $77 as of December 31, 2000. Pension expense incurred was $35 in 1998, $3 in 1999, and $6 in 2000.

RECENT  PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which is required to be adopted in years beginning after June 15, 2000. Because of our minimal use of derivatives, management does not anticipate that the adoption of the new Statements will have a significant effect on earnings or on our financial position.

3.     OTHER  CURRENT  ASSETS

     The  components  of  other  current  assets  are  as  follows:

                                DECEMBER 31,
                                1999   2000
                                -----  -----
 Value added tax refundable  .  $ 507  $ 482
 Other  .. . . . . . . . . . .    144    255
                                -----  -----
                                $ 651  $ 737
                                =====  =====


4.     PROPERTY,  PLANT  AND  EQUIPMENT

     The  components  of  Property,  Plant  and  Equipment  are  as  follows:

                                      DECEMBER 31,
                                     1999       2000
                                   ---------  ---------
 Land . . . . . . . . . . . . . .  $    199   $    185
 Buildings and improvements  .. .     2,350      2,184
 Machinery and equipment  . . . .    38,922     37,704
 Furniture and fixtures  .. . . .     1,224        944
                                   ---------  ---------
                                     42,695     41,017
 Less accumulated depreciation  .   (17,762)   (22,003)
                                   ---------  ---------
                                   $ 24,933   $ 19,014
                                   =========  =========

     In 1994, we entered into capital lease agreements for production equipment. The gross and net book values of equipment financed under capital leases amounted to $2,353 and $342, respectively, at December 31, 1999 and $386 and $140, respectively, at December 31, 2000.

     Land and buildings with a net book value of $924 and $815 at December 31, 1999 and December 31, 2000 respectively, have been pledged to guarantee a $10,000 loan received from Sumitomo Corporation in November 1997. See notes to consolidated financial statements - note 7 - long-term debt.

                                  PixTech, Inc.
                          (a development stage company)

Pursuant to the Display Foundry Agreement signed in 1997 with Unipac, volume field emission displays production equipment was installed at Unipac's facility. That equipment was purchased and funded by Unipac, and a portion of it is leased to PixTech, which amounts to $11,283 and $10,618 as of December 31, 1999 and 2000, respectively. According to Financial Accounting Standard 13, Accounting for Leases, PixTech's share of equipment was recorded as assets under the caption Property, Plant and Equipment, in the net amount of $8,607 and $6,384 as of December 31, 1999 and 2000. Depreciation of $1,936 was recorded during 1999 and $1,742 during 2000. As of December 31, 2000, the related capital lease obligation amounts to $5,133 compared to $9,686 as of December 31, 1999 (see notes to consolidated financial statements - note 8 - capital leases). In connection with the Micron Transaction (see notes to consolidated financial statements - note 20 - Micron transaction"), we acquired the production equipment located in Boise, Idaho, in May 1999. This acquisition was recorded in the amount of $13,375. The historical cost of net assets acquired in the Micron Transaction was approximately $9,098 in excess of the fair value of these assets. The historical cost of property, plant and equipment of $22,473 was proportionally reduced to the extent that the fair value of net assets was below historical cost, resulting in property plant and equipment of $13,375 (see notes to consolidated financial statements - note 20 - Micron transaction).

5.     GOODWILL

     On February 20, 1996, we acquired substantially all the assets of PanoCorp, Inc. ("PanoCorp"), a research and development company located in California, in a transaction accounted for as a purchase. The assets of PanoCorp, Inc., principally including fixed assets valued at $120, were purchased for $250 in cash plus 150,000 warrants to purchase shares of our Common stock at an exercise price of $11.67 per share. See note to consolidated financial statements - note 11-stockholders' equity - warrants.

     The fair value of the 150,000 warrants was computed using the Black-Scholes model. Pursuant to APB Opinion 16, the value of such warrants was estimated at $230 and the entire transaction generated goodwill of $360. This goodwill is being amortized over 5 years.

6.     SHORT-TERM  AND  LONG-TERM  RESTRICTED  CASH

     In August 1997, we provided Unipac Optoelectronics Corp. ("Unipac"), our Asian manufacturing partner, with a written bank guaranty in an amount of $10,000 pursuant to the display foundry agreement (the "Foundry agreement") signed in May 1997 between us and Unipac in order to implement volume production of field emission displays at Unipac's manufacturing line. We granted the issuing banks a security interest in cash and cash equivalents for the same amount. The pledged cash and cash equivalents have been recorded as short-term and long-term restricted cash in the balance sheet. Under certain conditions of the Foundry agreement, Unipac can sell us certain equipment. The payment for such equipment will be secured by Unipac through the exercise of the bank guaranty. In March 2000, pursuant to an agreement dated December 17, 1999 signed with Unipac, the guaranty to Unipac was reduced by $5,000 in consideration of a payment in cash of same amount to Unipac. Pursuant to the terms of this agreement, this $5,000 payment will be considered as a prepayment against our future payments to Unipac related to the equipment leased by Unipac to us. Both the amount of the guaranty to Unipac and the amount of the security interest to the banks are expected to decrease to match the net amount of equipment leased by Unipac to us. This security interest amounted to $1.0 million as of March 31,2001 (unaudited).

                                  PixTech, Inc.
                          (a development stage company)

7.   LONG-TERM  DEBT

     Long-term  debt  consists  of  the  following:

                                                        DECEMBER 31,      MARCH 31,
                                                       1999      2000       2001
                                                     --------  --------  -----------
                                                                         (UNAUDITED)
 Loan payable (a) . . . . . . . . . . . . . . . . .  $ 6,412   $    --   $       --
 Non interest bearing loan from ANVAR (b) . . . . .    1,868     1,986        1,885
 Loan payable (c) . . . . . . . . . . . . . . . . .       30        --           --
 R&D agreement with French Local authorities (d) ..    1,469     1,827        1,734
 Loan payable (e) . . . . . . . . . . . . . . . . .    1,329       295           --
 Loan payable (f) . . . . . . . . . . . . . . . . .       94        --           --
                                                     --------  --------  -----------
                                                      11,202     4,108        3,619
 Less: current portion .. . . . . . . . . . . . . .   (8,128)   (1,146)        (894)
                                                     --------  --------  -----------
 Total long-term debt, less current portion . . . .  $ 3,075   $ 2,962   $    2,725
                                                     ========  ========  ===========



     (a) In November 1997, Sumitomo Corporation ("Sumitomo") granted us a $10,000 loan repayable over a period of three years. Of this $10,000 amount, $5,000 represented a straight loan payable in four equal installments every 6 months starting April 7, 1999, bearing interest at prime rate plus 0.75% per annum. The remaining amount of $5,000 represented a convertible loan payable in November 2000, bearing interest at prime rate plus 0.75% per annum, and partially or totally convertible, at Sumitomo's option, into shares of Common stock of PixTech at a conversion price equal to 80% of the market price on the conversion date. This option became exercisable in April 1999. During 1999, Sumitomo converted 750,000 shares. The remaining $3,912 of principal was converted into 2,126,246 shares of our Common stock issued in January and February 2000. The straight loan, which had remaining principal due of $2,500 as of December 31, 1999, was converted into 385,549 shares of our Common stock in March 2000.

     (b) We entered into two development contracts with a French public agency, in 1993. Under these agreements, we received non-interest-bearing loans. The first repayment, for a total of $1.8 million has an amount outstanding as of December 31, 2000 of $1.2 million. The second repayment, for a total amount of $908, of which we had received $709 through December 31, 2000 and we expect to receive $199 during the first quarter of 2001. The repayments are scheduled to be paid in 2002, 2003 and 2004.

     (c) In 1995, we were granted a bank loan, which bore interest at 6.37% and was repayable in 20 installments of approximately $20 over a 5 year period. The loan was repaid in April 2000.

     (d) In 1997 and January 1999, we entered into two research and development agreements with French authorities. Under these agreements, we expect to benefit from zero-interest loans totaling approximately $3,000, of which $1,469 was received in April 1999 and $466 in April 2000.

     (e) (f) In connection with the Micron Transaction (see notes to consolidated financial statements - note 20 - Micron transaction), we took over two equipment loans from Micron.

     The first one (e), with Bank of Boston, at an interest rate of 7.63%, was recorded for $2,040 in May. The principal due as of December 31, 2000 is $295. This loan is repayable at the rate of approximately $94 per month through February 2001.
The second one (f), with Heller, at an interest rate of 7.47%, was recorded for $835. The loan was repaid in January 2000.

     Future  minimum  payments  under  these  obligations  are  as  follows:

                                    AS OF MARCH 31, 2001
YEAR ENDING DECEMBER 31,                     (UNAUDITED)
2001 . . . . . . . . . .  $                1,146  $  808
2002 . . . . . . . . . .                   1,125   1,068
2003 . . . . . . . . . .                     184     175
2004 . . . . . . . . . .                     270     256
2005 . . . . . . . . . .                   1,383   1,312
                          ----------------------  ------
Total minimum payments .  $                4,108  $3,619
                          ======================  ======

                                  PixTech, Inc.
                          (a development stage company)

8.     CAPITAL  LEASES

                               DECEMBER 31,    AS OF MARCH 31, 2001
                                                    (UNAUDITED)
                               1999     2000           2001
                             --------  -------  -------------------
Capital lease obligations .  $10,099   $5,290   $            5,270
Less: current portion  .. .   (2,455)    (157)                (101)
                             --------  -------  -------------------
                             $ 7,644   $5,133   $            5,169
                             --------  -------  -------------------


     In December 1994, we completed several sale-leaseback transactions whereby equipment with a net book value of $4,219 was financed through three to five-year capital lease obligations, effective December 1994. At December 31, 2000, the net book value of this equipment was $140 (see notes to consolidated financial statements - note 4 - property, plant and equipment).

Pursuant to the Display Foundry agreement signed in 1997 with Unipac, PixTech's share of volume field emission displays production installed at Unipac's facility is leased to us. As of December 31, 2000, the related capital lease obligation amounts to $5,133, all recorded as long-term portion (see notes to consolidated financial statements - note 4 - property, plant and equipment).


Future  minimum  payments  under  capital  lease  obligations  are  as  follows:

                                                                    AS OF MARCH 31, 2001
YEAR ENDING DECEMBER 31,                                                     (UNAUDITED)
 2001 . . . . . . . . . . . . . . . . . . . . . . . . .  $     502   $              105
 2002 . . . . . . . . . . . . . . . . . . . . . . . . .        667                  602
 2003  .. . . . . . . . . . . . . . . . . . . . . . . .      3,604                1,735
 2004  .. . . . . . . . . . . . . . . . . . . . . . . .      1,436                3,004
 2005  .. . . . . . . . . . . . . . . . . . . . . . . .          0                    0
                                                         ----------  -------------------
 Total minimum payments  .. . . . . . . . . . . . . . .      6,209                5,447
 Less amount representing interest  . . . . . . . . . .       (919)                (177)
                                                         ----------  -------------------
 Present value of minimum capitalized lease payments  .  $   5,290                5,270
                                                         ----------  -------------------

9.     COMMITMENTS  AND  CONTINGENCIES

Operating  leases

     We are obligated under operating lease agreements for equipment and manufacturing and office facilities.

     We lease our main manufacturing and office facilities under a non-cancelable operating lease, which expires September 2003, with an option to renew.

     Minimum annual rental commitments under non-cancelable leases at December 31, 2000 are as follows:

YEAR ENDING DECEMBER 31,
 2001  . . . . . . . . .  $  939
 2002  . . . . . . . . .     609
 2003  . . . . . . . . .     353
 2004  . . . . . . . . .       4
 2005. . . . . . . . . .       2
 Thereafter. . . . . . .       0
                          ======
 Total minimum payments.  $1,907
                          ======

                                  PixTech, Inc.
                          (a development stage company)

     Rental  expense  for  all  operating  leases  consisted  of  the following:

                                    1998    1999    2000
                                   ------  ------  ------
Rent expense for operating leases  $1,188  $1,454  $1,239
                                   ======  ======  ======


License agreement and research and development agreement with Commissariat a l'Energie Atomique

          See notes to consolidated financial statements - note 16 - related party transactions

10.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

     At December 31, 1999 and 2000, the carrying values of financial instruments, such as cash and cash equivalents, short term investments, accounts receivable and payable, other receivables and accrued liabilities and the current portion of long-term debt, approximated their market values based on the short-term maturities of these instruments.

At December 31, 1999 and 2000, the fair values of long-term debt and other long-term liabilities, with book value of $21,354 and $4,145 were $15,043 and $3,440, respectively. Fair value is determined based on expected future cash flows, discounted at market interest rates, and other appropriate valuation methodologies.

11.  STOCKHOLDERS'  EQUITY

     The share amounts and per share dollar amounts included herein reflect the effect of the 2 for 3 reverse stock split which was effective on July 18, 1995.

Common  stock

     In July 18, 1995, we sold 2,500,000 shares of Common stock for net proceeds of $20,998 in our initial public offering on Nasdaq.

     In February 7, 1997, we sold 3,333,000 shares of Common stock in a public offering in Europe resulting in net proceeds of $15,927.

     In February 1997, we sold 463,708 and 1,111,111 shares of our Common stock to Motorola, Inc. and to United Microelectronics Corporation, the parent company of Unipac Optoelectronics Corporation, respectively, in private placements resulting in net proceeds of $2,086 and $5,000, respectively.

     In March 1998, we sold 1,000,000 shares of our Common stock to The Kaufmann Fund Inc., in a private placement at a price of $4.00 per share, resulting in net cash proceeds of $4,000 before expenses payable by us, which amounted to $44.

     In March 1998, we entered into a license agreement with Coloray Display Corporation, a California corporation ("Coloray"), providing us with a worldwide, non-exclusive royalty-free license on certain technologies related to field emission displays. In consideration of the license and rights granted to us, we paid an amount of $75 and issued 14,000 shares of our Common stock, valued at a price of $3.57 per share, representing a total amount of $50.


     In December 1998, we sold 222,222 shares of our Common stock in a private placement at a price of $2.25 per share, resulting in net proceeds of $500.

                                  PixTech, Inc.
                          (a development stage company)

     In January 1999, we sold 150,000 shares of our Common stock in a private placement at a price of $2.35 per share, resulting in net proceeds of $352. In consideration of the Micron Transaction (see notes to consolidated financial statements - note 20 - Micron transaction), we issued in May 1999 7,133,562 shares of our Common stock, representing a total amount of $14,205, and a warrant to purchase 310,000 shares of our Common stock at an exercise price of approximately $2.25 per share. The fair value of the 310,000 warrants was computed using the Black-Scholes model and was estimated at $257. In consideration of the 7,133,562 shares of Common stock and 310,000 warrants issued pursuant to the Micron Transaction, we were granted certain assets, assumed certain liabilities, and received $4.3 million in cash.

     In August 1999, we secured a $15 million equity-based line of credit with Kingsbridge Capital Limited, an institutional investor specializing in equity lines. Under the terms of the equity line, we can draw up to $15 million cash in exchange for our Common stock, in increments over a two-year period. The decision to draw on any of the funds and the timing and amount of any such draw are at our sole discretion, subject to certain conditions. Such conditions include limitations depending on the volume and the price of our Common stock. Also the minimum amount we have to draw is $5M within the two-year period. These shares will be issued at a 10% or 12% discount to the market price at the time of any draw. In November 1999, we issued 624,809 shares of Common stock, representing $ 824 ($1,000 less issuance costs of $176).

     In October 1999, we completed a $20 million equity private placement with Unipac Optoelectronics Corporation ("Unipac"). Under the terms of the agreement, Unipac, an active matrix liquid crystal display manufacturer based in Taiwan received 12.4 million shares of our Common stock at a purchase price of $1.61 per share. With this transaction, Unipac became our largest shareholder. The net cash of this transaction was $19,963 (net of issuance costs of $36).

     In relation with the Sumitomo loan (see notes to consolidated financial statements - note 7 - long term debt), we issued, starting July 23, 1999 750,000 shares of our Common stock in 1999, representing a decrease of our obligation of $1,088.

     In December 1999, in relation with the Coloray agreement, we paid an amount of $25 and issued 14,000 shares of our Common stock, valued at a price of $3.57 per share, representing a total amount of $50.

     In January and February 2000, we issued 2,126,246 shares of our Common stock to Sumitomo Corporation upon the conversion in full of $3,912 then outstanding under a $5,000 convertible note issued in 1997 to Sumitomo
Corporation. This note, with a remaining principal balance of $3,912, was converted at Sumitomo Corporation's option into shares of our Common stock at a price of the Common stock at the conversion date.

     In March 2000, we issued to Sumitomo Corporation 385,549 shares of our Common stock, valued at a price of $6,48 for a total conversion price of $5,000 representing the entire outstanding amount of the straight loan payable in two installments  due  in  May  and  November  2000

     In March 2000, in connection with an agreement signed with Coloray Display Corporation, we issued 16,000 shares of our Common stock, valued at a price of $3.57 per share, representing a total amount of $57 in consideration for the transfer to us of the rights and obligations of Micron Technology, Inc. under the license agreement dated as of April 8, 1992 between Coloray Display Corporation and Micron Technology, Inc.

     During the year 2000, pursuant to Kingsbridge equity-based line, we issued 2,003,925 shares of our Common stock representing a total amount of $4,805 (net of issuance cost $195). At December 31, 2000 we have drawn $6,000 out of the $15,000 available.

     In April 2000, pursuant to an amendment, signed in February 2000, to the Common stock Purchase Agreement dated October 6, 1999 with Unipac Optoelectronics Corporation, we completed a $15 million equity private placement with United Microelectronics Corporation. Under the term of this agreement, United Microelectronics Corporation received 9,320,359 shares of Common stock at a purchase price of $1.6094 per share. With this transaction Unipac our largest shareholder, combined with its affiliate United Microelectronics Corporation
(UMC), owns approximately 40% percent of our shares of Common stock outstanding. The net cash of this transaction was $15,000.

                                  PixTech, Inc.
                          (a development stage company)

     There were 55,682,464 shares of Common stock outstanding at December 31, 2000.

Preferred  Stock

     Our Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to fix the relative rights thereof. In December 1998, 500,000 shares of Preferred Stock were reserved for the issuance of "Series E Convertible Preferred Stock".

Convertible  Preferred  Stock

     In December 1998, we issued 367,269 shares of Series E Convertible Preferred Stock. The Preferred Stock was sold in a private placement at a price of approximately $22.53 per share, resulting in net proceeds of $8,275, before expenses payable by PixTech, which amounted to $822. The amount representing Preferred Stock we sold is generally convertible into shares of Common stock starting from June 21, 1999 at a conversion price equal to the lesser of approximately $1.60938 per share of Common stock or the average of the closing price of the Common stock over the ten trading days immediately preceding the notice of conversion. In addition to the conversion feature, the Preferred Stock has a liquidation preference equal to the purchase price of the preferred stock and a cumulative dividend. The Preferred Stock will automatically convert into Common stock on December 22, 2003. The Preferred Stock is redeemable at the option of PixTech at the issue price upon certain events. The holders of shares of Series E Preferred Stock are entitled to the number of votes equal to the number of shares of Common stock into which the shares of Series E Preferred Stock held by such holder are convertible.

     At December 31, 2000, 345,174 shares of Series E Convertible Preferred Stock had been converted into shares of Common stock.

     The holders of Series E Preferred Stock are entitled to receive cumulative dividends. In December 31, 2000 a dividend of $75 was accrued and recorded against Stockholders' Equity.

     In addition, we agreed to reserve, out of the authorized but unissued shares, 150% of the number of shares of Common stock that the Series E Stock is convertible into. As of December 31, 2000, the Series E Stock would have been convertible into 520,187 shares of Common stock thus requiring us to reserve 780,281 shares of the remaining authorized but unissued shares.

Convertible  Preferred  Stock  -  unaudited

     In the three-month period ended March 31, 2001, we issued an aggregate of 362,734 shares of Common Stock upon the conversion of an aggregate of 18,766 shares of Series E Preferred Stock at an average conversion price of $1.60938. At March 31, 2001, there were 3,329 shares of Series E Preferred Stock outstanding. These shares of Series E Preferred Stock were convertible into shares of Common Stock using a conversion price equal to the lesser of approximately $1.60938 per share of Common Stock or the average closing price of our Common Stock over the ten trading days immediately preceding the notice of conversion.

     The holders of Series E Preferred Stock are entitled to cumulative dividends. At March 31, 2001 a dividend of $13 was accrued and recorded against stockholders'equity.

     In addition, we are required to reserve, out of the authorized but unissued shares, 150% of the number of shares of Common Stock that the Series E Stock are convertible into. As of March 31, 2001, the Series E Stock would have been convertible into 54,518 shares of Common Stock, thus requiring us to reserve 81,777 shares of the remaining authorized but unissued shares.

                                  PixTech, Inc.
                          (a development stage company)

Stock  Options

1993  Stock  Option  Plan

     We adopted a stock option plan on November 30, 1993, the "1993 Stock Option Plan" (which was amended and restated in May 1995 and in April 1997), under which options to purchase shares of Common stock may be granted to our key employees and consultants. The plan provides that the Compensation Committee of the Board of Directors shall determine the option price and that no portion of the option may be exercised beyond ten years from the date of grant. Options, which are outstanding at December 31, 2000, become exercisable within a certain period of time or when specific milestones are completed.

     The  activity  under  the  option  plan  was  as  follows:

                                                                WEIGHTED
                                                                 AVERAGE
                                     SHARES       OPTIONS     OPTION PRICE
                                    AVAILABLE   OUTSTANDING     PER SHARE
                                   -----------  ------------  -------------
BALANCE AT DECEMBER 31, 1997. . .     421,899     2,068,142
                                   -----------  ------------
Options granted  .. . . . . . . .    (444,960)      444,960   $       4,626
Options exercised  .. . . . . . .           -        (1,375)          0,656
Options terminated unexercised  .     362,535      (362,535)          4,632
                                   -----------  ------------
BALANCE AT DECEMBER 31, 1998. . .     339,474     2,149,192
                                   -----------  ------------
Additional shares reserved  . . .   2,500,000             -
Options granted  .. . . . . . . .  (2,167,505)    2,167,505   $       1,949
Options exercised  .. . . . . . .           -      (137,217)          0,535
Options terminated unexercised  .     376,655      (376,655)          3,490
                                   -----------  ------------
 BALANCE AT DECEMBER 31, 1999 . .   1,048,624     3,802,825
                                   -----------  ------------
Additional shares reserved  . . .   6,000,000
Options granted  .. . . . . . . .  (2,672,150)    2,672,150   $       2,235
Options exercised  .. . . . . . .                  (284,478)          1,326
Options terminated unexercised  .     840,684      (840,684)          3,099
                                   -----------  ------------
 BALANCE AT DECEMBER 31, 2000 . .   5,217,158     5,349,813
                                   -----------  ------------




     Options to purchase 1,776,081 shares and 1,663,083 shares were exercisable at weighted-average exercise prices of $2.10 and $2.243 at December 31, 1999 and December 31, 2000, respectively.

     Exercise prices for options outstanding as of December 31, 2000 ranged from $0.375 to $9.750. The weighted average remaining contractual life of those options is 7.97 years.

     The following is additional information related to options outstanding as of December 31, 2000:



                            OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                            -------------------                 -------------------
                                  WEIGHTED
   EXERCISE                        AVERAGE        WEIGHTED                     WEIGHTED
     PRICE         NUMBER         REMAINING        AVERAGE        NUMBER        AVERAGE
     RANGE       OUTSTANDING  CONTRACTUAL LIFE  EXERCISE PRICE  EXERCISABLE  EXERCISE PRICE
---------------  -----------  ----------------  --------------  -----------  --------------

$0.375 - $1.625      655,365    3.54 years . .           0,545      643,925           0,527
$1.626 - $3.000    3,866,493    8.93 years . .           2,033      619,083           1,971
$3.001 - $6.500      795,305    6.94 years . .           4,465      390,375           5,341
$6.501 - $9.750       32,650    7.87 years . .           8,364       10,450           8,345
                 -----------                                    -----------
          TOTAL    5,349,813                                      1,663,833

                                  PixTech, Inc.
                          (a development stage company)

     Pro forma information regarding net loss and loss per share is required by SFAS 123, and has been determined as if we had accounted for our employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following average assumptions:

                               YEARS ENDED DECEMBER 31,
                                2000      1999     1998
                               ------    -----     ----
Expected Stock option term:   4 years  4 years  4 years
Interest rate                      3%       3%       3%
Volatility                     1.4889    0.922     0.74
Dividends                          0%       0%       0%


     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. Our pro forma information follows (in thousands except for loss per share information):

                            1998       1999       2000
                          ---------  ---------  ---------
Pro forma net loss . . .  $(18,690)  $(29,893)  $(27,586)
Pro forma loss per share  $  (1.29)  $  (1.30)  $  (0.54)


     The weighted-average fair values of options granted during 1998, 1999 and 2000 were $2.82, $1.39 and $2.22, respectively.

Director  Stock  Option  Plan
-----------------------------

Director  Stock  Option  Plan

     In May 1995, we adopted the 1995 Director Stock Option Plan (the "Director Stock Plan''), which provides for the issuance of up to 50,000 shares of our stock. The Director Stock Plan provides for an automatic grant of options to purchase our stock at its fair market value to our non-employee directors upon election or re-election to the Board of Directors.

The  activity  under  the  option  plan  was  as  follows:




                                         WEIGHTED
                                      AVERAGE OPTION
                                          SHARES         OPTIONS       PRICE
                                         AVAILABLE     OUTSTANDING   PER SHARE
                                      ---------------  ------------  ----------
 BALANCE AT DECEMBER 31, 1998. . . .          34,000        16,000
                                      ---------------  ------------
   Options granted  .. . . . . . . .          (6,000)        6,000   $    1,843
 BALANCE AT DECEMBER 31, 1999. . . .          28,000        22,000
                                      ---------------  ------------
   Options granted  .. . . . . . . .          (6,000)        6,000   $    4,760
   Options terminated unexercised  .           2,000        (2,000)  $    5,270
                                      ---------------  ------------
 BALANCE AT DECEMBER 31, 2000. . . .          24,000        26,000
                                      ---------------  ------------

     As of December 31, 2000 and at the date of grant, the exercise prices of each stock option grant under the Director Stock Plan was above our stock price. Therefore, no compensation expense was incurred.

                                  PixTech, Inc.
                          (a development stage company)

Warrants

     In December 1994, in connection with various equipment leases, we entered into a warrant agreement. Under this agreement, we granted a right to purchase 62,500 shares of Common stock of PixTech at a purchase price of $2.88 per share. No value was ascribed to the warrant. This warrant expired unexercised on July 18, 2000.

     In February 1996, in order to finance partially the purchase of PanoCorp assets, we granted 150,000 warrants to purchase shares of our Common stock at an exercise price of $11.67 per share. See notes to consolidated financial statements - note 5 - Goodwill.

     In February 1997, in connection with the purchase of 463,708 shares of our Common stock, Motorola received warrants to purchase an additional 463,708 shares of our Common stock at a price of $5.50 per share, which expired unexercised on December 31, 1998.

     In May 1999, we issued a warrant to Micron to purchase 310,000 shares of our Common stock at $2.25313 per share.

     We are obligated to issue a warrant to purchase 35,000 shares of our Common stock to Needham & Company, Inc. in connection with an agreement for financial advisory services, which is exercisable at a price of $2.26 per share and expires on May 10, 2004.

     We are obligated to issue a warrant to purchase 75,000 shares of our Common stock to Josephthal and Co. in connection with an agreement for financial advisory services, which is exercisable at a price of $2.26 per share and expires on June 17, 2004.

     In addition, we have issued a warrant to Kingsbridge to purchase 100,000 shares of our Common stock at $2.30 per share that expires on February 6, 2003.

Employee  Stock  Purchase  Plan

     In May 1995, we adopted an employee stock purchase plan (the ''Purchase Plan'') under which employees may purchase shares of Common stock at a discount from fair market value. 100,000 shares of Common stock are reserved for issuance under the Purchase Plan. To date, no shares have been issued under the Purchase Plan. Rights to purchase Common stock under the Purchase Plan are granted at the discretion of the Compensation Committee, which determines the frequency and duration of individual offerings under the Plan and the dates when the stock may be purchased. Eligible employees, which represent all full-time employees (as defined by the Purchase Plan), participate voluntarily and may withdraw from any offering at any time before the stock is purchased. The purchase price per share of Common stock in an offering is 85% of the lesser of its fair market value at the beginning of the offering period or on the applicable exercise date and may be paid through payroll deductions, periodic lump sum payments or a combination of both. The Purchase Plan terminates on May 9, 2005.

Shares  available  for  issuance

     On January 18, 2000 the stockholders approved the increase of authorized shares of Common stock from 60,000,000 to 100,000,000 shares.

                                  PIXTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)


13.  OTHER  AND  DEFERRED  REVENUES

     Other  revenues  and  deferred  revenues  include  the  following:

                                                                        DECEMBER, 31
                                                       1998                1999              2000
                                                 -----------------  -----------------  -----------------
                                                 Other   Deferred   Other   Deferred   Other   Deferred
                                                 ------  ---------  ------  ---------  ------  ---------
 Grant from French Ministry of Industry (a) . .  $1,211  $       -  $    -  $       -  $    -  $       -
 Grant from French local authorities (b)  . . .     290      1,396   1,344          -       -          -
 Grant from European Union, Esprit Program (c).      96        766     962          -       -          -
 Grant from DARPA (d) . . . . . . . . . . . . .       -          -   2,092          -   5,934          -
 Grant from French Ministry of Research (e) . .       -          -       -        248       -        580
 Other  . . . . . . . . . . . . . . . . . . . .     371          -     510          -      75          -
                                                 ------  ---------  ------  ---------  ------  ---------
 TOTAL  . . . . . . . . . . . . . . . . . . . .  $1,968  $   2,162  $4,908  $     248  $6,009  $     580
                                                 ======  =========  ======  =========  ======  =========

(a) In December 1994, we were awarded a grant from the French Ministry of Industry to support manufacturing of field emission displays. The total contribution of the French Ministry of Industry amounted to $2,674. We recognized as income $800 in 1996, $663 in 1997, $1,211 in 1998.
(b) PixTech SA was awarded certain incentives to establish its manufacturing facilities in Montpellier, France. These incentives are partially subject to maintaining an operating facility in this location for a certain period of time. In 1999, revenue recognized in the amount of $87 was related to various incentives granted by French local authorities. In April 1995, we signed a grant agreement with DATAR (Delegation a l'Amenagement du Territoire et a l'Action Regionale), an agency of French Home Office. The obligations related to the recognition of the associated revenue were reached in 1999 for $1,257.
(c) In February 1997, we entered into a research and development agreement with the European Union. The total contribution of the European Union to the costs we incurred amounts to $962. We received prepayments in 1997, 1998 and 1999 but revenues were recognized as income in 1999, as all conditions stipulated in the agreement have been met and we recognized the entire revenue.
(d) In August 5, 1999, we were awarded a development contract by DARPA (Defense Advanced Research Projects Agency). Under the terms of the contract, we will receive approximately $4,700 to develop and produce a low-power, wide angle of view, spatial color field emission display for rapid information update applications. On April 3, 2000, an additional funding, as a continuation of the existing contract, was awarded to us for the development and demonstration of a full color, full video rate, 12.1-inch field emission display. Under this additional funding, we will receive approximately $6,300. On January 22, 2001, an additional funding of $3.1 million for the continued development of the 12.1-inch color was awarded to us. Milestone related revenue is recognized upon the achievement of such milestones as defined by the contract. Costs incurred under this contract are recognized in the period incurred as research and development expenses.
(e) In December 1998, we were awarded a grant of the French Ministry of Research for certain research and development tasks. We received $248 in 1999 and $378 in 2000, which were not recognized as revenues, and we expect to receive $200 in April 2001.

     On January 25, 2000, we entered into a research and development agreement with Audi and other partners to jointly design, develop, test and deliver a 7-inch color field emission display, for automotive applications. This agreement is part of the European Commission IST program. Under the terms of the agreement, PixTech is expected to receive funding from the European Commission of approximately $1.6 million to design and develop the field emission displays. We received a prepayment of $550 in 2001.

13.  INCOME  TAXES

     Loss  before  income  tax  benefit  consists  of  the  following:

                                              DECEMBER 31,
                                      1998       1999       2000
                                    ---------  ---------  ---------
 France. . . . . . . . . . . . . .  $(16,614)  $(21,003)  $(17,178)
 United States . . . . . . . . . .    (3,408)    (7,424)    (8,500)
                                    ---------  ---------  ---------
 Loss before income tax benefit. .  $(20,022)  $(28,427)  $(25,678)
                                    =========  =========  =========

                                  PIXTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)


     The income tax benefit consists of $2,159, $0 and $0 as of December 31, 1998, 1999 and 2000, respectively, and relates to operations in France.

     A reconciliation of income taxes computed at the French statutory rate (36.67%, 40% and 36.67% respectively) to the income tax benefit is as follows:

                                                                 DECEMBER 31,
                                                          1998      1999       2000
                                                        --------  ---------  --------
 Income taxes computed at the French statutory rate  .  $ 7,341   $ 11,771   $ 9,414
 Lower statutory rate of United States  .. . . . . . .      (91)      (569)     (141)
 Operating losses not utilized  .. . . . . . . . . . .   (7,250)   (11,202)   (9,273)
 Research credits  . . . . . . . . . . . . . . . . . .    2,159          -         -
                                                        --------  ---------  --------
 Total . . . . . . . . . . . . . . . . . . . . . . . .    2,159          -         -
                                                        ========  =========  ========

     No income tax expense was realized and no income taxes were paid in years ended December 31, 1998, 1999 and 2000.

     Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred taxes consist of the following:

                                               DECEMBER 31,
                                       1998       1999       2000
                                     ---------  ---------  ---------
 Deferred tax assets:
   Net operating loss carryforwards  $ 18,108   $ 24,032   $ 25,699
   Deferred revenue . . . . . . . .        75         (3)         1
   Research credit carryforwards. .     6,448      2,849      1,478
                                     ---------  ---------  ---------
                                       24,631     26,878     27,178
 Deferred tax liabilities:
   Deferred revenue . . . . . . . .      (760)        (1)        (2)
   Deferred expense . . . . . . . .       (53)        (8)        --
                                     ---------  ---------  ---------
     Total deferred tax assets. . .    23,818     26,869     27,176
 Valuation allowance  . . . . . . .   (19,175)   (25,614)   (27,176)
                                     ---------  ---------  ---------
 Deferred tax assets  . . . . . . .  $  4,643   $  1,255   $      0
                                     =========  =========  =========

     Net operating loss carry forwards can be credited against future income in France. Net operating loss carry forward of: $4,746 expires in 2001, $8,499 in 2002, $12,322 in 2003, $13,935 in 2004, $17,108 in 2005 and $13,469 can be
carried  forward  indefinitely.

     Research credit carry forwards derive from our subsidiary, PixTech SA. In France, research credit carry forwards are calculated following certain rules defined by the tax administration. We are entitled to full payment by the tax administration of these research credit carry forwards if they are not credited against income tax liabilities within a period of three financial years. We collected $2,913 in 1999 and $1,100 in 2000.

14.  INDUSTRY  AND  GEOGRAPHIC  INFORMATION

     Our  long  lived-assets  may  be  summarized  as  follow:

                         DECEMBER 31,
                   1998     1999     2000
                  -------  -------  -------
   United States  $   227  $11,570  $ 9,237
   France  . . .    7,282    4,756    2,884
   Taiwan  . . .   11,317    8,607    6,893
                  -------  -------  -------
                   18,826   24,933   19,014

                                  PIXTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)


15.     SIGNIFICANT  CUSTOMERS  AND  VENDORS

     Historically, we derived our revenues principally from cooperation and license agreements with certain display manufacturers. Net revenues from cooperation and license agreements represented approximately 34% of our net revenues for the fiscal year 1998. We do not expect any significant additional milestone related revenues to be directly derived from existing cooperation and license agreements.

     In 1999 and 2000, product sales primarily reflected the shipment of displays to our first volume customer, Zoll Medical Inc.

     Service fees paid to our single manufacturer to manufacture its field emission displays represent 36% and 34% of total of operation activity in 1999 and 2000, respectively. In addition, the obligations resulting from the research and development agreement with the Commissariat a l'Energie Atomique (see notes to consolidated financial statements - note 16 - related party transactions) represent 18% of our operations in 1999, and 5% in 2000.

16.  RELATED  PARTY  TRANSACTIONS

Commissariat a l'Energie  Atomique  license  agreement

     In September 1992, we entered into a license agreement with Commissariat a l'Energie Atomique. Commissariat a l'Energie Atomique holds a controlling interest in Commissariat a l'Energie Atomique Industrie, a shareholder of PixTech. Under this agreement, Commissariat a l'Energie Atomique granted to us a royalty bearing, worldwide, exclusive license to all patents held by Commissariat a l'Energie Atomique in the field of field emission displays, with a right to sublicense these patents under certain conditions. The consideration for this license is a payment of license fees and royalties based on our sales and the license fees and royalties we collected. No expense was recorded in 1993 and 1994 with respect to license fees and royalties due to Commissariat a l'Energie Atomique. In 1995, $1,000 was accrued in respect of license fees and royalties due to Commissariat a l'Energie Atomique in 1996. In order for us to maintain an exclusive license, it was required to make minimum royalty payments beginning in 1996. An amount of $45 payable to Commissariat a l'Energie Atomique in 1997 was accrued in 1996. By paying the remaining amount due to Laboratoire d'Electronique, de Technologie et d'Instrumentation, we will fulfill the minimum royalty obligations to Laboratoire d'Electronique, de Technologie et d'Instrumentation through 1999.

     In 1997, an amendment to the Laboratoire d'Electronique, de Technologie et d'Instrumentation license agreement was signed between the Commissariat a l'Energie Atomique and us (the "1997 Commissariat a l'Energie Atomique Amendment") for a period of three years, in return for Commissariat a l'Energie Atomique guarantying certain contingent payment obligations towards Sumitomo. See notes to consolidated financial statements - note 7 - long term debt. The royalty rates and minimum payments from us to Commissariat a l'Energie Atomique were increased for a period of three years. In addition, we gave a security interest to Commissariat a l'Energie Atomique on all its patents during the term of the amendment. An amount of $364 and $279 was accrued respectively in 1999 and in 2000, which included a minimum royalty obligation of $357 and $279, respectively pursuant to the 1997 Commissariat a l'Energie Atomique Amendment.

Commissariat a l'Energie  Atomique  Research  and  Development  Agreement

     In September 1992, we entered into a three-year renewable research and development agreement with Commissariat a l'Energie Atomique, under which Commissariat a l'Energie Atomique, through its laboratory "Laboratoire d'Electronique, de Technologie et d'Instrumentation" performs certain research and development activities for our benefit. This program is expected to be extended for a third three-year period ending on January 1, 2002, subject to further extension by mutual agreement of the parties. The consideration accrued for the Commissariat a l'Energie Atomique for this research and development activity in 2000 amounted to approximately $696.

                                  PIXTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)


17.  LICENSE

     In connection with our license of our technology to a display manufacturer, we acquired a worldwide, non-exclusive royalty-free license to such licensee's background field emission display technology, as well as a right to grant royalty-free sublicenses to certain other companies. We were obligated to pay certain license fees in connection with the acquisition of these rights from such licensee; these payments to the licensee were $650 in 1995 and $650 in 1996. In 1997, we recorded cooperation and license revenues in the amount of $707, in consideration of the cancellation of same amount that had been included in accounts payable in relation to accrued license fees due this licensee.

     In connection with the license of our technology to another display manufacturer, we also acquired a worldwide, non-exclusive license, without the right to sublicense, to certain technology of such licensee. We were obligated to pay certain license fees in connection with the acquisition of these rights; these payments to the licensee were $1,000 in 1995 and $1,000 in 1996. The remaining license fees payable to this licensee in the amount of $1,400 were canceled in 1997, as consideration for the purchase by such licensee of shares of our Common stock in February 1997.

     In March 1998, we entered into a license agreement with Coloray, providing PixTech with a worldwide, non-exclusive royalty-free license on certain technologies related to field emission displays. In 1998, in consideration of the license and rights granted to PixTech, we paid an amount of $75 and issued 14,000 shares of our Common stock, valued at a price of $3.57 per share, representing a total amount of $50. In 1999, we paid an amount of $25 and issued 14,000 shares of our Common stock, representing a total amount of $50. In 2000, we issued 16,000 shares of our Common stock, representing an amount of $57,000 (see notes to consolidated financial statements - note 11 -stockholders' equity).

18.  LITIGATION

     To our knowledge, there are no exceptional facts or litigation that could have or that have in the recent past had any significant impact on its business, results, financial situation, or assets and liabilities.

19.  FINANCIAL  POSITION

     During 2000, we have incurred losses in the amount of $25,678 and used cash in operating activities of $15,317, which has adversely affected our liquidity. At December 31, 2000, we had net working deficit of $8,259 and a deficit accumulated during the development stage of $108,261. In 2000, we significantly improved our liquidity and financial position with the completion of $15.0 million equity private placement with UMC. We expect that cash available at December 2000 together with the anticipated proceeds from Kingsbridge agreement, from various grants and loans and from research and development tax credits, will be sufficient to meet our cash requirements until at least December 2001. We intent to continue improving our liquidity and financial position through capital increases expected to take place in 2001. There can be no assurance that additional funds will be available through capital increase when needed or on terms acceptable to us.

                                  PIXTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)


20.  MICRON  TRANSACTION

     On March 19, 1999, we entered into a definitive agreement to purchase certain assets of Micron Technology, Inc. relating to field emission displays including equipment and other tangible assets, certain contract rights and cash (the "Micron Transaction"). The Micron Transaction was closed on May 19, 1999 between PixTech and Micron and was accounted for as an acquisition of assets. The financial statements as of June 30, 1999 reflect the acquisition of assets for a cost of $17,932 and the assumption of certain liabilities in the amount of $2,958, in consideration of the issuance of 7,133,562 shares of our Common stock, representing a total amount of $14,205, and a warrant to purchase 310,000 shares of our Common stock. The fair value of the 310,000 warrants was computed using the Black-Scholes model and was estimated at $257. The estimated fair value of net assets acquired in the Micron Transaction was approximately $9,157 in excess of the cost of net assets acquired. Consequently, the estimated fair value of property, plant and equipment of $22,473 was proportionally reduced to the extent that the fair value of net assets acquired exceeded cost resulting in property plant and equipment of $13,316. In addition, we received cash in the amount of $4,350. Therefore, of the assets acquired for $17,932, $13,316 was reflected under the caption "Property, Plant and Equipment", and $4,350 under the caption "Cash available" in our 1999 consolidated financial statements.

     The following unaudited pro forma financial information presents the combined results of operations for the year ended December 31, 1998 and 1999 as if the transaction had been completed at the beginning of the periods indicated, after giving effect to certain adjustments, including additional personnel costs and depreciation expenses. The pro forma financial information does not necessarily reflect the results of operations that would have occurred, had the transaction been completed at the beginning of the periods indicated, and may not be indicative of the future results.

                                         YEAR ENDED
                                        DECEMBER 31,
                                            1998       1999
                                          ---------  ---------
     Net loss. . . . . . . . . . . . . .  $(26,986)  $(32,105)
     Net loss to holders of Common stock  $(26,998)  $(32,617)
     Net loss per share of Common stock.  $  (1,25)  $  (1,27)


21.  SUBSEQUENT  EVENTS

     On January 22, 2001, PixTech was awarded additional funding from DARPA, Defense Advanced Research Projects Agency. Under the terms of the contract, we will receive approximately $3.1 million for the continued development of the 12.1-inch color, high voltage field emission display technology. This funding supplements the existing DARPA contract under which PixTech received $6.3 million in April 2000.

     In January 2001, 18,766 shares of Series E Preferred Stock were converted into 362,734 shares of Common stock. As of March 13, 2001, there are 3,329 shares of Series E Preferred Stock outstanding.

     On January 24, 2001, we received the first advanced payment of $549,000 on the European Commission IST program.

                                  PIXTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)


PART  II  INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  13.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The following expenses incurred in connection with the sale of the securities being registered were borne by PixTech. Other than the registration fee, the amounts stated below are estimates.

Registration  Fee. . . . . . . . . . . . . .    $   7,600
Legal  Fees  and  Expenses . . . . . . . . .    $  57,000
Nasdaq  Listing  Fees. . . . . . . . . . . .    $  17,500
Printing  and  Engraving  Expenses . . . . .    $  10,000
Accounting  Fees  and  Expenses. . . . . . .    $   5,000
Other. . . . . . . . . . . . . . . . . . . .    $   4,900

     TOTAL . . . . . . . . . . . . . . . . .    $ 102,000
     =====                                      =========

ITEM  14.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     Section 145 of the Delaware General Corporation Law permits us to indemnify our directors, officers, employees and agents against actual and reasonable expenses (including attorneys' fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on behalf of us, and against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by him in connection with any such action, suit or proceeding, if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and (ii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to us.

     Article FIFTH of our restated certificate of incorporation provides that we shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party to any action, suit or proceeding by reason of the fact that he is or was, or has agreed to become a director or officer of PixTech. The indemnification provided for in Article FIFTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of shareholders or directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of these persons. Article FIFTH also permits the board of directors to authorize the grant of indemnification rights to our other employees and agents and these rights may be equivalent to, or greater or less than, those set forth in Article FIFTH.

     Article V, Section 1 of our restated by-laws provides that we shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by these persons in any such capacity.

     We have entered into indemnification agreements with each of our directors and have obtained insurance covering our officers and directors against certain losses and insuring us against certain of its obligations to indemnify its directors and officers.

     Pursuant to the Delaware General Corporation Law, Article FIFTH of our restated certificate of incorporation eliminates a director's personal liability for monetary damages to us and our shareholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director's duty of loyalty to us or our shareholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

     We believe that courts in Europe and the U.S. may have jurisdiction in an action against us, our directors or officers. Such jurisdiction will be delivered by the laws of the jurisdiction in effect at that time.

                                  PIXTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)


ITEM  15  RECENT  SALE  OF  UNREGISTERED  SECURITIES.

     Since May 1998, we have sold and issued the following unregistered securities:

     On December 22, 1998, we sold 367,269 shares of our series E preferred stock to certain investors at a price of approximately $22.53 per share and an aggregate offering price of $8,275,000. In addition, on December 22, 1998, we sold 222,222 shares of our common stock to certain investor at a price of approximately $2.25 per share and an aggregate offering price of $500,000.

     In January 1999, we sold 150,000 shares of common stock in a private placement at a price of $2.35 per share, resulting in net proceeds of $352,000.

     In May 1999, we issued 7,133,562 shares of common stock and a warrant to purchase 310,000 shares of our common stock to Micron Technology, Inc. in a private placement, in consideration of the acquisition of assets from Micron Technology, Inc. for $17.9 million, including cash for $4.4 million and the assumption of certain liabilities in the amount of $2.9 million. The warrant may be exercised until May 19, 2001, and has an exercise price of $2.25313 per share.

     In October 1999, we issued 12,427,146 shares of common stock to Unipac Optoelectronics Corporation in a private placement at a price of $1.60938 per share, resulting in net proceeds of $20,000,000.

     In April 2000, we issued 9,320,359 to United Microelectronics Corporation in a private placement at a price of $1.60938 per share, resulting in net proceeds of $15,000,000.

     On August 9, 1999, we entered into the equity line agreement with Kingsbridge, pursuant to which we may issue and sell, from time to time, shares of its common stock for cash consideration up to an aggregate of $15 million. Pursuant to the requirements of the equity line agreement, we have filed this registration statement in order to permit the investor to resell to the public any shares that it acquires pursuant to the equity line agreement. Commencing the date this registration statement was declared effective by the Securities and Exchange Commission and continuing for a period of 24 months thereafter, PixTech may from time to time at its sole discretion, and subject to certain restrictions set forth in the equity line agreement, sell, or put, shares of its common stock to the investor at a price equal to 88-90 percent of the then current average market price of our common stock, as determined under the equity line agreement. Puts can be made every 20 trading days in amounts ranging from a minimum of $125,000 to a maximum of $1,300,000, depending on the trading volume and the market price of the common stock at the time of each put. To date, we have put a total of 2,628,104 shares of our common stock to Kingsbridge.

     In conjunction with the equity line agreement, in August 1999, we issued to Kingsbridge a warrant which entitles the holder to purchase 100,000 shares of our common stock at a price of $2.30 per share. The warrant is exercisable at any time ending in February, 2003. The warrant contains provisions that protect against dilution by adjustment of the exercise price and the number of shares issuable there under upon the occurrence of certain events, such as a merger, stock split or reverse stock split, stock dividend or recapitalization. The exercise price of the warrant is payable either (i) in cash or (ii) by a "cashless exercise", in which that number of shares of common stock underlying the warrant having a fair market value at the time of exercise equal to the aggregate exercise price are cancelled as payment of the exercise price.

                                  PIXTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)


     No underwriter was engaged in connection with the foregoing issuance of securities. The above described issuances of common stock, series E preferred stock, and warrants to purchase common stock were made in reliance upon Section 4(2) of the Securities Act as transactions not involving any public offering and Regulations D and S promulgated under it. We have reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning our operations and financial conditions, and all of those individuals were acquiring the shares for investment and not with a view to the distribution thereof. At the time of issuance, all of the foregoing shares of common stock (other than those shares issued to Kingsbridge pursuant to the equity line agreement) and series E preferred stock were deemed to be restricted securities for purposes of the Act and the certificates representing these securities bore legends to that effect.

                                  PIXTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)


     ITEM  16.  EXHIBITS.

EXHIBIT  INDEX

NUMBER     DESCRIPTION


2.1 Acquisition agreement between Micron Technology, Inc. and the Registrant dated March 19, 1999. Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1999 and incorporated herein by reference.

2.2 Amendment Number 1 to Acquisition agreement between Micron Technology, Inc. and the Registrant dated April 23, 1999. Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1999 and incorporated herein by reference.

2.3 Amendment Number 2 to Acquisition agreement between Micron Technology, Inc. and the Registrant dated May 17, 1999. Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1999 and incorporated herein by reference.

3.1 Restated Certificate of Incorporation of Registrant. Filed as Exhibit to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

3.2 Restated By-Laws of Registrant. Filed as Exhibit 3.4 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

3.3 Certificate of Designations of PixTech, Inc. Filed as Exhibit 2.1 to the PixTech, Inc. Current Report on Form 8-K filed January 7, 1999 and incorporated herein by reference.

3.4 Certificate of Amendment of Restated Certificate of Incorporation of Registrant. Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-Q/A for the fiscal quarter ended June 30, 1999 filed with the Commission on August 24, 1999 and incorporated herein by reference.

3.5 Certificate of Amendment of Restated Certificate of Incorporation of Registrant, dated January 18, 2000. Filed as an exhibit with the same number to the PixTech, Inc. Annual Report on Form 10-K for the year ended December 31, 1999 filed with the commission on March 28, 2000 and incorporated herein by reference.

4.1 Specimen certificate for shares of Common stock of the Registrant. Filed as an exhibit with the same number to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

4.2 Warrant to purchase 310,000 shares of Common stock of the Registrant issued to Micron Technology, Inc. Filed as Exhibit 3 to Micron Technology, Inc.'s Schedule 13D filed with the Commission on May 28, 1999 and incorporated herein by reference.

4.3 Warrant to purchase 100,000 shares of Common stock of the Registrant issued to Kingsbridge Capital Limited. Filed as Exhibit 4.7 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 333-87001) and incorporated herein by reference.

5.1 Opinion of Palmer & Dodge LLP as to the legality of the securities being registered hereunder. Filed as Exhibit 5.1 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 333-87001) and incorporated herein by reference.

10.1 License agreement in the Field of Flat Microtip Screens dated as of September 17, 1992 between the Registrant and the Commissariat a l'Energie Atomique, as amended. Filed as Exhibit 10.1 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference. English translation filed. Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.2 Research and Development agreement in the Field of Flat Microtip Screens dated September 17, 1992 between the Registrant and the Commissariat a l'Energie Atomique. Filed as Exhibit 10.2 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference. English translation filed. Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.3 Cooperation and license agreement dated June 29, 1993 between the Registrant and Texas Instruments Incorporated. Filed as Exhibit 10.3 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference. Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

                                  PIXTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)

NUMBER    DESCRIPTION

10.4 Cooperation and license agreement dated November 27, 1993 between the Registrant and Futaba Corporation. Filed as Exhibit 10.4 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference. Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.5 License agreement dated November 27, 1993 between the Registrant and Futaba Corporation. Filed as Exhibit 10.5 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference. Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.6 Cooperation and license agreement dated June 1, 1994 between the Registrant and Raytheon Company. Filed as Exhibit 10.6 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference. Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.7 ESPRIT Project: 8730 Active Interest for Multimedia with Field emission display dated December 1, 1993 among the Registrant and other project participants. Filed as Exhibit 10.7 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

10.8 Master Lease agreement dated December 12, 1994 between COMDISCO France S.A. and PixTech France. Filed as Exhibit 10.8 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

10.9 Purchase agreement dated December 23, 1994 between COMDISCO France S.A. and PixTech France. Filed as Exhibit 10.9 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

10.10 Guarantee dated November 29, 1994 between the Registrant and COMDISCO. Filed as Exhibit 10.10 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

10.11 Leaseback agreement dated April 5, 1995 between COMDISCO France S.A. and PixTech France. Filed as Exhibit 10.11 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

10.12 Contract between L'Agence Nationale de Valorisation de la Recherche and PixTech France dated March 3, 1993. Filed as Exhibit 10.12 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference. English translation filed.

10.13 Amended and Restated 1993 Stock Option Plan. Filed as an appendix to PixTech's definitive proxy statement filed with the commission on March 28, 2000.

10.14 1995 Director Stock Option Plan. Filed as Exhibit 10.15 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

10.15 1995 Employee Stock Purchase Plan. Filed as Exhibit 10.16 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

10.16 Real Estate agreement between PixTech France and IBM France dated February 15, 1994 for space located in Montpellier, France. Filed as
          Exhibit 10.18 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference. English translation filed.

10.17 Agreement of State Support of Technical Development and Research dated December 30, 1994 between PixTech France and the Ministry of Industry, Postal Services and Telecommunications and Foreign Trade. Filed as
          Exhibit 10.19 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference. English translation filed. Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.18 Form of Indemnification agreement between the Registrant and each of its directors. Filed as Exhibit 10.20 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

                                  PIXTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)


NUMBER     DESCRIPTION

10.19 Cooperation and license agreement dated as of June 12, 1995 between the Registrant and Motorola, Inc. Filed as Exhibit 10.21 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference. Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.20 Lease dated as of March 1, 1996, between the Registrant, as Lessee, and Frank Deverse as Lessor. Filed as Exhibit 10.23 to the PixTech, Inc. Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference.

10.21 Termination agreement dated July 15, 1996 between the Registrant and Texas Instrument Incorporated. Filed as Exhibit 10 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended June 30, 1996 and incorporated herein by reference. Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Act of 1934, as amended.

10.22 Amendment No. 1 dated February 6, 1997, to the Cooperation and license agreement between the Registrant and Motorola. Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Act of 1934, as amended.

10.23 Foundry agreement between PixTech, S.A. and Unipac Optoelectronics Corporation dated May 22, 1997. Filed as Exhibit 10.29 to the PixTech, Inc. Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference.

10.24 Distribution and Financing agreement between Sumitomo Corporation, PixTech Inc. and PixTech S.A. dated as of July 21, 1997. Filed as
          Exhibit 10.30 to the PixTech, Inc. Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference.

10.25 Cross-Licensing Period Extension between Raytheon Company and Pixel International, S.A. (now PixTech S.A.) dated as of September 4, 1997. Filed as Exhibit 10.31 to the PixTech, Inc. Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference.


10.26 Amendment No 14 to the license agreement on the Microtips Display between PixTech, Inc. and the Commissariat a l'Energie Atomique. Filed as Exhibit 10.32 to the PixTech, Inc. Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference.

10.27 License agreement, dated March 16, 1998, between the Registrant and Coloray Display Corporation. Filed as Exhibit 10.1 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1998 and incorporated herein by reference.

10.28 Employment agreement of Jean-Luc Grand-Clement dated January 19, 1999. Filed as Exhibit 10.38 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1999 and incorporated herein by reference.

10.29 Employment agreement of Michel Garcia dated September 9, 1992. Filed as Exhibit 10.39 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1999 and incorporated herein by reference.

10.30 Employment agreement of Jean-Jacques Louart dated April 7, 1997. Filed as Exhibit 10.40 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1999 and incorporated herein by reference.

10.31 Lease agreement, dated as of May 19, 1999, between the Registrant and Micron Technology, Inc. Filed as Exhibit 10.44 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended June 30, 1999 and incorporated herein by reference.

10.32     Employment  agreement  of James J. Cathey dated May 20, 1999. Filed as
          Exhibit 10.45 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended June 30, 1999 and incorporated herein by reference.

10.33 Patent cross license agreement dated May 19, 1999 between the Registrant and Micron Technology, Inc. Filed as Exhibit 10.46 to the PixTech, Inc. Form 10-Q/A for the fiscal quarter ended June 30, 1999 filed with the Commission on August 24, 1999 and incorporated herein by reference.

10.34 Investor Rights agreement dated as of May 19, 1999 between the Registrant and Micron Technology, Inc. Filed as Exhibit 2 to Micron Technology, Inc.'s Schedule 13D filed with the Commission on May 28, 1999 and incorporated herein by reference.

10.35 Private Equity Line agreement by and between Kingsbridge Capital Limited and PixTech, Inc. dated as of August 9, 1999. Filed as Exhibit
          10.48 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 333- 87001) and incorporated herein by reference.

                                  PIXTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)


NUMBER     DESCRIPTION

10.36 Registration Rights agreement dated as of August 9, 1999 by and between PixTech, Inc. and Kingsbridge Capital Limited. Filed as
          Exhibit 10.49 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 333- 87001) and incorporated herein by reference.

10.37 Common stock Purchase Agreement by and between PixTech, Inc. Unipac Optoelectronics Corporation dated as of October 6, 1999. Filed as
          Exhibit 10.50 to the PixTech, Inc. Current Report on form 8-K filed on October 28, 1999 and incorporated herein by reference.

10.38 Employment Agreement of Dieter Mezger dated February 2nd, 2000. Filed as Exhibit 10.51 to the PixTech, Inc. Annual Report on Form 10-K for the year ended December 31, 1999 filed with the commission on March
          28,  2000  and  incorporated  herein  by  reference.

10.39 Amendment, dated February 29, 2000, to Common stock Purchase Agreement by and between PixTech, Inc. and Unipac Optoelectronics Corporation dated as of October 6, 1999. Filed as Exhibit 2.1 to the PixTech, Inc. Current Report on Form 8-K filed on May 8, 2000 and incorporated herein by reference.

21.1 Subsidiaries of the Registrant. Filed as an exhibit with the same number to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

23.1      Consent  of  Ernst  &  Young.  Filed  herewith.

23.2      Consent  of  Palmer  &  Dodge.  Included  in  Exhibit  5.1.

                                  PIXTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)


ITEM  17.  UNDERTAKINGS.

(a)  The  undersigned  registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  PIXTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, we certify that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-87001, to be signed on its behalf by the undersigned, thereunto duly authorized on this 23rd day of May, 2001.

     PIXTECH,  INC


                             ------------------------------------------------
                             Dieter  Mezger
                             President  and  Chief  Executive  Officer,

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                 Title                                     Date
---------                 -----                                     ----

____________________     President  and Chief Executive Officer     May 23, 2001
Dieter  Mezger           (Principal  Executive  Officer)  and
                         Director

_____________________    Chairman  of  the  Board                   May 23, 2001
Jean-Luc Grand-Clement

____________________     Chief  Financial  Officer  (Principal      May 23, 2001
Marie  Boem              Financial  and  Accounting  Officer)

_______________________  Director                                   May 23, 2001
Bruce  Gnade

_________________        Director                                   May 23, 2001
Ronald  J.  Ritchie

____________________     Director                                   May 23, 2001
Andre  Borrel